Title of Each Class of Securities Offered	Maximum Aggregate Offering Prince	Amount of Registration Fee(1)(2)
Common Shares	$1,667,500,000	$193,764

(1)	The filing fee of $193,764 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(p) under the Securities Act, this amount is being offset in its entirety by the previously paid and unused registration fee in the amount of $6,016,185.01, including fees in the amount of $2,576,000 paid in connection with the filing of Schedule TO-T (File No. 005-40724), associated with a registration statement on Form S-4 (File no. 333-196856), initially filed with the Securities and Exchange Commission by the registrant on June 18, 2014 and which was requested to be withdrawn pursuant to Rule 477 under the Securities Act on November 19, 2014.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189192

Prospectus supplement

(To Prospectus dated June 10, 2013)

$1,449,999,968

Common Shares

We are offering $1.45 billion of common shares (the “Common Shares”) of Valeant Pharmaceuticals International, Inc. (the “Company”) (the “Firm Shares”) in connection with the tender offer (as it may be amended or extended, the “Tender Offer”) by a wholly owned subsidiary of the Company for the outstanding shares of common stock, par value $0.001 per share, of Salix Pharmaceuticals, Ltd. (“Salix”) which is being made pursuant to the Agreement and Plan of Merger, dated February 20, 2015 (as amended on March 16, 2015 and as may be further amended, the “Merger Agreement”), among Valeant Pharmaceuticals International, Sun Merger Sub, Inc., Salix and, for the limited purposes set forth therein, the Company.

Our Common Shares are traded on the New York Stock Exchange (the “NYSE”) and on the Toronto Stock Exchange (the “TSX”) under the symbol “VRX.” On March 17, 2015, the last reported sale price of our Common Shares was $200.73 per share on the NYSE and Cdn$256.28 per share on the TSX.

We will receive all of the net proceeds of the offering.

Investing in our Common Shares involves certain risks. See “Risk Factors” beginning on page S-23 of this prospectus supplement to read about important factors you should consider before investing in our Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Although the Common Shares have been registered under the U.S. Securities Act of 1933, as amended, the Common Shares have not been qualified for distribution by prospectus under the securities laws of any province or territory of Canada, and sales of the Common Shares outside Canada are being made pursuant to an exemption from the prospectus requirements of Canadian securities laws. Investors seeking to purchase Common Shares will be required to deliver a signed representation letter. See “Requirements of the Offering” beginning on page S-iv of this prospectus supplement.

	Per Share	Total(1)
Public offering price	$199.00	$1,449,999,968
Underwriting discounts and commissions	$2.23875	$16,312,500
Proceeds, before expenses, to us	$196.76125	$1,433,687,468
(1)	Assuming the underwriters do not exercise their option to purchase additional shares.

We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase additional Common Shares (the “Additional Shares”, together with the Firm Shares, the “Offered Shares”), equal to up to 15% of the Common Shares initially sold by us, at the public offering price, less underwriting discounts and commissions. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $18,759,373 and the net proceeds, before expenses, to us will be $1,648,740,431.

It is expected that delivery of the Offered Shares will be made against payment therefor on or about March 27, 2015 which is the eighth business day following the date hereof (such settlement cycle being referred to as “T+8”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Offered Shares prior to the delivery thereof will be required, prior to the delivery of the Offered Shares hereunder, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Offered Shares who wish to trade the Offered Shares prior to their date of delivery should consult their own advisors.

Sole Book-Running Manager

Deutsche Bank Securities

Co-Managers

HSBC	MUFG	DNB Markets

Barclays	Morgan Stanley	RBC Capital Markets	SunTrust Robinson Humphrey

The date of this prospectus supplement is March 17, 2015.

This prospectus supplement should be read in conjunction with the accompanying prospectus. You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference. Neither we nor any underwriter has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter is making an offer to sell our Common Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date hereof.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated June 10, 2013, which is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-189192), which we refer to as the Registration Statement, that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf process, we may from time to time sell an indeterminate number of shares described in the accompanying prospectus in one or more offerings.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also supplements, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the section entitled “Available Information and Incorporation by Reference.”

Unless the context otherwise requires, the “Company,” “we,” “us,” and “our” refer, collectively, to Valeant Pharmaceuticals International, Inc. and its subsidiaries, and the term “Valeant” refers to Valeant Pharmaceuticals International, the Company’s wholly owned subsidiary.

On February 20, 2015, Valeant, Sun Merger Sub, Inc., a wholly owned subsidiary of Valeant (“Merger Sub”), Salix Pharmaceuticals, Ltd. (“Salix”) and, for the limited purposes set forth therein, the Company entered into an Agreement and Plan of Merger (as amended on March 16, 2015 and as may be further amended, the “Merger Agreement”). The Merger Agreement provides for Merger Sub to commence a tender offer (as it may be amended or extended, the “Tender Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of Salix (the “Salix Shares”) and, following the acceptance for payment of Salix Shares pursuant to the Tender Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into Salix (the “Merger” and, together with the Tender Offer, the “Acquisition”), with Salix continuing as the surviving corporation. See “The Merger Transactions.” We refer to the Acquisition and the related transactions, including the borrowing of the Incremental Term Loans (as defined below), the issuance and sale of the Acquisition Senior Notes and the repayment or redemption of certain existing indebtedness of Salix, as the “Transactions.”

S-ii

Unless otherwise indicated or the context otherwise requires, information included or incorporated by reference in this prospectus supplement with respect to the Company and Salix describes each of such entities as a stand-alone business prior to giving effect to the Acquisition.

All references in this prospectus supplement to “$” are to United States dollars and all references to “€” are to euros.

Non-GAAP Financial Measures

This prospectus supplement contains references to EBITDA, adjusted EBITDA and pro forma adjusted EBITDA. These are supplemental measures of our performance that are not required by, or presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The GAAP measure most directly comparable to EBITDA, adjusted EBITDA and pro forma adjusted EBITDA is net income (loss). We believe that these measures may provide additional information about our ability to meet our future debt service, capital expenditures and working capital. These measures should not be considered in isolation or as a substitute for or superior to net income or any other measure of financial performance presented in accordance with GAAP or as a measure of our profitability or liquidity. Because these measures exclude some, but not all, items that affect net income, these measures may not be comparable to similarly titled measures of other companies. See “Summary—Valeant Summary Historical Consolidated Financial Information” for a quantitative reconciliation of these measures to net income (loss).

S-iii

REQUIREMENTS OF THE OFFERING

The Common Shares have not been and will not be qualified for sale to the public by prospectus under applicable securities laws in Canada and may not be offered or sold in any province or territory of Canada or to a resident of Canada. Any offer and sale of the Common Shares in the United States or any jurisdiction outside of Canada will be made on a basis which is exempt from the prospectus requirements of Canadian securities laws. Specifically, each purchaser of Common Shares must qualify as an “accredited investor” within the meaning of National Instrument 45-106 – Prospectus and Registration Exemptions (“NI 45-106”) of the Canadian Securities Administrators and otherwise be eligible to acquire the Common Shares pursuant to an exemption from the prospectus requirements of the Securities Act (Quebec) (the “Quebec Securities Act”).

In order to purchase Common Shares, each purchaser will be required to deliver a signed purchaser’s letter in which it will be required to, among other things, represent to the Company and the underwriters and agree, and it will be deemed to have represented to the Company and the underwriters and agreed, that:

(a) it is and on the closing date of the offering will be an “accredited investor” as that term is defined in Canadian National Instrument 45-106 – Prospectus and Registration Exemptions, which includes, among other things: (i) a person, other than an individual or investment fund, that has net assets of at least Cdn. $5 million as shown on its most recently prepared financial statements, that was not created and is not being used solely to purchase or hold securities as an “accredited investor”; (ii) a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of any jurisdiction; (iii) a bank or other financial institution; (iv) a securities dealer or adviser that is registered in any jurisdiction; (v) a pension fund that is regulated by a regulatory authority; (vi) any national, federal, state, provincial, territorial or municipal government of or in any jurisdiction, or any agency of that government; or (vii) an entity all of the owners of interests in which, direct, indirect or beneficial, are persons that are accredited investors; and it further represents and agrees that it is purchasing the Shares as principal for its own account or an account with respect to which it exercises sole investment discretion;

(b) no representation, warranty, undertaking (express or implied) will be made and no responsibilities or liabilities of any kind or nature whatsoever will be accepted by the underwriters or their affiliates or their respective directors, officers, employees, agents and representatives as to whether all information concerning the Company that is required to be disclosed or filed by the Company under the Securities Act (Quebec) or the securities laws of any other province or territory of Canada (“Canadian Securities Laws”) has been so disclosed or filed;

(c) it acknowledges that the Common Shares have not been qualified for distribution under the Canadian Securities Laws;

(d) it covenants and agrees that it will not resell or otherwise transfer any of such shares through the facilities of the Toronto Stock Exchange or otherwise resell such shares to any person located or resident in any province or territory of Canada;

(e) it acknowledges that its name and other specified information, including the number of Common Shares it has purchased and price paid, may be disclosed to Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian securities laws. It acknowledges that such information is being collected indirectly by applicable Canadian securities regulatory authorities under the authority granted to them under Canadian securities legislation, and is being collected for the purposes of the administration and

S-iv

enforcement of the applicable Canadian securities legislation. Further, it acknowledges that by purchasing Common Shares, the purchaser shall be deemed to have authorized such indirect collection of personal information by the relevant Canadian securities regulatory authorities. Questions about such indirect collection of information by a Canadian securities regulatory authority should be directed to the Autorité des marchés financiers in Quebec as outlined in Form 45 106F1 - Reports of Exempt Distribution;

(f) it is not, and on the closing date of the offering it will not be, located or resident in any province or territory of Canada and was not offered the Common Shares in Canada; at the time its purchase order originated the purchaser was outside Canada, it did not and will not execute or deliver this purchaser’s letter or any documents relating to the purchase of its shares in Canada, is not purchasing the Common Shares on behalf of a person in Canada (except in the case of a purchaser that is an account manager acting with sole discretion to acquire the Common Shares for an account located outside of Canada of which the beneficial owner is located or resident in Canada, but which beneficial owner has not participated in any way in the decision to purchase the Common Shares), and confirms that no act, solicitation, conduct or negotiation directly or indirectly in furtherance of the purchase of the purchaser’s Common Shares has occurred or will occur in Canada;

(g) it acknowledges that the Company, the underwriters and others (including its legal counsel) will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations or agreements deemed to have been made by its purchase of the Common Shares are no longer accurate, it shall promptly notify the Company and the underwriters. If it is acquiring the Common Shares as a fiduciary or agent for one or more investor accounts, it represents that it has full power and authority to make the foregoing acknowledgments, representations, and agreements on behalf of each account or that it has sole investment discretion with respect to each such account; and

(h) it is acquiring the Common Shares with investment intent, and not for the purpose of immediate resale or distribution, provided that by making this representation it does not represent that it will hold any of the Common Shares for a minimum or other specific time.

v

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), and the Company files these documents with the Canadian Securities Administrators (the “CSA”). You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including the Company, who file electronically with the SEC. The address of that site is www.sec.gov. The Company files continuous and timely disclosure reports and other information under the CSA’s System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

In this prospectus supplement, we “incorporate by reference” certain information filed with the SEC, which means that important information can be disclosed to you by referring to these documents.

This prospectus supplement incorporates by reference the documents listed below that the Company has previously filed with the SEC. These documents contain important information about the Company, its financial condition or other matters.

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 25, 2015;

•

Current Reports on Form 8-K, filed on January 13, 2015, January 15, 2015, January 30, 2015, February 23, 2015, March 9, 2015, March 13, 2015 and March 16, 2015 (other than documents or portions of these documents deemed to be furnished rather than filed); and

•	Definitive Proxy Statement on Schedule 14A, filed on April 22, 2014 (other than portions thereof deemed to be furnished rather than filed).

In addition, the Company incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before completion of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as proxy statements. Such documents are considered to be a part of this prospectus supplement, effective as of the date such documents are filed. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, is furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this prospectus supplement.

You can obtain any of these documents from the SEC through the SEC’s website at www.sec.gov. In addition, you can obtain any of these documents from the CSA through SEDAR at www.sedar.com. We will also provide you with copies of these documents, without charge, upon written or oral request to:

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada H7L 4A8

Attn: Investor Relations

Telephone: (949) 461 6002

In the event of conflicting information in this prospectus supplement in comparison to any document incorporated by reference into this prospectus supplement, or among documents incorporated by reference, the information in the latest filed document controls.

S-vi

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (or forward-looking information within the meaning of the CSA’s National Instrument 51-102 Continuous Disclosure Obligations) with respect to, among other things, the anticipated use of proceeds of this offering, the timing of the Acquisition (as defined below), the expected benefits of the Acquisition and other transactions, such as cost savings, operating synergies and growth potential of the Company; our business strategy, business plans and prospects, product pipeline, prospective products or product approvals, future performance or results of current and anticipated products; exposure to foreign currency exchange rate changes and interest rate changes; the outcome of contingencies, such as certain litigation and regulatory proceedings; general market conditions; and our expectation regarding our financial performance, including revenues, expenses, gross margins, liquidity and income taxes (collectively, “forward-looking statements”).

Forward-looking statements can generally be identified by the use of words such as “believe”, “anticipate”, “expect”, “intend”, “estimate”, “plan”, “continue”, “will”, “may”, “could”, “would”, “target”, “potential”, “forecast”, “project”, “should” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Such forward-looking statements are found at various places throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and all such statements are qualified by these cautionary statements. Although we believe that the expectations reflected in such forward-looking statements made by us are reasonable, all forward-looking statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause our actual results to differ materially from these expectations include, among other things, the following:

•	the challenges and difficulties associated with managing the rapid growth of our company and a large, complex business;

•	our ability to retain, motivate and recruit executives and other key employees;

•	the introduction of products that compete against our products (or Salix’s products) that do not have patent or data exclusivity rights;

•

our ability to compete against companies that are larger and have greater financial, technical and human resources than we do, as well as other competitive factors, such as technological advances achieved, patents obtained and new products introduced by our competitors;

•	our ability to identify, finance, acquire, close and integrate acquisition targets successfully and on a timely basis;

•

factors relating to the acquisition and integration of the companies, businesses and products acquired by us, such as the time and resources required to integrate such companies, businesses and products, the difficulties associated with such integrations (including potential disruptions in sales activities and potential challenges with information technology systems integrations), the difficulties and challenges associated with entering into new business areas and new geographic markets, the difficulties, challenges and costs associated with managing and integrating new facilities, equipment and other assets, and the achievement of the anticipated benefits from such integrations, as well as risks associated with the acquired companies, businesses and products;

•	factors relating to our ability to achieve all of the estimated synergies from our acquisitions as a result of cost-rationalization and integration initiatives. These factors may include greater than

S-vii

expected operating costs, the difficulty in eliminating certain duplicative costs, facilities and functions, and the outcome of many operational and strategic decisions, some of which have not yet been made;

•

factors relating to our proposed acquisition of Salix, including our ability to consummate such transaction on a timely basis, if at all; the impact of substantial additional debt on our financial condition and results of operations; our ability to effectively and timely integrate the operations of the Company and Salix; our ability to achieve the estimated synergies from this proposed transaction; and, once integrated, the effects of such business combination on our future financial condition, operating results, strategy and plans;

•	the ability to reduce wholesaler inventory levels of certain of Salix’s products and the timing of such reduction;

•	our ability to secure and maintain third-party research, development, manufacturing, marketing or distribution arrangements;

•	our eligibility for benefits under tax treaties and the continued availability of low effective tax rates for the business profits of certain of our subsidiaries;

•	our substantial debt and debt service obligations and their impact on our financial condition and results of operations;

•

our future cash flow, our ability to service and repay our existing debt, our ability to raise additional funds, if needed, and any restrictions that are or may be imposed as a result of our current and future indebtedness, in light of our current and projected levels of operations, acquisition activity and general economic conditions;

•	any downgrade by rating agencies in our corporate credit ratings, which may impact, among other things, our ability to raise additional debt capital and implement elements of our growth strategy;

•	interest rate risks associated with our floating rate debt borrowings;

•

the risks associated with the international scope of our operations, including our presence in emerging markets and the challenges we face when entering new geographic markets (including the challenges created by new and different regulatory regimes in such countries;

•

adverse global economic conditions and credit market and foreign currency exchange uncertainty in the countries in which we do business (such as the recent instability in Russia, Ukraine and the Middle East);

•

economic factors over which we have no control, including changes in inflation, interest rates, foreign currency rates, and the potential effect of such factors on revenues, expenses and resulting margins;

•	the introduction of generic competitors of our brand products (or Salix’s products);

•	the ability to obtain and maintain sufficient intellectual property rights over our products (or Salix’s products) and defend against challenges to such intellectual property;

•	the outcome of legal proceedings, arbitrations, investigations and regulatory proceedings;

•

the risk that our products (or Salix’s products) could cause, or be alleged to cause, personal injury and adverse effects, leading to potential lawsuits, product liability claims and damages and/or withdrawals of products from the market;

•

the availability of and our ability to obtain and maintain adequate insurance coverage and/or our ability to cover or insure against the total amount of the claims and liabilities we face, whether through third party insurance or self-insurance;

S-viii

•

the difficulty in predicting the expense, timing and outcome within our legal and regulatory environment, including with respect to approvals by the U.S. Food and Drug Administration (the “FDA”), Health Canada and similar agencies in other countries (such as the approval by the FDA of Salix’s Xifaxan® product for the indication of the treatment of irritable bowel syndrome with diarrhea (“IBS-D”)), legal and regulatory proceedings and settlements thereof, the protection afforded by our and Salix’s patents and other intellectual and proprietary property, successful generic challenges to our products (or Salix’s products) and infringement or alleged infringement of the intellectual property of others;

•	the results of continuing safety and efficacy studies by industry and government agencies;

•

the availability and extent to which our products (or Salix’s products) are reimbursed by government authorities and other third party payors, as well as the impact of obtaining or maintaining such reimbursement on the price of our products (or Salix’s products);

•

the inclusion of our products (or Salix’s products) on formularies or our ability to achieve favorable formulary status, as well as the impact on the price of our products (or Salix’s products) in connection therewith;

•	the impact of price control restrictions on our products (or Salix’s products), including the risk of mandated price reductions;

•

the success of preclinical and clinical trials for our or Salix’s drug development pipeline or delays in clinical trials that adversely impact the timely commercialization of our pipeline products (or Salix’s pipeline products), as well as factors impacting the commercial success of our currently marketed products, which could lead to material impairment charges;

•

the results of management reviews of our research and development portfolio, conducted periodically and in connection with certain acquisitions (including as may be conducted in connection with the Acquisition), the decisions from which could result in terminations of specific projects which, in turn, could lead to material impairment charges;

•	negative publicity or reputational harm to our or Salix’s products and business;

•

the uncertainties associated with the acquisition and launch of new products, including, but not limited to, the acceptance and demand for new pharmaceutical products, and the impact of competitive products and pricing;

•	the ability to obtain components, raw materials or finished products supplied by third parties and other manufacturing and related supply difficulties, interruptions and delays;

•	the disruption of delivery of our products (or Salix’s products) and the routine flow of manufactured goods;

•	the seasonality of sales of certain of our products;

•	our ability to grow organically;

•	declines in the pricing and sales volume of certain of our products (or Salix’s products) that are distributed or marketed by third parties, over which we have no or limited control;

•

compliance with, or the failure to comply with, health care “fraud and abuse” laws and other extensive regulation of our marketing, promotional and pricing practices, worldwide anti-bribery laws (including the U.S. Foreign Corrupt Practices Act), worldwide environmental laws and regulation and privacy and security regulations;

•	the impacts of the Patient Protection and Affordable Care Act (as amended) and other legislative and regulatory healthcare reforms in the countries in which we operate;

•	interruptions, breakdowns or breaches in our information technology systems; and

S-ix

•	other risks detailed from time to time in our filings with the SEC and the CSA, as well as our ability to anticipate and manage the risks associated with the foregoing.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. These important factors also include those set forth under “Risk Factors” in this prospectus supplement.

Investors are cautioned that any forward-looking statement speaks only as of the date of this prospectus supplement or, if such statement is included in a document incorporated by reference into this prospectus supplement, as of the date of such other document. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law. We caution further that, as it is not possible to predict or identify all relevant factors that may impact forward-looking statements, the foregoing list should not be considered a complete statement of all potential risks and uncertainties.

S-x

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our Common Shares. You should read this entire prospectus supplement carefully, including the section entitled “Risk Factors,” the accompanying prospectus and the documents that we incorporate by reference into the prospectus supplement and the accompanying prospectus, before making an investment decision. For a more complete description of our business, see the “Business” section of our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference herein. Unless the context otherwise requires, the “Company,” “we,” “us,” and “our” refer, collectively, to Valeant Pharmaceuticals International, Inc. and its subsidiaries.

The Company

We are a multinational, specialty pharmaceutical and medical device company, continued under the laws of the Province of British Columbia, that develops, manufactures and markets a broad range of branded, generic and branded generic pharmaceuticals, over-the-counter (“OTC”) products and medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment, and aesthetics devices). We market our products directly or indirectly in over 100 countries. We are diverse not only in our sources of revenue from our broad drug and medical device portfolio, but also among the therapeutic classes and geographies we serve. Our current product portfolio comprises approximately 1,600 products. For the year ended December 31, 2014, we generated revenue of $8.3 billion.

On February 22, 2015, we announced that we had entered into the Merger Agreement providing for the acquisition of all of the outstanding Salix Shares for $158.00 per share in cash, representing a total enterprise value of approximately $14.5 billion. On March 16, 2015, we announced that we had entered into Amendment No. 1 to the Merger Agreement (the “Amendment”). The Amendment, among other things, increases the offer price to $173.00 per share in cash through April 7, 2015, representing a total enterprise value of approximately $15.8 billion. If all of the conditions to the Tender Offer have not been satisfied or waived by April 8, 2015, the offer price will drop back to $158.00 per share in cash. Salix, headquartered in Raleigh, North Carolina, is a specialty pharmaceutical company dedicated to developing and commercializing prescription drugs and medical devices used in the treatment of a variety of gastrointestinal (“GI”) disorders. Salix has a portfolio of over 20 marketed products related primarily to GI disorders. For the year ended December 31, 2014, Salix generated net product revenue of $1.1 billion.

We have two operating and reportable segments: (1) the Developed Markets segment and (2) the Emerging Markets segment. The following provides a brief overview of these two segments:

Developed Markets

Our Developed Markets segment consists of (i) sales in the U.S. of pharmaceutical products, OTC products and medical devices, as well as alliance and contract service revenues, in the areas of eye health, dermatology and podiatry, aesthetics and dentistry, (ii) sales in the U.S. of pharmaceutical products indicated for the treatment of neurological and other diseases, as well as alliance revenue from the licensing of various products we developed or acquired, and (iii) pharmaceutical products, OTC products and medical devices sold in Canada, Australia, New Zealand, Western Europe and Japan.

Our pharmaceutical products include: Jublia®, a topical anti-fungal for the treatment of toenail fungus; Onexton™, Solodyn®, Acanya® and Ziana®, for the treatment of acne; Lotemax®, for the treatment of post-operative inflammation and pain following cataract surgery; Prolensa®, an ophthalmic non-steroidal anti-inflammatory drug; Wellbutrin XL®, for the treatment of major depressive disorder in adults; and Xenazine®, for the treatment of chorea associated with Huntington’s disease. Our OTC products include: the ocular vitamins Ocuvite® and PreserVision®; ReNu Multiplus®, a contact lens solution; and CeraVe®, a range of OTC products with essential ceramides and other skin-nourishing and skin-moisturizing ingredients. Our medical devices include: Biotrue® ONEday, a daily contact lens; Bausch + Lomb ULTRA®, a silicone hydrogel monthly contact lens; and Victus®, a femtosecond laser for cataract and refractive surgery. We also have a broad portfolio of generic products primarily focused on ophthalmics and dermatology.

Salix will be a business unit in our Developed Markets segment. For a description of Salix’s principal GI products, see “—Proposed Acquisition of Salix.”

Emerging Markets

Our Emerging Markets segment consists of branded generic pharmaceutical products and branded pharmaceuticals, OTC products and medical device products. Products are sold in Central and Eastern Europe (primarily Poland and Russia), Asia, Latin America (Mexico, Brazil and Argentina and exports out of Mexico to other Latin American markets), Africa and the Middle East.

Our branded generics and branded pharmaceuticals business covers a broad range of treatments, including antibiotics, treatments for cardiovascular and neurological diseases, dermatological products, diabetic therapies and eye health products, among others. Our OTC products target areas including eye health, cough and cold, acute respiratory diseases, obesity and vitamin deficiency. Our medical devices include contact lenses, various ophthalmic surgical products and medical device systems for aesthetic applications.

Business Strategy

Our strategy is to focus our business on core geographies and therapeutic classes that offer attractive growth opportunities while maintaining our low selling, general and administrative (“SG&A”) cost structure and decentralized operating model to ensure decisions are made close to the customer.

Within our chosen therapeutic classes and geographies, we primarily focus on durable products which have the potential for strong operating margins and sustainable organic growth. Characteristics of these products may include:

•	They do not rely primarily on patent or regulatory exclusivity;

•	They are largely reimbursed through private insurance or are cash pay, and as a result, are less dependent on government reimbursement which recently has been under pressure;

•	They tend to have established brand names;

•	They tend to have potential for line extensions and life-cycle management programs; and/or

•	They tend to be smaller on an individual basis, and therefore typically are not the focus of larger pharmaceutical companies and provide the benefit of diversification.

Another critical element of our strategy is business development. We have completed numerous transactions to expand our portfolio offering and geographic footprint, including, among others, the acquisition of Bausch & Lomb Holding Incorporated (“Bausch & Lomb”) on August 5, 2013. Through the acquisition of Bausch & Lomb, we became a leading global eye health company, and one of two eye health companies that focus on ophthalmic pharmaceuticals, contact lenses, contact lens care solutions, and ophthalmic surgical products, including intraocular lenses and surgical equipment. Through the acquisition of Salix, we will have a new specialty platform focused primarily on the GI market, which we believe will offer opportunities for both organic and inorganic growth. In order to execute our business development strategy, we have developed financial policies that we believe are consistent with our current ratings.

While we are not currently a party to any significant transactions, other than the Acquisition, we will continue to pursue value added business development opportunities as they arise, and we may enter into such transactions in the future. At any given time we may be evaluating one or more potential opportunities.

The growth of our business is further augmented through our lower-risk, output-focused research and development model, which allows us to advance certain development programs to drive future revenue growth, while minimizing our research and development expense. This is achieved primarily by:

•	sourcing innovation through our internal research and development, as well as through acquisitions and in-licensing;

•	focusing on productivity in order to minimize costs through measures such as leveraging industry overcapacity and outsourcing commodity services;

•	focusing on critical skills and capabilities needed to bring new technologies to the market;

•	pursuing life-cycle management programs for currently marketed products to increase such products’ value during their commercial lives; and

•	acquiring dossiers and registrations for branded generic products, which require limited manufacturing start-up and development activities.

In addition to selective acquisitions, our strategy also involves deploying cash through debt repayments and repurchases, as well as share buybacks.

We believe our strategy will allow us to maximize both the growth rate and profitability of the Company and to enhance shareholder value.

Proposed Acquisition of Salix

On February 20, 2015, we entered into the Merger Agreement providing for the acquisition of all of the outstanding Salix Shares for $158.00 per share in cash, representing a total enterprise value of approximately $14.5 billion. Pursuant to the terms of the Merger Agreement, on March 4, 2015, we commenced the Tender Offer for all of the Salix Shares at a purchase price of $158.00 per share. The Tender Offer is scheduled to expire on April 1, 2015, unless extended in accordance with the terms of the Merger Agreement and applicable law. On March 16, 2015, we announced that we had entered into Amendment No.1 to the Merger Agreement. The Amendment, among other things, increases the offer price to $173.00 per share in cash through April 7, 2015, representing a total enterprise value of approximately $15.8 billion. If all of the conditions to the Tender Offer have not been satisfied or waived by April 8, 2015, the offer price will drop back to $158.00 per share in cash. For further details on the proposed Acquisition, see “—Recent Developments—Proposed Acquisition of Salix.”

Salix is a specialty pharmaceutical company dedicated to developing and commercializing prescription drugs and medical devices used in the treatment of a variety of GI disorders. Salix’s strategy is to in-license or acquire late-stage or marketed therapeutic products, complete any required development and regulatory submission for these products, and commercialize them through a specialty salesforce. Salix’s portfolio of over 20 marketed products related primarily to GI disorders demonstrates its ability to successfully execute this strategy.

Selected products include:

•	Xifaxan 550® (rifaximin) tablets 550 mg, indicated for the reduction in risk of overt hepatic encephalopathy (“HE”) recurrence in patients 18 years of age or older;

•	Xifaxan® (rifaximin) tablets 200 mg, indicated for the treatment of patients 12 years of age and older with travelers’ diarrhea (“TD”) caused by noninvasive strains of Escherichia coli, or E. coli;

•	Apriso® (mesalamine) extended-release capsules, indicated for the maintenance of remission of ulcerative colitis;

•	Uceris® (budesonide MMX) extended release tablets, indicated for the induction of remission in patients with active, mild to moderate ulcerative colitis;

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purgatives comprised of MoviPrep® (polyethylene glycol-salt 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) and OsmoPrep® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) tablets, both indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older;

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Relistor® (methylnaltrexone bromide) subcutaneous injection, indicated for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, and in patients suffering from chronic non-cancer pain, when the response to laxative therapy has not been sufficient;

•	Glumetza® (metformin hydrochloride) extended release tablets, indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus;

•	Ruconest®, a rare disease drug, indicated for the treatment of acute attacks in adult and adolescent patients with hereditary angioedema (“HAE”); and

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other established products including Anusol® and Proctocort®, both indicated for the relief of the inflammatory and pruritic manifestations of corticosteroid-responsive dermatoses, and Colazal®, indicated for the treatment of mildly to moderately active ulcerative colitis in patients five years of age or older.

Salix’s core products have demonstrated strong underlying prescription volume growth. Prescriptions for Xifaxan®, Apriso®, Uceris® and Relistor® increased 17%, 25%, 107% and 15%, respectively, in 2014 compared to 2013, as per SHS PHAST Retail.

Salix’s specialty salesforce calls on gastroenterologists, specializing in gastrointestinal disorders; hepatologists, specializing in liver disease; colorectal surgeons, specializing in disorders of the colon and rectum; endocrinologists, specializing in diagnosing and treating hormone imbalances such as diabetes mellitus; and primary care doctors.

In addition to its marketed products, Salix also has a pipeline that includes a number of late-stage product candidates.

Compound	Condition	Status
Rifaximin	IBS-D	PDUFA date extended to May 27, 2015
Relistor (methylnaltrexone bromide) Oral	Opioid induced constipation (“OIC”) in patients with chronic non-cancer pain, oral	Phase 3
Rifaximin delayed release / extended intestinal release (“EIR”)	Crohn’s disease	Phase 3
Rifaximin soluble solid dispersion (“SSD”) / next generation	Prevention of complications in early decompensated liver disease	Phase 2

Following the successful outcome of a Phase 3 study, Salix has resubmitted a supplemental new drug application (“sNDA”) for the proposed indication of the treatment of irritable bowel syndrome with diarrhea (“IBS-D”) for its Xifaxan 550® (rifaximin) product, which the FDA has accepted for review and assigned a PDUFA date of May 27, 2015 (extended from the initial PDUFA date of February 28, 2015). According to Decision Resources, there are approximately 8 million cases of IBS-D in the United States. IBS-D, which can be characterized by diarrhea, abdominal pain and bloating, is a chronic medical condition that is typically damaging to quality of life and has been undertreated.

Salix is also developing follow-on formulations for its rifaximin product, including a delayed release formulation for GI indications including Crohn’s disease (Salix initiated two Phase 3 trials in 2014) and a SSD formulation designed to prevent complications in patients with early decompensated liver disease (Salix initiated a Phase 2 trial in June 2013). In addition, an oral formulation of Relistor® (methylnaltrexone bromide) is currently in Phase 3 development for OIC for subjects with chronic, non–cancer pain and Salix anticipates submitting the oral formulation NDA (new drug application) in mid-2015.

Transaction Rationale

We believe that the Acquisition will further diversify our existing product portfolio and offer a new strategic platform for both organic and inorganic growth, including through the following:

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New specialty platform for growth in the branded GI market. EvaluatePharma estimates that U.S. branded GI drug sales are expected to grow in excess of a 5.0% compound annual growth rate between 2014 and 2019. Growth is driven by attractive sub-segments, with favorable managed care reimbursement, which target significant patient unmet needs in illnesses which are typically chronic and damaging to quality of life. New treatment approvals are expected in addition to continued patient and physician education and awareness efforts in undertreated indications which is expected to lead to increased diagnosis rates and subsequently a larger number of treated patients.

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Salix’s GI franchise is a leading platform in the GI space with long-dated patent protection. Salix is a leader in and focused on GI disorders. Salix’s market leading GI salesforce was ranked, per IMS, number one in three of the past four years. This specialty salesforce is well positioned to target the concentrated specialist prescriber population. Salix’s largest product, Xifaxan®, is a market leading GI-specific oral antibiotic currently indicated for HE and TD.

Xifaxan® 550 mg has orphan drug exclusivity, granted by the FDA, for HE through March 24, 2017. Salix has 15 patents potentially providing combined protection on the Xifaxan® molecule until 2027 and method of use patent protection for the TD, HE and, if approved, IBS-D indications until 2029. Other key Salix products, including Uceris®, Apriso® and Relistor® Injection, also have potentially long-dated patent protection.

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Strong underlying prescription volume growth in core products. Salix’s GI-focused portfolio has demonstrated strong underlying prescription volume growth in core products. Prescriptions for Xifaxan®, Apriso®, Uceris® and Relistor® increased 17%, 25%, 107% and 15%, respectively, in 2014 compared to 2013, as per SHS PHAST Retail.

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Attractive pipeline. We believe that Salix’s pipeline, which includes a number of late-stage product candidates, fits well with our lower-risk, output-focused research and development model. The current PDUFA date for label-expansion of Xifaxan® 550 into IBS-D (which represents the largest portion of Salix’s IP R&D assets) is May 27, 2015. Follow-on rifaximin formulations are currently in development for Crohn’s disease and complications in early decompensated liver disease. An oral formulation of Relistor® is currently in Phase 3 development for OIC in patients with chronic non-cancer pain and Salix anticipates submitting the oral formulation NDA in mid-2015.

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Significant opportunity to create value through application of the Valeant operating model. We believe there is a significant opportunity to achieve cost synergies, which we estimate to be greater than $500 million annually across the combined company operating expense cost base. Of the estimated synergies, approximately $350 million is expected to be from SG&A, with another approximately $150 million from research and development. These synergies would represent a 13% reduction of SG&A and a 33% reduction in research and development, in each case relative to our estimated combined company costs for 2015. We expect to achieve these synergies within six months on a run-rate basis and expect the cost to achieve such synergies to be approximately 65% of total annual synergies. Salix’s GI portfolio will also provide a platform for us to continue to opportunistically pursue tuck-in acquisitions to add incremental GI products and thus further solidify our position within GI.

Salix Wholesaler Inventory Management Update

On November 6, 2014, Salix management disclosed that wholesaler inventory levels for Xifaxan® 550mg, Apriso®, Glumetza®, and Uceris® were five to nine months rather than the 10 to 12 weeks previously stated on an earnings call on August 7, 2014.

As a result of discrepancies in its wholesaler inventory levels, the Audit Committee of Salix’s Board of Directors conducted an internal investigation of disclosures of inventory amounts in the distribution channel and related issues in press releases, on analyst calls and in Salix’s various SEC filings. That investigation ultimately resulted in Salix restating its audited consolidated financial statements for the year ended December 31, 2013, and its unaudited condensed consolidated financial statements for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. The determination to restate these financial statements was made following the identification of certain errors in Salix’s accounting, which are primarily associated with the timing of recognition of certain revenue, revenue-reducing returns and discounts, and expenses.

On March 2, 2015, Salix provided an update on its progress in reducing wholesaler inventory levels. Based on inventory reports from its principal wholesalers, wholesaler inventory levels for Xifaxan® 550mg and Apriso® were approximately six months, Glumetza® was approximately five months and Uceris® was approximately four months as of December 31, 2014.

We are targeting reducing wholesaler inventory levels of Xifaxan® 550, Apriso®, Glumetza® and Uceris® to two months or less at or before the end of 2015, based on expected future demand for these products. See “Risk Factors—Risks Related to the Company After Completion of the Acquisition” for a discussion of risks associated with Salix’s wholesaler inventory levels, including risks related to our proposed remediation plan as well as risks associated with litigation and regulatory exposure stemming from Salix’s historical disclosures.

Company Highlights

Highly Diversified Across Products, Geographies and Therapeutic Areas

We have an established, diversified portfolio of branded, generic and branded generic pharmaceuticals, OTC products and medical devices with approximately 1,600 products across different therapeutic classes and geographic areas. We market our products directly or indirectly in over 100 countries. We do not rely on any one product to drive our operating performance. For the year ended December 31, 2014, our top 20 products contributed $2.6 billion in revenue representing 33% of our total revenue, and our top 10 products contributed $1.8 billion in revenue representing 22% of our total revenue, with our largest product representing less than 4% of our total revenue. Through the acquisition of Salix, we will diversify into a new specialty platform focused on GI in the United States. Salix has a portfolio of over 20 marketed products primarily related to GI disorders. For the year ended December 31, 2014, our top 20 products, including Salix, would have represented approximately 36% of our total revenue.

We expect, once wholesaler inventory levels are reduced and Salix’s revenues reflect product demand, that approximately 65% of our revenue will be derived from the United States and revenues from our U.S. business will be approximately 30% from neurology & other, dental and generics, approximately 24% from gastrointestinal, approximately 22% from dermatology, approximately 12% from eye health, approximately 8% from consumer and approximately 4% from oncology. We also expect Salix’s largest product, Xifaxan®, will represent less than 10% of our total revenues.

Operating in Attractive Markets

We focus our operations on select high-growth businesses (therapeutic areas and geographies) where the healthcare professional or patient is still the primary decision maker.

Within our chosen therapeutic classes and geographies, we primarily focus on durable products which have the potential for strong operating margins and sustainable organic growth. Characteristics of these products may include:

•	They do not rely primarily on patent or regulatory exclusivity;

•	They are largely reimbursed through private insurance or are cash pay, and as a result, are less dependent on government reimbursement which recently has been under pressure;

•	They tend to have established brand names;

•	They tend to have potential for line extensions and life-cycle management programs; and/or

•	They tend to be smaller on an individual basis, and therefore typically are not the focus of larger pharmaceutical companies and provide the benefit of diversification.

We believe that many of these features characterize a number of our franchises in the United States, including dermatology, eye health, dental and podiatry, as well as our emerging markets businesses.

The acquisition of Salix adds GI, a growing market with attractive sub-segments, which targets significant unmet patient needs. GI patient conditions are often chronic, damaging to quality of life and undertreated. EvaluatePharma estimates that U.S. branded GI drug sales are expected to grow in excess of a 5.0% compound annual growth rate between 2014 and 2019.

Characteristics of Salix’s products portfolio includes a payor mix of approximately 80% private/cash pay and 20% government pay, in-line with the Company’s payor mix. Salix’s prescriber base is concentrated among specialists, thus allowing for a relationship driven sales approach. In addition, Salix has life-cycle management and line extension programs underway for selected products.

Low Cost Operating Structure

We focus our spending on customer facing activities that will enhance long-term relationships and drive revenue growth. Our output-focused research and development model sources innovation both internally as well as through acquisitions and in-licensing, while minimizing costs through measures such as leveraging industry overcapacity and outsourcing commodity services. We believe this approach has contributed to our attractive SG&A cost structure.

Strong Integration Track Record

The current senior management team has a demonstrated track record of identifying and executing transactions in order to drive significant synergies and growth. Since 2008, we have successfully completed over 100 transactions of varying size and complexity. We have extensive experience in successfully integrating acquired companies, as evidenced by our three largest completed transactions to date (Bausch & Lomb ($8.7 billion), Medicis Pharmaceutical Corporation ($2.6 billion) and the Biovail Merger ($2.6 billion)), where we have exceeded our targeted cost synergies in each transaction.

Lower-Risk Research and Development Model with Promising Pipeline

Our research and development efforts have built a strong pipeline of potential products. Key components of our research and development model include:

•	Products developed in our laboratories, or through acquisition or in-licensing

•	Life-cycle management programs

•	Branded generics development

We avoid early-stage research that is more typical at many larger pharmaceutical and specialty pharmaceutical companies. This research and development strategy allows us to progress development programs, while controlling research and development spending.

Our 20 U.S. launches in 2014 demonstrate the success of our approach to research and development. Selected 2014 launches include: Jublia®, a topical anti-fungal for the treatment of toe fungus; Luzu®, a topical anti-fungal for the treatment of interdigital athlete’s foot; Retin-A Micro® 0.08%, for the treatment of acne; and Bausch + Lomb ULTRA®, a silicone hydrogel monthly contact lens. We launched Onexton™, for the treatment of acne, in January 2015.

We continue to progress with key programs in our research and development pipeline, including: Vesneo™ (reduction of intraocular pressure (“IOP”) in patients with glaucoma), IDP-118 (a topical for moderate to severe plaque psoriasis), Lotemax® Gel Next Generation 0.38% (post-operative inflammation and pain) and brimonidine tartrate (ocular redness reliever).

Salix will augment our strong pipeline with a number of late stage pipeline and near-term launch products, including Uceris® Foam (approved in October 2014), its Xifaxan®/rifaximin pipeline products for IBS-D, Crohn’s disease (EIR) and complications in early decompensated liver disease (SSD) and Relistor® Oral.

Experienced Management Team

We have built a strong management team and a deep bench with substantial industry experience and a focus on operational excellence. We are led by Chairman and Chief Executive Officer, J. Michael Pearson. Prior to joining Valeant in 2008, Mr. Pearson served as Director, head of the Global Pharmaceutical Practice and head of the Mid-Atlantic region of McKinsey & Company where, over a 23-year career, he worked with leading chief executive officers and was an integral driver of major turnarounds, acquisitions and corporate strategy. Other members of our executive management team include: Howard Schiller, our Executive Vice President, Chief Financial Officer, who joined the Company in December 2011 following a 24-year career at Goldman Sachs; Dr. Ari Kellen, Executive Vice President, Company Group Chairman, who joined the Company in 2014 following a 22-year career at McKinsey, where he worked in the North American Pharmaceutical and Medical Products Practice; Laizer Kornwasser, Executive Vice President, Company Group Chairman, who joined the Company in 2013 following a 10-year career at Medco Health; Dr. Pavel Mirovsky, President and General Manager, Europe, who joined the Company in March 2011 after holding executive positions at a number of healthcare companies, including PharmaSwiss S.A. and IMS Health; and Robert Chai-Onn, Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development, who joined Valeant in 2004 from the law firm of Gibson, Dunn & Crutcher LLP, where he performed a variety of corporate, M&A and financial legal work.

Recent Developments

Proposed Acquisition of Salix

On March 4, 2015, Merger Sub commenced the Tender Offer for all of the Salix Shares at a purchase price of $158.00 per share (the “Offer Price”), payable net to the holder in cash, without interest, subject to any withholding of taxes. The Tender Offer is scheduled to expire on April 1, 2015, unless extended in accordance with the terms of the Merger Agreement and applicable law. As soon as practicable following the consummation of the Tender Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into Salix, with Salix surviving as a wholly owned subsidiary of Valeant Pharmaceuticals International. No Salix stockholder vote will be required to consummate the Merger.

The Tender Offer is conditioned on there being validly tendered, and not withdrawn prior to the expiration of the Tender Offer, a number of Salix Shares that, considered together with all other Salix Shares (if any) beneficially owned by Valeant and its subsidiaries immediately prior to the expiration date, represent at least one Salix Share more than 50% of the sum of (x) the total number of Salix Shares outstanding at the time of the expiration of the Tender Offer and (y) the aggregate number of Salix Shares that Salix would be required to issue upon conversion, settlement or exercise of all then outstanding options, benefit plans, obligations or securities convertible or exchangeable into Salix Shares, or other rights to acquire or be issued Salix Shares (such condition, the “Minimum Condition”). As a result of the terms of the Salix convertible notes, Salix Shares issuable upon conversion of the Salix convertible notes will only be taken into account for purposes of calculating the Minimum Condition if such Salix Shares were delivered or would be required to be delivered on or prior to the consummation of the Tender Offer. The Minimum Condition may not be waived by Valeant or Merger

Sub without the prior written consent of Salix. Consummation of the Tender Offer is also subject to customary closing conditions, each as set forth in the Merger Agreement, including, among others, the expiration or termination of the applicable waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Valeant received early termination of the HSR waiting period on March 13, 2015. Neither the Tender Offer nor the Merger is subject to a financing condition.

At the effective time of the Merger:

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any Salix Shares not purchased pursuant to the Tender Offer (other than Salix Shares owned by dissenting stockholders or Salix, the Company, Valeant or Merger Sub or their respective wholly owned subsidiaries or held by Salix as treasury shares) will be automatically converted into the right to receive cash in an amount equal to the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of taxes;

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each unexpired and unexercised option to purchase Salix Shares (each, a “Salix Option”) under any stock plan of Salix, whether or not exercisable or vested, will be cancelled, and each holder thereof shall receive a single lump sum cash payment, subject to any applicable withholding tax, without interest, equal to the product obtained by multiplying (i) the total number of Salix Shares previously subject to such Salix Option and (ii) the excess, if any, of the Offer Price over the exercise price per Salix Share previously subject to such Salix Option; and

•	Salix’s restricted shares will be cashed out at the Offer Price in accordance with the terms of the Merger Agreement.

On March 11, 2015, Salix confirmed that it had received an unsolicited proposal from Endo International plc (“Endo”) to acquire all of the outstanding Salix Shares for a combination of 1.4607 shares of Endo common stock and $45.00 in cash per Salix Share.

On March 16, 2015, the Company, Valeant, Merger Sub and Salix entered into an Amendment No. 1 to the Merger Agreement.

Pursuant to the Amendment, among other things, (i) the offer price was increased from $158.00 per share to $173.00 per share, net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law thereon, provided that if at 12:00 midnight, Eastern time, on April 8, 2015 (one minute after 11:59 P.M., Eastern time, on April 7, 2015), all of the conditions to the Tender Offer have not been satisfied or waived by Valeant, then the offer price will be reduced to $158.00 per share, net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law thereon; (ii) the amount of the fee payable by Salix upon the termination of the Merger Agreement under certain provisions thereof was increased from $356.4 million to $456.4 million; and (iii) the outside date after which either Valeant or Salix may terminate the transaction has been moved from August 20, 2015 to May 1, 2015.

On March 16, 2015, Endo withdrew its proposal to acquire Salix.

The Tender Offer will expire at 12:00 midnight, Eastern time, on April 1, 2015 (one minute after 11:59 P.M., Eastern time, on March 31, 2015), unless extended.

This offering is not conditioned on the consummation of the Tender Offer and there can be no assurance that the Tender Offer, the Merger or any of the other Transactions will be consummated on the terms described herein, or at all. If the Acquisition is not consummated, we intend to use the proceeds of the offering, net of certain fees and expenses, for general corporate purposes, including acquisitions and debt repayment.

Copies of the Merger Agreement and the Amendment are included as exhibits to the Company’s Current Reports on Form 8-K filed with the SEC on February 23, 2015 and March 16, 2015, respectively. The foregoing description of the Acquisition and the Merger Agreement, as amended, does not purport to be complete and is qualified in its entirety by reference to such exhibits.

We have entered into an amended and restated commitment letter (the “Commitment Letter”), dated as of March 8, 2015, with certain financial institutions (the “Commitment Parties”). Pursuant to the Commitment Letter, the Commitment Parties have committed to provide incremental term loans pursuant to our Third Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2012 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”) of $5.55 billion, consisting of an incremental tranche A term loan facility of $1.0 billion and an incremental tranche B term loan facility of $4.55 billion (the “Incremental Term Loans”). Pursuant to the Commitment Letters, the Commitment Parties also committed to provide senior unsecured increasing rate bridge loans under a new senior unsecured bridge facility of up to $9.6 billion. The bridge loan commitments under the Commitment Letter will be reduced to $0 as a result of our issuance of senior notes in an aggregate principal amount of approximately $10.1 billion in U.S. dollar equivalent, consisting of (i) $2,000,000,000 in aggregate principal amount of 5.375% Senior Notes due 2020, (ii) $3,250,000,000 in aggregate principal amount of 5.875% Senior Notes due 2023, (iii) €1,500,000,000 in aggregate principal amount of 4.50% Senior Notes due 2023 and (iv) $3,250,000,000 in aggregate principal amount of 6.125% Senior Notes due 2025 (collectively, the “Acquisition Senior Notes”), which we anticipate will close on March 27, 2015. As a result of the increase in the aggregate principal amount of the Acquisition Senior Notes, which increased from the initial offering size of $9.6 billion (USD equivalent), the aggregate principal amount of the incremental tranche B term loan facility is being reduced by $400 million and, as a result, the aggregate principal amount of the Incremental Term Loans will be $5.15 billion.

The Acquisition Senior Notes will initially be issued by VRX Escrow Corp., a wholly owned subsidiary of the Company, with the gross proceeds thereof deposited into one or more escrow accounts pending satisfaction of the escrow release conditions, including consummation of the Tender Offer. Upon satisfaction of the escrow release conditions, the Company will assume VRX Escrow Corp.’s obligations as issuer of the Acquisition Senior Notes and the escrowed proceeds will be released to the Company. If the escrow release conditions are not satisfied on or prior to August 20, 2015 or prior to such date the Merger Agreement is terminated or the Company determines that the Tender Offer will not otherwise be pursued, then the Acquisition Senior Notes will be subject to a special mandatory redemption at 100% of the issue price thereof plus accrued and unpaid interest.

We expect to use the net proceeds of this offering, together with borrowings under the Incremental Term Loans, the Acquisition Senior Notes and cash on hand, to fund (i) the transactions contemplated by the Merger Agreement, (ii) the repayment of all outstanding loans and termination of commitments under Salix’s existing credit facilities, (iii) the redemption of Salix’s 6.00% senior notes due 2021, (iv) the payment of any cash consideration necessary upon the conversion of Salix’s 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015 and (v) certain transaction expenses. We intend to use any remaining proceeds for general corporate purposes, including acquisitions and debt repayments. See “Use of Proceeds.”

Amendment to Credit Agreement

On March 5, 2015, we obtained certain amendments to the Credit Agreement (such amendments, “Amendment No. 10”). Amendment No. 10, among other things, permits the Acquisition and the refinancing, repayment, termination and discharge of Salix’s outstanding indebtedness in connection therewith, as well as the waiving of certain mandatory prepayments with respect to (x)

proceeds of equity financings used to finance a portion of the Acquisition and (y) 2014 excess cash flow proceeds. Amendment No. 10 also modifies certain financial maintenance covenants applicable to the Company through March 31, 2016.

Issuance of Acquisition Senior Notes

On March 13, 2015, the Company priced its offering of the Acquisition Senior Notes. The Acquisition Senior Notes, which are expected to be issued on March 27, 2015, consist of (i) $2,000,000,000 in aggregate principal amount of 5.375% Senior Notes due 2020, (ii) $3,250,000,000 in aggregate principal amount of 5.875% Senior Notes due 2023, (iii) €1,500,000,000 in aggregate principal amount of 4.50% Senior Notes due 2023 and (iv) $3,250,000,000 in aggregate principal amount of 6.125% Senior Notes due 2025. We expect to use the proceeds of the Acquisition Senior Notes, together with borrowings under the Incremental Term Loans, the proceeds of this offering and cash on hand, to fund (i) the transactions contemplated by the Merger Agreement, (ii) the repayment of all outstanding loans and termination of commitments under Salix’s existing credit facilities, (iii) the redemption of Salix’s 6.00% senior notes due 2021, (iv) the payment of any cash consideration necessary upon the conversion of Salix’s 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015 and (v) certain transaction expenses. See “Use of Proceeds.”

Incremental Term Loans

On March 13, 2015, the Company allocated the Incremental Term Loans, a portion of which are expected to be drawn upon consummation of the Tender Offer. The Incremental Term Loans consist of (i) $1,000,000,000 of new incremental senior secured term A loans and (ii) $4,150,000,000 of new incremental senior secured term B loans. We expect to use the proceeds of the Incremental Term Loans, together with the proceeds of the Acquisition Senior Notes, the proceeds of this offering and cash on hand, to fund (i) the transactions contemplated by the Merger Agreement, (ii) the repayment of all outstanding loans and termination of commitments under Salix’s existing credit facilities, (iii) the redemption of Salix’s 6.00% senior notes due 2021, (iv) the payment of any cash consideration necessary upon the conversion of Salix’s 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015 and (v) certain transaction expenses. See “Use of Proceeds.”

Salix Shareholder Litigation

Following the announcement of the execution of the Merger Agreement, six purported stockholder class actions were filed challenging the proposed Acquisition. All of the actions were filed in the Delaware Court of Chancery: Feinstein v. Valeant Pharmaceuticals International, Inc., et al., C.A. No. 10721 (filed February 25, 2015); Garcia v. Salix Pharmaceuticals, Ltd., et al., C.A. No. 10728 (filed February 27, 2015); Gonsalves v. Salix Pharmaceuticals, Ltd., et al., C.A. No. 10737 (filed March 2, 2015); Lindgren v. Salix Pharmaceuticals, Ltd., et al., C.A. No. 10748 (filed March 4, 2015); Zhang v. Salix Pharmaceuticals, Ltd., et al., C.A. No. 10760 (filed March 6, 2015); and Herlson v. Salix Pharmaceuticals, Ltd., et al., C.A. No. 10784 (filed March 12, 2015). The Feinstein complaint names the board of directors of Salix (the “Salix Board”), the Company, Valeant and Merger Sub as defendants, and the Garcia, Gonsalves, Lindgren, Zhang and Herlson complaints name the Salix Board, the Company, Valeant, Merger Sub and Salix as defendants. The complaints allege generally that the members of the Salix Board breached their fiduciary duties to stockholders and that the other defendants aided and abetted such breaches, by seeking to sell Salix through an inadequate sale process and for inadequate consideration and by agreeing to allegedly preclusive deal protections. On March 13, 2015, the Feinstein and Gonsalves plaintiffs filed an amended complaint, which added additional allegations contending that the Form 14d-9 filed by Salix in connection with the proposed Acquisition contain inaccurate or materially misleading information about, among other things, the proposed Acquisition and the sales process leading up to the Merger Agreement. The complaints seek, among other things, injunctive relief, including enjoining the proposed transaction, and unspecified attorneys’ and other fees and costs. The Company intends to vigorously defend against such claims.

Other Recent Acquisitions

On February 10, 2015, the Company completed its acquisition of a portfolio of hospital products from Marathon Pharmaceuticals, LLC. The products included in the transaction are Isuprel®, Nitropress®, Amytal® Sodium, Iprivask®, Opium Tincture, Pepcid® and Seconal® Sodium.

On February 23, 2015, the Company completed its acquisition of the assets of Dendreon Corporation (“Dendreon”), including the worldwide rights to the Provenge® product. The Company initially agreed to a purchase price of $400 million, but agreed to pay an incremental $15 million for a pipeline product and certain tax attributes, for an aggregate purchase price of $415 million (net of cash).

Other Recent Transactions Relating to Indebtedness

Increase in Revolving Credit Facility and Term Loan A Facility

On January 22, 2015, we entered into joinders to the Credit Agreement to increase the amount of commitments under our revolving credit facility by $500.0 million, from $1.0 billion to $1.5 billion, and to increase the amount of the series A-3 tranche A term loan facility by approximately $250 million.

Issuance of Senior Notes due 2023

On January 30, 2015, the Company issued $1.0 billion aggregate principal amount of 5.50% Senior Notes due 2023. We received net proceeds from the offering of approximately $991.5 million, which we used to redeem the 6.875% Senior Notes due 2018 (as discussed below), to repay amounts outstanding under the Revolving Credit Facility (without a reduction in commitments) and for general corporate purposes.

Redemption of Senior Notes due 2018

On February 17, 2015, Valeant used a portion of the proceeds of the offering of the Company’s 5.50% Senior Notes due 2023 to redeem all of its outstanding approximately $500.0 million aggregate principal amount of 6.875% Senior Notes due 2018, including a call premium of $17.2 million, plus accrued and unpaid interest.

The Offering

Issuer	Valeant Pharmaceuticals International, Inc.

Offering	$1.45 billion of our Common Shares (or approximately $1.67 billion of our Common Shares if the underwriters exercise in full their option to purchase Additional Shares).

Common Shares to be outstanding after the offering	344,005,017 of our Common Shares (or 345,097,981 of our Common Shares if the underwriters exercise in full their option to purchase Additional Shares).

Use of Proceeds	We expect to use the net proceeds of this offering, together with the Incremental Term Loans, the Acquisition Senior Notes and cash on hand, to fund (i) the transactions contemplated by the Merger Agreement, (ii) the repayment of all outstanding loans and termination of commitments under Salix’s existing credit facilities, (iii) the redemption of Salix’s 6.00% Senior Notes due 2021, (iv) the payment of any cash consideration necessary upon the conversion of Salix’s 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015 and (v) certain fees and expenses related to the Transactions. We intend to use any remaining proceeds for general corporate purposes, including acquisitions and debt repayments. See “Use of Proceeds.”

This offering is not conditioned on the consummation of the Tender Offer, and there can be no assurance that the Tender Offer, the Merger or any of the other Transactions will be consummated on the terms described herein, or at all. If the Acquisition is not consummated, we intend to use the proceeds of the offering, net of certain fees and expenses, for general corporate purposes, including acquisitions and debt repayment.

Dividend Policy	While our board of directors will review our dividend policy from time to time, we currently do not intend to pay any cash dividends in the foreseeable future on our Common Shares. In addition, our existing debt instruments restrict or prevent us from paying dividends on our Common Shares. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our Common Shares.

Listing	Our Common Shares are listed for trading on the NYSE and the TSX under the symbol “VRX.”

Risk Factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the Offered Shares.

Lock-Up	We and each of our directors and executive officers have agreed with the underwriters not to, subject to certain exceptions, sell, transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares without the prior written consent of Deutsche Bank Securities Inc., as representative of the underwriters, until the 60th day after the date of the final prospectus covering the public offering of the Common Shares (the “Lock-Up Agreements”).

The number of Common Shares that will be outstanding after this offering is based on 336,718,585 Common Shares outstanding as of March 13, 2015. As of March 13, 2015, there were 14,564,902 Common Shares available for future grants under our 2014 Omnibus Incentive Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase Additional Shares equal to up to 15% of the Firm Shares initially sold.

Valeant Summary Historical Consolidated Financial Information

The historical consolidated statement of income information for the years ended December 31, 2012, 2013 and 2014 and the historical consolidated balance sheet information as of December 31, 2013 and 2014 has been derived from the audited consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference in this prospectus supplement. The historical consolidated balance sheet information as of December 31, 2012 has been derived from our audited consolidated financial statements not included or incorporated in this prospectus supplement.

You should read the following summary historical consolidated financial information in conjunction with the information appearing under “Risk Factors” in this prospectus supplement, and in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. See “Available Information and Incorporation by Reference.”

	Historical
	Year Ended December 31,
	2012(1)(2)	2013(1)(2)	2014(1)(2)
	(in millions)
Statement of Income Information:
Product sales	$3,288.6	$5,640.3	$8,103.6
Other revenues	191.8	129.3	159.9

Total revenues	3,480.4	5,769.6	8,263.5

Expenses:
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	905.1	1,846.3	2,196.2
Cost of other revenues	64.6	58.8	58.4
Selling, general and administrative	756.1	1,305.2	2,026.3
Research and development	79.1	156.8	246.0
Amortization and impairments of finite-lived intangible assets	928.9	1,902.0	1,550.7
Restructuring, integration and other costs	267.1	462.0	381.7
In-process research and development impairments and other charges	189.9	153.6	41.0
Acquisition-related costs	78.6	36.4	6.3
Acquisition-related contingent consideration	(5.3)	(29.2)	(14.1)
Other expense (income)(3)	136.6	287.2	(268.7)

Operating income (loss)	79.7	(409.5)	2,039.7
Interest income	6.0	8.0	5.0
Interest expense	(481.6)	(844.3)	(971.0)
Loss on extinguishment of debt	(20.1)	(65.0)	(129.6)
Foreign exchange and other	19.7	(9.4)	(144.1)
Gain on investments, net(4)	2.1	5.8	292.6

(Loss) income before (recovery of) provision for income taxes	(394.2)	(1,314.4)	1,092.6
(Recovery of) provision for income taxes	(278.2)	(450.8)	180.4

Net (loss) income(4)	(116.0)	(863.6)	912.2
Less: Net income (loss) attributable to noncontrolling interest	—	2.5	(1.3)

Net (loss) income attributable to Valeant Pharmaceuticals International, Inc.	$(116.0)	$(866.1)	$913.5

(Loss) earnings per share attributable to Valeant Pharmaceuticals International, Inc.:
Basic	$(0.38)	$(2.70)	$2.72

Diluted	$(0.38)	$(2.70)	$2.67

Weighted-average common shares
Basic	305.4	321.0	335.4

Diluted	305.4	321.0	341.5

Balance Sheet Information (at end of period):
Cash and cash equivalents	$916.1	$600.3	$322.6
Total assets	17,950.4	27,970.8	26,353.0
Long-term debt including current portion	11,015.6	17,367.7	15,254.6
Equity	3,717.4	5,233.3	5,434.5
Other Information:
Capital expenditures	107.6	115.3	291.6
EBITDA(5)	1,067.6	1,537.7	3,796.2
Adjusted EBITDA(6)	1,952.8	2,805.3	4,356.9
Pro forma Adjusted EBITDA(6)			$5,448.8

(1)	Amounts for 2012, 2013 and 2014 include the impact of several acquisitions of businesses, including the impact of the Bausch & Lomb acquisition as it relates to amounts for 2013 and the impact of the Bausch & Lomb, Solta Medical, Inc. (“Solta Medical”) and Precision Dermatology, Inc. (“PreCision”) acquisitions as they relate to amounts for 2014. For more information regarding the Company’s acquisitions, see note 3 of the notes to consolidated financial statements in Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)

In 2014, the Company recognized a write-off of $55.2 million related to the Kinerase® product within the developed market segment, driven by the discontinuation of the product. In addition, the Company wrote-off in-process research and development assets of $21.0 million primarily related to analysis of Phase 2 study data for a dermatological product candidate acquired in the December 2012 acquisition of Medicis Pharmaceutical Corporation (“Medicis”). In addition, in 2014, the Company wrote-off $32.4 million related to Grifulvin®, an anti-fungal product within the developed markets segment. In 2013, the Company recognized an impairment charge of $551.6 million related to ezogabine/retigabine (immediate-release formulation) which is co-developed and marketed under a collaboration agreement with GlaxoSmithKline (“GSK”). In addition, in 2013, the Company wrote-off an in-process research and development asset of $93.8 million relating to a modified-release formulation of ezogabine/retigabine. In 2012, the Company wrote off an in-process research and development asset of $133.4 million, relating to the IDP-107 program, which was acquired in September 2010 as part of the Company’s merger with Biovail.

(3)	Amount for 2014 includes a net gain of $323.9 million related to the divestiture of facial aesthetic fillers and toxins in the third quarter of 2014.
(4)	The following table displays certain specific items that impacted net income (loss):

	Historical
	Year Ended December 31,
	2012(1)(2)	2013(1)(2)	2014(1)(2)
	(in millions)
Income (expense)
In-process research and development impairments and other charges(a)	$(189.9)	$(153.6)	$(41.0)
Restructuring, integration and other costs(b)	(267.1)	(462.0)	(381.7)
(Additions) reductions to accrued legal settlements(c)	(56.8)	(220.5)	44.7
Acquisition-related costs	(78.6)	(36.4)	(6.3)
Share-based compensation expense	(66.2)	(45.5)	(78.2)
Acquisition accounting adjustment on Inventory sold	(78.8)	(372.4)	(27.3)
Deferred income taxes	319.6	515.9	(81.8)
Gain on investments, net(d)	2.1	5.8	292.6
Adjustments to deferred financing charges	(8.2)	(16.8)	2.0
Loss on extinguishment of debt	(20.1)	(65.0)	(129.6)
Other (expense) income(3)	(136.6)	(287.2)	268.7

(a)	In connection with asset acquisitions, the amounts allocated to acquire in-process research and development with no alternative future use were charged to expense at the acquisition dates. Amounts also include impairment charges on in-process research and development assets. See footnote (2), above.
(b)	Relates primarily to various acquisitions consummated during the applicable period.
(c)

Legal settlements and related fees for 2013 include $142.5 million relating to a settlement payment to Anacor Pharmaceuticals and $50.0 million for a reserve related to AntiGrippin® litigation. Legal settlements and related fees for 2014 include $(50.0) million relating to the reversal of a $50.0 million reserve related to AntiGrippin® litigation in the first quarter of 2014. For more information regarding the Company’s legal settlements, see note 20 of the notes to consolidated financial statements in Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2014.

(d)	Amount for 2014 relates primarily to a net gain of $286.7 million recognized in connection with the sale by PS Fund 1 of the Allergan shares.
(5)	EBITDA is a non-GAAP measurement that consists of net income plus interest, taxes, depreciation and amortization, including impairments of intangible assets. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating income or any other performance measure derived in accordance with U.S. GAAP or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Our management uses EBITDA to measure and evaluate the operating performance of our core business operations because our resource allocation, cost of capital and income tax positions are managed at a corporate level apart from the activities of the operating segments, and business income is earned in different taxing jurisdictions which can cause considerable variation in tax expense.

(6)	Adjusted EBITDA is a non-GAAP measurement that consists of EBITDA plus the sum of (i) in-process research and development impairments and other charges, (ii) restructuring, integration and other costs, (iii) acquisition-related costs, (iv) share-based compensation, (v) loss on extinguishment of debt and (vi) other items. Pro forma Adjusted EBITDA is a non-GAAP measurement that consists of Adjusted EBITDA after giving effect to certain acquisitions as if they had occurred on January 1, 2014 and includes any anticipated synergies we expect to be realized within 12 months of the date of the applicable acquisition. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. The calculation of pro forma Adjusted EBITDA is consistent with the calculation used in calculating financial ratios and covenants in the Credit Agreement, except as noted in footnote (d) below.

The following table reconciles net (loss) income, as reflected on our summary historical financial data, in each case in accordance with U.S. GAAP, to EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA.

	Historical
	Year Ended December 31,
	2012(1)(2)	2013(1)(2)	2014(1)(2)
	(in millions)
Net (loss) income	$(116.0)	$(863.6)	$912.2
Interest expense, net, exclusive of amortization and write-off of debt discounts and debt issuance costs	439.2	746.8	896.0
Total (recovery of) provision for income taxes	(278.2)	(450.8)	180.4
Depreciation and amortization, including impairments of finite-lived intangible assets and amortization and write-off of debt discounts and debt issuance costs	1,022.6	2,105.3	1,807.6
EBITDA	1,067.6	1,537.7	3,796.2
Adjustments:
Restructuring, integration and other costs	267.1	462.0	381.7
Acquisition-related costs	78.6	36.4	6.3
In-process research and development impairments and other charges	189.9	153.6	41.0
Share-based compensation expense	66.2	45.5	78.2
Loss on extinguishment of debt	20.1	65.0	129.6
Non-cash and other charges (gains)(a)	263.3	505.1	(76.1)

Adjusted EBITDA	$1,952.8	$2,805.3	$4,356.9

			Year Ended December 31, 2014
Valeant Adjusted EBITDA			$4,356.9
Pro forma Adjusted EBITDA and synergies from prior acquisitions / divestitures(b)			14.6
Pro forma Adjusted EBITDA and synergies from subsequent transactions(c)			262.3
Salix pro forma Adjusted EBITDA and synergies(d)			815.0

Pro forma Adjusted EBITDA			$5,448.8

(a)	Non-cash and other charges (gains) for 2012, 2013 and 2014 include amortization of inventory step up and alliance product assets and property plant and equipment step up of $131.3 million, $388.6 million and $63.0 million, respectively, contingent consideration fair value adjustments of $(5.3) million, $(29.2) million and $(14.1) million, respectively, and other one-time items. 2014 includes a net gain of $323.9 million related to the divestiture of the filler and toxin assets in the third quarter of 2014. The inclusion of these charges is consistent with the calculation of Adjusted EBITDA used in calculating financial ratios and covenants in the Credit Agreement.
(b)

Adjustment gives pro forma effect for the historical results of acquisitions and divestitures consummated by us during the year ended December 31, 2014 as if they had occurred on January 1, 2014 and includes any anticipated synergies we expect to be realized within 12 months of the date of the applicable acquisition. The calculation of such additional pro forma contribution is consistent with the calculation used in calculating financial ratios and covenants in the Credit Agreement. The anticipated synergies are based on estimates and assumptions that we consider to be reasonable but that are inherently uncertain. Our expected synergies are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that our expected synergies will be realized to the extent that we currently expect or in the timeframe we currently anticipate. In addition, the historical results of certain of the entities acquired were not derived from audited historical financial information of such entities and include certain estimates and assumptions of management. Moreover, such information has not been prepared in accordance with Article 11 of Regulation S-X.

(c)	Adjustment gives pro forma effect for the acquisitions set forth under “—Recent Developments—Other Recent Acquisitions” as if they had occurred on January 1, 2014 and includes any anticipated synergies we expect to be realized within 12 months of the date of the applicable acquisition. Approximately $130 million of synergies related to Dendreon are included. The calculation of such additional pro forma contribution is consistent with the calculation used in calculating financial ratios and covenants in the Credit Agreement. The anticipated synergies are based on estimates and assumptions that we consider to be reasonable but that are inherently uncertain. Our expected synergies are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that our expected synergies will be realized to the extent that we currently expect or in the timeframe we currently anticipate. In addition, the historical results of certain of the entities acquired were not derived from audited historical financial information of such entities and include certain estimates and assumptions of management. Moreover, such information has not been prepared in accordance with Article 11 of Regulation S-X.
(d)	Adjustment gives pro forma effect for the Acquisition as if it had occurred on January 1, 2014 and includes $500.0 million associated with cost synergies that are expected to be realized within the first six months after consummating the Merger. Salix 2014 Adjusted EBITDA includes an add-back of $64.5 million for research and development milestones. Adjusted EBITDA calculations under the Credit Agreement would not include the add-back for research and development milestones. In other respects, the calculation of such additional pro forma contribution is consistent with the calculation used in calculating financial ratios and covenants in the Credit Agreement. The anticipated synergies are based on estimates and assumptions that we consider to be reasonable but that are inherently uncertain. Our expected synergies are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that our expected synergies will be realized to the extent that we currently expect or in the timeframe we currently anticipate. Moreover, such information has not been prepared in accordance with Article 11 of Regulation S-X.

The following table reconciles net income (loss) income of Salix, as reflected in Salix’s consolidated financial statements prepared in accordance with U.S. GAAP, to Adjusted EBITDA. See “—Salix Summary Historical Consolidated Financial Information” and the consolidated financial statements and related notes of Salix appearing in our Current Report on Form 8-K filed on March 16, 2015, incorporated by reference in this prospectus supplement. See “Available Information and Incorporation by Reference.”

	Historical
	Year Ended December 31,
	2012	2013	2014
	(in millions)
Net income (loss)	$64.2	$130.8	$(414.9)
Adjustments:
Cost of goods step-up—Santarus products	—	—	37.2
Amortization	45.4	44.7	216.1
Depreciation and stock-based compensation expense	28.2	43.5	50.6
Change in acquisition-related contingent consideration	(29.6)	(16.2)	77.0
Asset and intangible impairment	41.6	—	182.3
Transaction costs	—	8.7	150.4
License payments(a)	—	—	92.0
Interest expense	55.5	62.0	170.8
Interest and other income	(10.9)	(2.0)	2.7
Income tax expense	47.6	61.6	(249.2)
Extinguishment of debt	15.6	—	—

Adjusted EBITDA	$257.6	$333.1	$315.0

(a)	License payments in 2014 consists of $22.5 million in sales based milestones, a payment to Photocure of $5.0 million for the cancellation of a previously acquired intellectual property agreement, and $64.5 million of research and development milestones. Adjusted EBITDA calculations per Valeant’s Credit Agreement would not include the add-back for research and development milestones.

Salix Summary Historical Consolidated Financial Information

The historical consolidated statement of income information for the years ended December 31, 2012, 2013 and 2014 and the historical consolidated balance sheet information as of December 31, 2013 and 2014 has been derived from Salix’s audited consolidated financial statements appearing in our Current Report on Form 8-K filed on March 16, 2015, incorporated by reference in this prospectus supplement. The historical consolidated balance sheet information as of December 31, 2012 has been derived from Salix’s audited consolidated financial statements not included or incorporated in this prospectus supplement.

You should read the following summary historical consolidated financial information in conjunction with the information appearing under “Risk Factors” in this prospectus supplement, and in conjunction with Salix’s consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. See “Available Information and Incorporation by Reference.”

	Historical
	Year Ended December 31,
	2012	2013	2014(1)
	(in millions)
Statement of Income Information:
Revenues:
Net product revenues	$735.4	$913.8	$1,133.5

Costs and expenses:
Cost of products sold (excluding $45.4, $44.7 and $216.1 in amortization of product rights and intangible assets for 2012, 2013 and 2014, respectively)	124.6	177.8	337.8
Amortization of product rights and intangible assets	45.4	44.7	216.1
Intangible impairment charge	41.6	—	162.3
Research and development	85.0	112.8	170.3
Selling, general and administrative	296.4	342.4	660.1
Change in acquisition-related contingent consideration	(29.6)	(16.2)	77.0

Total costs and expenses	563.4	661.5	1,623.6

Income (loss) from operations	172.0	252.3	(490.1)
Loss on extinguishment of debt	(15.6)	—	—
Interest expense	(55.5)	(62.0)	(170.8)
Interest and other income (expense)	10.9	2.0	(2.7)

Income (loss) before provision for income tax	111.8	192.3	(663.6)
Income tax (expense) benefit	(47.6)	(61.5)	248.7

Net income (loss)	$64.2	$130.8	$(414.9)

Net income (loss) per share, basic	$1.09	$2.12	$(6.53)

Net income (loss) per share, diluted	$1.01	$1.99	$(6.53)

Shares used in computing net income (loss) per share, basic	58.7	61.8	63.5

Shares used in computing net income (loss) per share, diluted	63.7	65.7	63.5

Balance Sheet Information (at end of period):
Cash and cash equivalents	$751.0	$1,157.9	$499.3
Total assets	1,874.8	2,926.0	4,117.4
Borrowings under credit facility(2)	—	—	1,080.0
Convertible senior notes	857.2	882.1	921.1
Senior notes	—	750.0	750.0
Stockholders’ equity	560.5	728.6	238.3

(1)	2014 reflects the acquisition of Santarus, Inc., which closed on January 2, 2014.
(2)	Reflects long term portion.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed combined statement of loss for the year ended December 31, 2014 has been prepared by the Company and gives effect to the Acquisition and the other Transactions as if such transactions had occurred on January 1, 2014.

The summary unaudited pro forma condensed combined financial information presented below has been adjusted to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) expected to have a continuing impact on the combined results. The summary unaudited pro forma condensed combined financial information should be read in conjunction with the notes to the unaudited pro forma condensed combined financial statements. See “Valeant Pharmaceuticals International, Inc. and Salix Pharmaceuticals, Ltd. Unaudited Pro Forma Condensed Combined Financial Statements.” In addition, the summary unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with:

•

the separate audited consolidated financial statements of the Company as of and for the year ended December 31, 2014 and the related notes, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014; and

•

the separate audited consolidated financial statements of Salix as of and for the year ended December 31, 2014 and the related notes, incorporated herein by reference to the Company’s Current Report on Form 8-K, filed on March 16, 2015.

The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition or the other Transactions been completed as of the date indicated. In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between the Company and Salix during the period presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. GAAP. The accounting for the Acquisition is dependent upon certain valuations that are provisional and are subject to change. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the summary unaudited pro forma condensed combined financial information presented below and the Company’s future results of operations and financial position.

In addition, the summary unaudited pro forma condensed combined financial information presented below does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition, the costs to integrate the operations of the Company and Salix or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Subsequent to December 31, 2014, the Company has completed certain transactions set forth under “—Recent Developments—Other Recent Acquisitions” and “—Recent Developments—Other Transactions Relating to Indebtedness.” These transactions are not directly attributable to the Acquisition and, as such, the summary unaudited pro forma condensed combined financial information presented below does not give effect to these transactions.

Furthermore, the Company’s historical consolidated statement of income for the year ended December 31, 2014 included (i) a net gain of $323.9 million within other income resulting from the divestiture of its facial aesthetic fillers and toxins product rights and (ii) a net gain of $286.7 million within gain on investments, net from the sale by PS Fund 1, LLC of shares of Allergan Inc. (“Allergan”) common stock allocable to the Company, and the termination of its agreement with Pershing Square Capital Management L.P. as a result of the Company’s withdrawal of the exchange offer to acquire all of the outstanding shares of Allergan. The summary unaudited pro forma condensed combined financial information has not been adjusted to exclude the effect of these transactions.

Pro Forma
Year Ended December 31, 2014
(in millions)
Condensed Combined Statement of Income Information:
Product sales	$9,237.1
Other revenues	159.9

Total revenues	9,397.0

Expenses:
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	2,511.5
Cost of other revenues	58.4
Selling, general and administrative	2,536.0
Research and development	346.8
Amortization and impairments of finite-lived intangible assets	2,302.7
Restructuring, integration and other costs	386.7
In-process research and development impairments and other charges	105.5
Acquisition-related costs	154.8
Acquisition-related contingent consideration	62.9
Other income	(268.7)

Operating income	1,200.4
Interest income	6.0
Interest expense	(1,769.7)
Loss on extinguishment of debt	(129.6)
Foreign exchange and other	(147.8)
Gain on investments, net	292.6

Loss before recovery of income taxes	(548.1)
Recovery of income taxes	(327.7)

Net loss	(220.4)
Net loss attributable to non-controlling interest	(1.3)

Net loss attributable to Valeant	$(219.1)

Basic loss per share	$(0.64)
Diluted loss per share	$(0.64)
Weighted average number of common shares outstanding (in millions)
Basic	342.7
Diluted	342.7

RISK FACTORS

Any investment in our Common Shares involves risks. In addition to the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements”, you should carefully consider the following risks before purchasing our Common Shares. In addition, you should read and consider the risks associated with our business and our recent and proposed acquisitions, including our proposed acquisition of Salix, because these risks will also affect the Company. These risks can be found in our Annual Report on Form 10-K that is filed with the SEC and the CSA, and incorporated by reference into this prospectus supplement and the accompanying prospectus. You should also read and consider the other information in this prospectus supplement and the accompanying prospectus and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors set forth in Salix’s Annual Report on Form 10-K included in our Current Report on Form 8-K, dated March 16, 2015, and incorporated by reference into this prospectus. See “Available Information and Incorporation by Reference.”

Risks Related to the Acquisition

The Acquisition may not be consummated on the current terms or at all.

The completion of the Tender Offer and the Merger is subject to the satisfaction of a number of conditions that may not be satisfied. The Tender Offer is subject to the Minimum Condition. Such Minimum Condition may not be waived by Valeant or Merger Sub without the prior written consent of Salix. If the Minimum Condition is not satisfied, the Tender Offer may not be consummated. It is also a condition to the consummation of the Tender Offer and the Merger that such transactions not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Tender Offer or the Merger by any governmental entity which prevents or prohibits the consummation of the Tender Offer or the Merger.

There can be no assurance that the Tender Offer, the Merger or any of the other Transactions will be consummated on the terms described herein, or at all. This offering is not conditioned upon the completion of the Tender Offer or the Merger. If the Acquisition is not consummated on the current terms, the market price of our Common Shares could be adversely affected and the value of your investment could decline.

Failure to successfully combine our businesses with the business of Salix in the expected timeframe may adversely affect the future results of the combined organization.

The success of the proposed Acquisition will depend, in part, on our ability to realize the anticipated benefits and synergies from combining our business with the business of Salix. We have estimated that the proposed Acquisition will result in significant synergies. We may not achieve all of the anticipated synergies we have identified or we may not achieve these synergies in the anticipated timeframe, whether due to difficulties in integration or otherwise. To realize these anticipated benefits, the businesses must be successfully combined. Historically, the Company and Salix have been independent companies, and they will continue to be operated as such until the completion of the Acquisition. Our management may face significant challenges in consolidating the functions of Salix, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies and retaining key personnel. If we are not able to achieve these objectives, or are not able to achieve these objectives on a timely basis, the anticipated benefits of the Acquisition may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Acquisition and could result in declines in the market value of the Common Shares.

The pendency of the Acquisition could adversely affect our business and operations as well as the business and operations of Salix.

In connection with the pending Acquisition, some of our customers and of the customers of Salix may delay or defer decisions, which could negatively impact our and Salix’s revenues, earnings, cash flows and expenses, regardless of whether the Acquisition is completed. Similarly, our and Salix’s current and prospective employees may experience uncertainty about their future roles with us and Salix following the Acquisition, which may materially adversely affect our as well as Salix’s ability to attract, retain and motivate key personnel during the pendency of the Acquisition and which may materially adversely divert attention from the daily activities of our and Salix’s existing employees.

We and Salix will incur substantial transaction-related costs in connection with the Acquisition.

We and Salix expect to incur a number of non-recurring transaction-related costs associated with completing the Acquisition, combining the operations of the two companies and achieving desired synergies. These costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of our businesses with the business of Salix. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near-term, the long-term or at all.

We are entering into a new business area in connection with the Acquisition, which business may not be successful or which may adversely affect our financial results.

We may encounter financial and operational difficulties in integrating Salix’s GI business with our current lines of business or in operating Salix’s business successfully. We cannot be certain of the degree and scope of operational and integration problems that may arise. We may not be successful in this new area and this may adversely affect our financial results. In addition, Salix’s product portfolio does not share all of the characteristics of the durable products that we primarily focus on, including, for example, that many of Salix’s products rely on patent or regulatory exclusivity. In addition, Salix has a number of pipeline products that may not align with our lower risk, output-focused R&D model, which may result in increased costs, lower success rates or a rationalization of certain projects, each of which may adversely affect our financial results.

Risks Related to the Company After Completion of the Acquisition

The combined company will have significantly higher levels of indebtedness than the Company and Salix currently have, which will result in substantial debt and debt service obligations.

After giving effect to the Transactions (including this offering) and the other transactions set forth under “Summary—Recent Developments,” as of December 31, 2014, we would have had approximately $1.2 billion available for borrowing under the Revolving Credit Facility, after adjusting for amounts drawn of $225.0 million as of March 16, 2015 and outstanding standby letters of credit of $35.6 million. We may also incur additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under our indebtedness, including our credit facilities and senior notes (including the Acquisition Senior Notes), which would increase our total debt.

The potential significant negative consequences on our financial condition and results of operations that could result from our substantial debt include:

•	limitations on our ability to obtain additional debt or equity financing;

•

instances in which we are unable to meet the financial covenants contained in our debt agreements or to generate cash sufficient to make required debt payments, which circumstances would have the potential of resulting in the acceleration of the maturity of some or all of our outstanding indebtedness (which we may not have the ability to pay);

•

the allocation of a substantial portion of our cash flow from operations to service our debt, thus reducing the amount of our cash flow available for other purposes, including operating costs and capital expenditures that could improve our competitive position and results of operations;

•

requiring us to sell debt or equity securities or to sell some of our core assets (subject to certain restrictions under our existing indebtedness, including our credit facilities and senior notes (including the Acquisition Senior Notes)), possibly on unfavorable terms, to meet payment obligations;

•	compromising our flexibility to plan for, or react to, competitive challenges in our business and the pharmaceutical and medical device industries;

•

the possibility that we are put at a competitive disadvantage relative to competitors that do not have as much debt as us, and competitors that may be in a more favorable position to access additional capital resources; and

•	limitations on our ability to execute business development activities to support our strategies.

To service the combined company’s debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors, many of which are beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to satisfy the combined company’s debt obligations will depend principally upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our debt. In addition, we may be subject to volatility in our interest expense and coupon payments on those Acquisition Senior Notes denominated in euro, due to changes in the value of the euro relative to the U.S. dollar. If we do not generate sufficient cash flow to satisfy our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Our inability to generate sufficient cash flow to satisfy our debt service obligations or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows.

Repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries (including, following the Merger, Salix and its subsidiaries) and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. Certain non-guarantor subsidiaries include non-U.S. subsidiaries that may be prohibited by law or other regulations from distributing funds to us and/or we may be subject to payment of repatriation taxes and withholdings. While the agreements governing some of our indebtedness limits the ability of some of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries or receive cash via cash repatriation strategies for services rendered and intellectual property, we may be unable to make required principal and interest payments on our indebtedness.

The terms of the agreements governing our indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The agreements governing our existing and future indebtedness contain or will likely contain, a number of restrictive covenants imposing significant operating and financial restrictions on us and our subsidiaries, including restrictions that may limit our ability to engage in acts that may be in our long-term best interests and may adversely affect our ability to finance future operations or capital needs or to engage in other business activities, including covenants restricting, among other things, our ability to:

•	incur or guarantee additional indebtedness;

•	make certain investments and other restricted payments;

•	create liens;

•	enter into transactions with affiliates;

•	engage in mergers, consolidations or amalgamations; and

•	transfer and sell assets.

These covenants and other restrictive covenants are subject to a number of qualifications and exceptions.

We may be unable to accurately estimate wholesaler demand and monitor wholesaler inventory levels of Salix’s major products. Although Salix currently receives and monitors wholesaler inventory, Salix also relies on third party information, which is inherently uncertain and may not be accurate, to assist it in monitoring estimated inventory levels and prescription trends. Inaccurate estimates of the demand for a product may cause revenues to fluctuate significantly from quarter to quarter and may cause operating results for a particular quarter to be below expectations.

The majority of sales of Salix’s products are to wholesale pharmaceutical distributors who, in turn, sell the products to pharmacies, hospitals and other customers. Four wholesale pharmaceutical distributors individually comprised 39%, 26%, 18% and 9%, respectively, of Salix’s total gross product sales for the year ended December 31, 2014. Historically, Salix has not had distribution services agreements with any of its major wholesale distributors and accordingly has had no control over their buying patterns, which fluctuated in response to, among other things, its inventory levels of products, promotional activity, anticipated future price increases or other factors that did not directly correlate to end-user demand.

Salix announced in November 2014 that it was negotiating with their principal wholesalers to enter into distribution services agreements for each of the products in Salix’s portfolio and that it expected these agreements to be finalized and become effective in the first quarter of 2015. However, as a result of entering into the Merger Agreement, we do not expect that these distribution services agreements will be entered into prior to the consummation of the Merger. As a result, the benefits of the distribution services agreements, including enabling Salix to better forecast revenue and expenses, will not be realized prior to the consummation of the Merger.

We expect that distribution services agreements, once finalized following the consummation of the Merger, will enable the combined company to reduce wholesaler inventory levels of Xifaxan® 550, Apriso®, Glumetza® and Uceris® to two months or less at or before the end of 2015, depending on future demand for these products. We believe this is an appropriate level of inventory for these products given the prescription growth rates of these products and other relevant factors. While we anticipate that these agreements will be entered into following the consummation of the Merger, we may experience delays in implementing these agreements. Additionally, wholesale distributors may not agree to commercially reasonable terms, including with respect to target reductions in wholesaler inventory levels of Xifaxan® 550, Apriso®, Glumetza® and Uceris®. Failure to enter into a distribution services agreement with one or more of these principal distributors would diminish the combined company’s ability to predictably and deliberately reduce wholesaler inventory levels of Xifaxan® 550, Apriso®, Glumetza® and Uceris® as we currently anticipate.

Even after the inventory held by wholesalers has reached desired levels, wholesalers will make estimates to determine end-user prescription demand, and may not be completely effective in matching their inventory levels to actual end-user prescription demand. In addition to wholesalers, inventory is held at retail pharmacies and other non-wholesale locations over whose buying patterns we will have limited influence. Adverse changes in economic conditions and other factors may cause retail pharmacies to reduce their inventories of the combined company’s GI products, which would reduce their orders from wholesalers and, consequently, the wholesalers’ orders from the combined company, even if end-user prescription demand has not changed. As a result, changes to inventory levels held by wholesalers may cause the combined company’s operating results to fluctuate unexpectedly if the combined company’s sales to wholesalers do not match end-user prescription demand.

Implementing our plan to decrease wholesaler inventory levels will adversely affect the combined company’s revenues. We may not be successful in reducing wholesaler levels in the targeted timeframe under our remediation plan, which could further decrease revenues.

In order to reduce wholesaler inventory levels of Xifaxan® 550, Apriso®, Glumetza® and Uceris® to two months or less at or before the end of 2015, we intend to sell to wholesalers amounts of Xifaxan® 550, Apriso®, Glumetza® and Uceris® that are less than end user demand until the target levels are reached. As a result of similar sales reductions by Salix in the fourth quarter of 2014, Salix’s revenue and cash flows were decreased in the fourth quarter of 2014. We expect that the combined company’s revenue and cash flows, as well as EBITDA and adjusted EBITDA, from such products may be similarly decreased in the full year 2015, compared to prior periods. In addition, wholesalers may demand increased discounts on our GI products, which could further decrease revenue and cash flows. While we are targeting to reduce wholesaler inventory levels of Xifaxan® 550, Apriso®,

Glumetza® and Uceris® to two months or less at or before the end of 2015, it may take longer than anticipated to reach our target wholesaler inventory levels, which could result in decreased revenues and cash flows for a longer period than anticipated.

The SEC is conducting an investigation into possible securities law violations by Salix, which may adversely affect the combined company’s financial condition and results of operations.

The Audit Committee of Salix’s Board of Directors has retained outside counsel and is conducting an internal investigation of disclosures of inventory amounts in the distribution channel and related issues in press releases, on analyst calls and in Salix’s various SEC filings. That investigation includes certain accounting issues identified during the course of the investigation, including returns of Giazo®, marketing fees paid to a wholesaler, and Salix’s practices for recognizing revenue for shipments made to another wholesaler on or after October 1, 2013, and resulted in Salix restating its financial results for 2013 and the first three quarters of 2014. Salix’s Audit Committee has notified the SEC Enforcement Staff that it is conducting this investigation, and has had meetings with the SEC Enforcement Staff with respect to the Audit Committee’s investigation. Moreover, counsel to the Audit Committee has voluntarily provided relevant documents to the SEC Enforcement Staff, and is cooperating with the SEC Enforcement Staff in the SEC’s investigation. Salix has received information requests from the SEC and expects to receive subpoenas for documents and testimony during the course of the SEC’s investigation.

We cannot predict the outcome or the duration of the SEC investigation or any other legal proceedings or enforcement that may arise out of the SEC investigation. The combined company also could be subjected to other lawsuits and could become the subject of other regulatory inquiries or investigations in addition to the SEC investigation now underway. If the combined company is subject to adverse findings in any proceedings, we may be required to incur costs or pay damages or penalties or have other remedies imposed upon us which could have a material adverse effect on the combined company’s financial condition and results of operations.

Responding to the SEC investigation could divert management’s attention from managing the combined company’s day-to-day operations. Additionally, expenses that may arise from responding to the SEC investigation, management’s review of responsive materials, any related litigation or other associated activities may be significant. Current and former Salix employees, officers and directors may seek indemnification, advancement or reimbursement of expenses from the combined company, including attorneys’ fees, with respect to the current investigation or future proceedings related to this matter if any such investigation or proceeding involves such employees, officers and directors personally. These events could adversely affect the combined company’s financial condition and results of operations.

Salix has restated certain prior consolidated financial statements, which may lead to additional risks and uncertainties, including shareholder litigation and governmental investigation.

Salix has restated its audited consolidated financial statements for the year ended December 31, 2013, and its unaudited condensed consolidated financial statements for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. The determination to restate these financial statements was made by Salix’s Audit Committee, after discussion with management and Salix’s independent registered public accounting firm, Ernst & Young LLP, following the identification of certain errors in Salix’s accounting, which are primarily associated with the timing of recognition of certain revenue, revenue-reducing returns and discounts, and expenses. There can be no assurance that additional errors in Salix’s accounting will not be uncovered. As a result of these events, Salix has become subject to a number of additional risks and uncertainties, including substantial unanticipated costs for accounting and legal fees in connection with or related to the restatement and shareholder litigation and governmental investigation. The combined company may incur additional substantial defense costs regardless of the outcome of such litigation. Likewise, such events may cause a diversion of the combined company’s management’s time and attention. If we do not prevail in any such litigation or governmental investigation, the combined company could be required to pay substantial damages or settlement costs.

If Salix is unable to maintain effective internal control over financial reporting prior to the consummation of the Acquisition or if, after consummation of the Acquisition, we are unable to remediate the material weaknesses in the internal control over such financial reporting, the accuracy and timeliness of Salix’s or the combined company’s financial reporting may be adversely affected.

In connection with the filing of Salix’s Annual Report on Form 10-K for the year ended December 31, 2014, Salix management evaluated the effectiveness of its internal control over financial reporting as of December 31, 2014 and, based on this evaluation using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (2013 framework), Salix management concluded that Salix did not maintain effective internal control over financial reporting as of December 31, 2014 because it did not (1) establish and maintain adequate procedures and controls for (a) product returns and for the communications between its sales and accounting/finance functions to record agreed upon returns and (b) the recognition of revenue for sales to customers with FOB Destination shipping terms, (2) comply with established policies to properly obtain, evaluate, review and approve agreements with customers and (3) periodically review and assess its account classification policies in light of changes in its organization, management and personnel over time, and the effect of non-routine transactions. These control deficiencies also resulted in the restatement of Salix’s audited consolidated financial statements as of December 31, 2013 and for the year then ended, and the restatement of its unaudited quarterly condensed consolidated financial information for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014. If Salix and, following the consummation of the Acquisition, we are unable to effectively remediate these material weaknesses or are otherwise unable to maintain effective internal control over financial reporting, it could result in another material misstatement of financial statements that would require a restatement. Likewise, such remediation efforts may cause a diversion of the combined company’s management’s time and attention.

Salix and some of its current and former officers and directors have been named as parties to various lawsuits arising out of or related to Salix’s disclosures regarding certain products, including with respect to disclosures concerning historic wholesaler inventory levels, business prospects and demand, reserves and internal controls and those lawsuits could adversely affect the combined company, require significant management time and attention, result in significant legal expenses or damages, and cause the combined company’s business, financial condition, results of operations and cash flows to suffer.

Beginning on November 7, 2014, three putative class action lawsuits were filed by shareholders of Salix, each of which generally alleges that Salix and certain former officers and directors violated the federal securities laws in connection with Salix’s disclosures regarding certain products, including with respect to disclosures concerning historic wholesaler inventory levels, business prospects and demand, reserves and internal controls. Additional information regarding the lawsuits may be found in Note 14 to Salix’s audited consolidated financial statements included in our Current Report on Form 8-K, dated March 16, 2015, and incorporated by reference into this prospectus supplement. See “Available Information and Incorporation by Reference.”

We cannot predict the outcome of these lawsuits. The matters which led to Salix’s Audit Committee’s review and the restatement of Salix’s consolidated financial statements have exposed the combined company to greater risks associated with litigation, regulatory proceedings and government enforcement actions. Salix and its current and former officers and directors may, in the future, be subject to additional litigation relating to such matters. Subject to certain limitations, Salix is obligated to indemnify its current and former officers and directors in connection with such lawsuits and any related litigation or settlements amounts. Regardless of the outcome, these lawsuits, and any other litigation that may be brought against Salix or its current or former officers and directors, could be time-consuming, result in significant expense and divert the attention and resources of the combined company’s management and other key employees. An unfavorable outcome in any of these matters could exceed coverage provided under potentially applicable insurance policies, which is limited. Any such unfavorable outcome could have a material effect on the combined company’s business, financial condition, results of operations and cash flows. Further, the combined company could be required to pay damages or additional penalties or have other remedies imposed against it, or Salix’s current or former directors or officers, which could harm the combined company’s reputation, business, financial condition, results of operations or cash flows.

We could be exposed to significant product liability claims in connection with Salix’s products that could prevent or interfere with our product commercialization efforts.

Salix has been in the past and the combined company might in the future be subjected to product liability claims that arise through the testing, manufacturing, marketing and sale of their products. These claims could expose the combined company to significant liabilities that could prevent or interfere with the combined company’s product commercialization efforts. Product liability claims could require the combined company to spend significant time and money in litigation or to pay significant damages.

Future sales of Xifaxan® and Salix’s other marketed products might be less than expected.

Salix currently actively markets and sells more than 20 products. We expect Xifaxan®, which was launched by Salix in mid-2004 for the treatment of travelers’ diarrhea, and approved and launched in March 2010 for the treatment of hepatic encephalopathy, to continue to be the combined company’s most significant source of GI revenue in the future. If sales of Salix’s marketed products decline or if we experience product returns significantly in excess of estimated amounts recorded, particularly with respect to Xifaxan®, it may have a material adverse effect on the combined company’s business, financial condition and results of operations following the Acquisition. In addition, as further described below, Salix has applied for approval of a new indication of Xifaxan® for the treatment of IBS-D, but there is no assurance that the FDA will approve this additional indication in a timely manner, or at all, with the result that any anticipated sales based on this new indication may be delayed or not occur at all. As this development project represents a significant IPR&D asset for Salix and a substantial portion of Salix’s total IPR&D assets, the refusal of the FDA to approve this new indication could lead to a material impairment charge.

Certain of Salix’s products require supplies of raw materials that may be subject to uncertainty.

Raw material used in the production of Fulyzaq® is obtained from Croton lechleri trees growing in certain South American countries while a key raw material for Relistor® grows in Tasmania, Australia. The combined company’s ability to obtain reliable supplies of these products is not entirely within our control. Failure to obtain these raw materials or delay in their delivery to us, whether due to international, political or economic conditions or otherwise, could adversely affect the combined company’s ability to have the relevant products manufactured or, with respect to additional indications for the products, delay the combined company’s ability to develop the new indications and obtain regulatory approval for them, which could prevent the combined company from generating related revenue.

The FDA may require significant additional clinical testing for Salix’s product candidates, and we may not receive regulatory approval for some or all of these product candidates.

Each of Salix’s investigational drugs is subject to risks that may cause the combined company to incur significant additional costs and the FDA, or applicable foreign regulator, may ultimately refuse to approve of one or more of the combined company’s GI product candidates. If we experience delays or setbacks for any reason, the combined company’s GI product development costs will increase and we may decide to abandon a product candidate entirely. If any of the combined company’s GI product candidates fails to receive regulatory approval, we will have incurred significant expenses without the possibility of generating revenues, which could have a material adverse effect on the combined company’s business.

For example, Salix is seeking approval for an additional indication for the treatment of irritable bowel syndrome with diarrhea (IBS-D) for its Xifaxan® 550 (rifaximin) product, which represents a substantial portion of the IPR&D that we expect to record in connection with our acquisition of Salix. In August 2010, the FDA accepted Salix’s sNDA for rifaximin for IBS, and gave Salix an action date of December 7, 2010. In October 2010, the FDA informed Salix that it was extending the action date by three months to provide for a full review and extended Salix’s action date to March 7, 2011. Salix received a Complete Response Letter (“CRL”) from the FDA on March 7, 2011. The FDA deemed that the Xifaxan® 550 mg sNDA was not ready for approval, primarily due to a newly expressed need for retreatment information. On August 29, 2014, Salix submitted a response to the CRL and subsequently the FDA informed Salix that it considered Salix’s resubmission of the sNDA to be accepted for review. The resubmission is considered a class 2 response to the FDA’s March 7, 2011 CRL and has been assigned a PDUFA of May 27, 2015 (extended from the initial PDUFA date of February 28, 2015). There is no assurance, however, that the FDA will approve rifaximin for the treatment of IBS-D in a timely manner, or at all.

Regulatory approvals for GI products, even if granted, might entail ongoing requirements or restrictions on marketing. These requirements or restrictions, or inquiries into our marketing practices, or inquiries into the combined company’s marketing practices, could increase our expenses and limit revenue.

Regulatory approvals might entail ongoing requirements for post-marketing studies or limit how or to whom the combined company can sell its GI products. Even if we obtain regulatory approvals, labeling and promotional activities are subject to continual scrutiny by the FDA and other federal and state authorities. For example, in 2008, the FDA required Salix to put a “black box” warning on the OsmoPrep® and Visicol® labels regarding potential kidney damage that could result from their use, and a “black box” warning for Metozolv® regarding tardive dyskensia which could result from its use. Salix believes these warnings contributed to reduced sales of those products, and they could limit future sales of those products. With regard to OsmoPrep® and Visicol®, following consultation with the FDA, Salix also developed a risk evaluation and mitigation strategy, including a medication guide. Salix has conducted post-marketing clinical trials as part of this strategy. In December 2011, the FDA agreed that a risk evaluation and mitigation strategy was no longer required for OsmoPrep® and Visicol®.

On February 1, 2013, Salix received a subpoena from the U.S. Attorney’s Office for the Southern District of New York requesting documents regarding its sales and promotional practices for Xifaxan®, Relistor® and Apriso®. Salix is in the process of responding to the subpoena and intends to cooperate fully with the subpoena and related government investigation, which has and will continue to increase Salix’s legal expenses, and might require management time and attention. Currently, we cannot predict or determine the timing or outcome of this inquiry or its impact on the financial condition or results of operations of the combined company.

Salix does not have any manufacturing facilities and is dependent on third parties to manufacture its products.

Salix owns no manufacturing facilities and has limited capabilities in manufacturing pharmaceutical products. Following the Merger, we do not generally expect to engage directly in the manufacturing of GI products, but instead contract with and rely on third-party vendors for these services. A limited number of contract manufacturers exist which are capable of manufacturing Salix’s marketed products and its product candidates, and, with respect to certain of its products, such as Uceris®, a single manufacturer currently serves as Salix’s sole supplier. In addition, in the case of Xifaxan®, a single company converts Salix’s rifaximin supply into its Xifaxan® drug product.

The combined company’s manufacturers must comply with U.S. regulations, including cGMP regulations relating to manufacturing, packaging, documentation, quality control and quality assurance, and our GI facilities must be inspected and approved by the FDA and other regulatory agencies on an ongoing basis. The combined company may be subject to serious consequences if its manufacturers are found to have deficiencies in their manufacturing processes and/or their overall cGMP compliance (particularly in the case of sole suppliers), including potential delays in the regulatory approval process for our drug candidates and recalls of our commercialized products. For example, in April 2010 Salix received a CRL from the FDA related to its NDA for Giazo®. The sole issue raised in this letter concerned a deficiency of the manufacturing facility for this application, which delayed FDA approval almost two years. Given Salix’s ongoing dependence on third-party vendors for the supply and manufacture of material for use in clinical trials and for commercial product, the combined company’s manufacturing strategy presents the following risks:

•	the manufacture of products might be difficult to scale up when required and result in delays, inefficiencies and poor or low yields of quality products;

•

some of Salix’s contracts contain purchase commitments that require Salix to make minimum purchases that might exceed our needs or limit our ability to negotiate with other manufacturers, which might increase costs;

•	the cost of manufacturing certain products might make them prohibitively expensive;

•	delays in scale-up to commercial quantities and any change in manufacturers could delay clinical studies, regulatory submissions and commercialization of our GI products;

•	manufacturers are subject to the FDA’s cGMP regulations and similar foreign standards, and we do not have control over compliance with these regulations by the third-party manufacturers;

•

if we need to change manufacturers, transfers of technical expertise would be required which would include educating the new manufacturer in the processes necessary for the production of our GI products, which might take extensive amounts of time or might not be successful; and

•

if we need to change manufacturers, FDA and comparable foreign regulators might require additional testing and compliance inspections prior to the new manufacturer being qualified for the production of our GI products.

Any manufacturing defect or error discovered after products have been produced and distributed could result in even more significant consequences, including:

•	additional delays, warning letters and fines;

•	product recalls or seizures and injunctions on sales;

•	refusal of the FDA to review pending applications;

•	total or partial suspension of production;

•	withdrawals of previously approved marketing applications;

•	damage to our reputation; and

•	product liability claims, civil penalties and criminal prosecutions.

In addition, the occurrence of manufacturing-related compliance issues could require subsequent withdrawal of the drug approval, reformulation of the drug product, additional testing or changes in labeling of the finished product. Any delay, interruption or cessation of production by the combined company’s third-party manufacturers or strategic partners of its commercial products or product candidates, or their respective materials and components, as a result of any of the above factors or otherwise may limit the combined company’s ability to meet demand for commercial products and/or delay ongoing clinical trials, either of which could have a material adverse effect on the combined company’s business, results of operations and financial condition.

Intense competition might render Salix’s GI products noncompetitive or obsolete.

Competition in the GI business is intense and characterized by extensive research efforts and rapid technological progress. Technological developments by competitors, regulatory approval for marketing competitive products, including potential generic or OTC products, or superior marketing resources possessed by competitors could adversely affect the commercial potential of the combined company’s GI products and could have a material adverse effect on the combined company’s revenue and results of operations. Generic competition is an increasing risk, as Salix has experienced with Colazal® and Pepcid®, and with challenges to Salix’s bowel-cleansing products’ intellectual property. We believe that there are numerous pharmaceutical and biotechnology companies, as well as academic research groups throughout the world, engaged in research and development efforts with respect to pharmaceutical products targeted at GI diseases and conditions addressed by Salix’s current and potential products. In particular, we are aware of products in research or development by competitors that address the diseases being targeted by Salix’s products. Developments by others might render Salix’s current and potential products obsolete or noncompetitive. Competitors might be able to complete the development and regulatory approval process sooner and, therefore, market their GI products earlier than the combined company can.

Many of Salix’s current competitors have significant financial, marketing and personnel resources and development capabilities. For example, many large, well-capitalized companies already offer GI products in the United States and Europe that target the indications for:

•	Xifaxan® for HE, including lactulose (various manufacturers);

•	Xifaxan® for TD, including ciprofloxacin, commonly known as Cipro (Bayer AG);

•

Apriso®, including Asacol and Delzicol (Warner Chilcott plc, or Warner Chilcott), sulfasalazine (Pfizer Pharmaceuticals, or Pfizer), Dipentum (Alaven Pharmaceutical LLC), Pentasa and once-a-day Lialda (Shire Pharmaceuticals Group, or Shire) and three generic balsalazide disodium capsule products;

•

OsmoPrep® and MoviPrep®, including Colyte (Meda Pharmaceuticals Inc.), Golytely (Braintree Laboratories, Inc., or Braintree), Halflytely (Braintree), SuPrep (Braintree), and Nulytely (Braintree), Trilyte (Alaven) and Prepopik (Ferring Pharmaceuticals, Inc.), as well as potential generics from Novel or others;

•	Relistor® for OIC, including OTC laxatives (various manufacturers), Amitiza (Sucampo AG), Kristalose (Cumberland Pharmaceuticals, Inc.), and Entereg (Cubist Pharmaceuticals, Inc.);

•	Solesta®, including various OTC antidiarrheals, fiber, stool softeners and laxatives (various manufacturers), biofeedback, the medical device Inter Stim (Medtronic, Inc.) and sphincteroplasty surgery;

•	Metozolv® ODT, including Reglan (Ani Pharmaceuticals, Inc.), and various generics;

•	Uceris®, including Asacol and Delzicol (Warner Chilcott), Lialda and Pentasa (Shire), Remicade (Janssen Biotech, Inc.) and Humira (AbbVie Inc., or AbbVie);

•	Zegerid®, including Nexium (AstraZeneca plc), Aciphex (Eisai Inc.) and Dexilant (Takeda Pharmaceuticals, Inc., or Takeda) and various generics and OTC proton—pump inhibitor products;

•	Glumetza®, including Fortamet (Andrx Laboratories LLC), Glucophage and Glucophage XR (Bristol Myers Squibb, or BMS), various generics and other prescription diabetes treatments;

•

Cycloset®, including Januvia (Merck), Onglyza (BMS), Byetta (Amylin Pharmaceuticals, Inc., or Amylin), Victoza (Novo Nordisk Inc.), Bydureon (Amylin), Avandia (SB PharmCo Puerto Rico, Inc.), Actos (Takeda), Amaryl (Sanofi Aventis), Glynase (Pfizer) and various branded and generic metformin products;

•

Fenoglide®, including Tricor (AbbVie), Antara (Lupin Atlantis Holdings, S.A.), Lipofen (Cipher Pharmaceuticals, Inc.), Lopid (Pfizer), Trilipix (AbbVie) and other prescription treatments for primary hyperlipidemia, mixed dyslipidemia and hypertriglyceridemia (such as statins and niacin); and

•	Ruconest®, including Cinryze (Shire), Berinert (CSL Behring), Kalbitor (Dyax) and Firazyr (Shire).

In addition, other GI products are in research or development by competitors that address the diseases and diagnostic procedures being targeted by these and Salix’s other products.

Many of Salix’s products rely on patent and/or regulatory exclusivity. These intellectual property rights may not afford such products with meaningful protection, which could result in substantial costs to the combined company and negatively affect its revenues by impacting pricing and sales volume, as well as royalties and other payments owed to the combined company by third parties.

Many of the products in the Salix product portfolio rely on patent and regulatory exclusivity. The intellectual property rights protecting the Salix products might not afford the combined company with meaningful protection from generic and other competition. In addition, because Salix’s strategy is to in-license or acquire pharmaceutical products which typically have been discovered and initially researched by others, future products might have limited or no remaining patent protection due to the time elapsed since their discovery. Competitors could also design around any of Salix’s intellectual property or otherwise design competitive products that do not infringe Salix’s intellectual property. For instance, Salix commenced litigation during 2014 against Par and Mylan and in 2015 against Par, Actavis and Alvogen, which have launched Paragraph IV challenges against certain of Salix’s products. If competitors are successful in such claims, Salix (and the combined company following the consummation of the Acquisition) could experience reduced revenues for such products from lower sales volume, the need to reduce prices, or both. In addition, upon expiration of patent protection, Salix’s products could become subject to generic competition, which could negatively affect product pricing and sales volume.

Risks Related to the Offering and Our Common Shares

The market price of our Common Shares may be volatile, which could cause the value of your investment to decline.

The market price of our Common Shares could fluctuate significantly for various reasons, many of which are beyond our control, including the following:

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	our announcements or our competitors’ announcements regarding new products or services, enhancements, significant contracts, acquisitions or strategic investments;

•	changes in our capital structure, such as future issuances of securities, sales of large blocks of Common Shares by our shareholders or our incurrence of additional debt;

•	changes in governmental regulations or proposals, or new government regulations or proposals, affecting us;

•	changes in key personnel;

•	expiration of lock-up periods applicable to us and our directors and executive officers;

•	our quarterly or annual earnings or those of other companies in our industry;

•	operating and stock price performance of companies that investors deem comparable to us;

•	changes in earnings estimates or recommendations by securities analysts who track our Common Shares;

•	changes in industry conditions;

•	developments related to investigations, regulatory proceedings, or litigation that involve us; and

•

changes in general market, economic and political conditions in the United States, Canada and global economies or financial markets in which we do business, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Shares.

Future sales or issuances of our Common Shares in the public markets, or the perception of such sales, could depress the trading price of our Common Shares.

The sale of a substantial number of Common Shares or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our Common Shares and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of Common Shares or other equity-related securities would have on the market price of our Common Shares.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our Common Shares with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of the Company, our Common Shares would rank below all debt claims against us. In addition, any convertible or exchangeable securities or other equity securities that we may issue in the future may have rights, preferences and privileges more favorable than those of our Common Shares. As a result, holders of our Common Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our Common Shares have been satisfied.

We have no plans to pay regular dividends on our Common Shares, so shareholders may not receive funds without selling their Common Shares.

While our board of directors will review our dividend policy from time to time, we currently do not intend to pay any cash dividends in the foreseeable future on our Common Shares. Any declaration and payment of future dividends to holders of Common Shares will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. In addition, our existing debt instruments restrict or prevent us from paying dividends on our Common Shares. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our Common Shares.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our Common Shares, the price of our Common Shares could decline.

The trading market for our Common Shares depends in part on the research and reports that third-party securities analysts publish about our company and our industry. If one or more analysts cease coverage of our company, we could lose visibility in the market. In addition, one or more of these analysts could downgrade our Common Shares or issue other negative commentary about our company or our industry. As a result of one or more of these factors, the trading price of our Common Shares could decline.

THE MERGER TRANSACTIONS

The Acquisition

On February 20, 2015, Valeant, Merger Sub, Salix and, for the limited purposes set forth therein, the Company entered into the Merger Agreement. The Merger Agreement provides for Merger Sub to commence a tender offer to purchase all of the issued and outstanding Salix Shares and, following the acceptance for payment of Salix Shares pursuant to the tender offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into the Salix, with Salix continuing as the surviving corporation.

On March 4, 2015, Merger Sub commenced the Tender Offer for all of the Salix Shares at a purchase price of $158.00 per share, payable net to the holder in cash, without interest, subject to any withholding of taxes. The Tender Offer is scheduled to expire on April 1, 2015, unless extended in accordance with the terms of the Merger Agreement and applicable law. As soon as practicable following the consummation of the Tender Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into Salix, with Salix surviving as a wholly owned subsidiary of Valeant without the need to seek Salix stockholder approval.

The Tender Offer is conditional on there being validly tendered and not withdrawn prior to the expiration of the Tender Offer a number of Salix Shares that, considered together with all other Salix Shares (if any) beneficially owned by Valeant and its subsidiaries immediately prior to the expiration date, represent at least one Salix Share more than 50% of the sum of (x) the total number of Salix Shares outstanding at the time of the expiration of the Tender Offer and (y) the aggregate number of Salix Shares that Salix would be required to issue upon conversion, settlement or exercise of all then outstanding options, benefit plans, obligations or securities convertible or exchangeable into Salix Shares, or other rights to acquire or be issued Salix Shares. As a result of the terms of the Salix convertible notes, Salix Shares issuable upon conversion of the Salix convertible notes will only be taken into account for purposes of calculating the Minimum Condition if such Salix Shares were delivered or would be required to be delivered on or prior to the consummation of the Tender Offer. The Minimum Condition may not be waived by Valeant or Merger Sub without the prior written consent of Salix. Consummation of the Tender Offer is also subject to customary closing conditions, each as set forth in the Merger Agreement, including, among others, the expiration or termination of the applicable waiting period under the HSR Act. Neither the Tender Offer nor the Merger is subject to a financing condition.

At the effective time of the Merger:

•

any Salix Shares not purchased pursuant to the Tender Offer (other than Salix Shares that are held by any stockholders who properly demand appraisal in connection with the Merger and Salix Shares then owned by Company, Valeant Pharmaceuticals International, Merger Sub or any of their wholly owned subsidiaries, and Salix Shares held by Salix or by any of its wholly owned subsidiaries) will be automatically converted into the right to receive cash in an amount equal to the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of taxes;

•

each unexpired and unexercised Salix Option under any stock plan of Salix, whether or not exercisable or vested, will be cancelled, and each holder thereof shall receive a single lump sum cash payment, subject to any applicable withholding tax, without interest, equal to the product obtained by multiplying (i) the total number of Salix Shares previously subject to such Salix Option and (ii) the excess, if any, of the Offer Price over the exercise price per Salix Share previously subject to such Salix Option; and

•	Salix’s restricted shares will be cashed out at the Offer Price in accordance with the terms of the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants of the parties customary for transactions of this type.

The Merger Agreement contains certain termination rights for Valeant and Salix, including in the event that the Tender Offer is not consummated by August 20, 2015, and further provides that, upon termination of the Merger Agreement under certain circumstances relating to competing acquisition proposals, including if Salix terminates the Merger Agreement to accept a superior proposal, or where Salix’s Board of Directors changes its recommendation in favor of the transaction, Salix may be required to pay Valeant a termination fee of $356.4 million and reimburse the documented out-of-pocket expenses of Valeant, the Company and Merger Sub in connection with the transaction up to a maximum of $50.0 million in the aggregate. Each party also has rights to specific performance as set forth in the Merger Agreement.

On March 11, 2015, Salix confirmed that it had received an unsolicited proposal from Endo International plc (“Endo”) to acquire all of the outstanding Salix Shares for a combination of 1.4607 shares of Endo common stock and $45.00 in cash per Salix Share.

On March 16, 2015, the Company, Valeant, Merger Sub and Salix entered into an Amendment No. 1 (the “Amendment”) to the Merger Agreement.

Pursuant to the Amendment, among other things, (i) the offer price was increased from $158.00 per share to $173.00 per share, net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law thereon, provided that if at 12:00 midnight, Eastern time, on April 8, 2015 (one minute after 11:59 P.M., Eastern time, on April 7, 2015), all of the conditions to the Tender Offer have not been satisfied or waived by Valeant, then the offer price will be reduced to $158.00 per share, net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law thereon; (ii) the amount of the fee payable by Salix upon the termination of the Merger Agreement under certain provisions thereof was increased from $356.4 million to $456.4 million; and (iii) the outside date after which either Valeant or Salix may terminate the transaction has been moved from August 20, 2015 to May 1, 2015.

On March 16, 2015, Endo withdrew its proposal to acquire Salix.

The Tender Offer will expire at 12:00 midnight, Eastern time, on April 1, 2015 (one minute after 11:59 P.M., Eastern time, on March 31, 2015), unless extended.

Copies of the Merger Agreement and the Amendment are included as exhibits to the Company’s Current Reports on Form 8-K filed with the SEC on February 23, 2015 and March 16, 2015, respectively. The foregoing description of the Acquisition and the Merger Agreement, as amended, does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Financing of the Acquisition

We expect to use the net proceeds of this offering, together with borrowings under the Incremental Term Loans, the Acquisition Senior Notes and cash on hand, to fund (i) the transactions contemplated by the Merger Agreement, (ii) the repayment of all outstanding loans and termination of commitments under Salix’s existing credit facilities, (iii) the redemption of Salix’s 6.00% senior notes due 2021, (iv) the payment of any cash consideration necessary upon the conversion of Salix’s 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015 and (v) certain fees and expenses related to the Transactions. We intend to use any remaining proceeds for general corporate purposes, including acquisitions and debt repayments. See “Use of Proceeds.”

This offering is not conditioned on the consummation of the Tender Offer and there can be no assurance that the Tender Offer, the Merger or any of the other Transactions will be consummated on the terms described herein, or at all. If the Acquisition is not consummated, we intend to use the proceeds of the offering, net of certain fees and expenses, for general corporate purposes, including acquisitions and debt repayment.

USE OF PROCEEDS

The net proceeds from this offering, after deduction of underwriting discounts and expenses, are estimated to be approximately $1.43 billion, or approximately $1.65 billion if the underwriters exercise their option to purchase Additional Shares in full.

We expect to use the net proceeds of this offering, together with borrowings under the Incremental Term Loans, the Acquisition Senior Notes and cash on hand, to fund (i) the transactions contemplated by the Merger Agreement, (ii) the repayment of all outstanding loans and termination of commitments under Salix’s existing credit facilities, (iii) the redemption of Salix’s 6.00% senior notes due 2021, (iv) the payment of any cash consideration necessary upon the conversion of Salix’s 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015 and (v) certain fees and expenses related to the Transactions. We intend to use any remaining proceeds for general corporate purposes, including acquisitions and debt repayments.

This offering is not conditioned on the consummation of the Tender Offer and there can be no assurance that the Tender Offer, the Merger or any of the other Transactions will be consummated on the terms described herein, or at all. If the Acquisition is not consummated, we intend to use the proceeds of the offering, net of certain fees and expenses, for general corporate purposes, including acquisitions and debt repayment.

The table below summarizes the estimated sources and uses of funds for the Acquisition, assuming the underwriters do not exercise their option to purchase Additional Shares.

Sources	Amount	Uses	Amount
	(in millions)		(in millions)
Common Shares offered hereby	$1,450	Equity purchase price	$11,367
Acquisition Senior Notes(1)	10,093	Repayment of Salix credit facilities	1,125
Incremental Term Loans(2)	5,150	Redemption of Salix 6.00% Senior Notes due 2021(4)	841
Cash(3)	198	Payments associated with Salix convertible notes(2)	3,123
		Estimated fees and expenses(5)	435

Total sources	$16,891	Total uses	$16,891

(1)	Reflects the issuance of (i) $2,000,000,000 in aggregate principal amount of 5.375% Senior Notes due 2020, (ii) $3,250,000,000 in aggregate principal amount of 5.875% Senior Notes due 2023, (iii) €1,500,000,000 in aggregate principal amount of 4.50% Senior Notes due 2023 and (iv) $3,250,000,000 in aggregate principal amount of 6.125% Senior Notes due 2025. Euro notes are shown in U.S. dollars at a March 12, 2015 end of day exchange rate of $1.0620 per €1.00.
(2)

As of the date of this prospectus supplement, $343.2 million aggregate principal amount of Salix’s 2.75% convertible senior notes due 2015 was outstanding and $689.8 million aggregate principal amount of Salix’s 1.5% convertible senior notes due 2019 was outstanding. From and after the occurrence of the Merger, both series of notes will be convertible solely into cash, including a make-whole payment for any notes that are converted from and after the effective date of the Merger to and including the close of business on the business day immediately preceding the related fundamental change repurchase date designated by Salix. We expect the fundamental change repurchase date with respect to the 2.75% convertible senior notes due 2015 will be no later than the May 15, 2015 maturity date of such notes, and we expect the fundamental change repurchase date with respect to the 1.5% convertible senior notes due 2019 will be on or about April 30, 2015. We expect that all or substantially all holders of the 2.75% convertible senior notes due 2015 will convert their notes prior to the May 15, 2015 maturity date of such notes, and that all or substantially all holders of the 1.5% convertible senior notes due 2019 will convert their notes during the related make-whole fundamental change period. The use of funds set forth above assumes that all holders convert their notes during such periods and receive the relevant make-whole payment (and, with respect to the 2.75% convertible senior notes due 2015, that holders receive the final interest payment with respect to such notes). We will fund these conversion payments using the Incremental Term Loans, including delayed draws under such facilities, and cash on hand.

Salix entered into capped call transactions in connection with the issuance of the 2.75% convertible senior notes due 2015 and hedge transactions and related warrant transactions in connection with the issuance of the 1.5% convertible senior notes due 2019. The capped call transactions, the convertible bond hedge transactions and the warrant transactions are expected to be unwound in connection with the Merger.

(3)	Expected to be funded using cash balances of the Company, cash assumed in connection with the Acquisition and cash received in connection with the unwinding of the capped call transactions, the convertible bond hedge transactions and the warrant transactions. See footnote (2) above.
(4)	As of the date of this prospectus supplement, $750.0 million aggregate principal amount of notes was outstanding. Assumes $262.5 million aggregate principal amount of Salix’s 6.00% senior notes due 2021 are redeemed on May 1, 2015, with the remaining $487.5 million aggregate principal amount of Salix’s 6.00% senior notes due 2021 being redeemed on May 4, 2015. In connection with the consummation of the Tender Offer, we expect to irrevocably deposit with the trustee under the indenture governing Salix’s 6.00% senior notes due 2021 an amount of funds sufficient to satisfy these redemption payments and satisfy and discharge the indenture governing the notes.
(5)	Reflects our estimate of fees and expenses associated with the Transactions (other than the premium associated with the redemption of Salix’s 6.00% senior notes due 2021), including discounts to the initial purchasers and underwriters, commitment and financing fees payable in connection with the Commitment Letter, and legal, accounting and other costs payable in connection with the Acquisition.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at December 31, 2014, (i) on an actual basis, (ii) on an as adjusted basis to give effect to the transactions set forth under “Summary—Recent Developments” (other than under “Proposed Acquisition of Salix”) and (iii) on a pro forma as adjusted basis to give further effect to the adjustments included in the pro forma condensed combined financial information set forth under “Valeant Pharmaceuticals International, Inc. and Salix Pharmaceuticals, Ltd. Unaudited Pro Forma Condensed Combined Financial Statements,” including this offering and the issuance of the Acquisition Senior Notes and the Acquisition.

The following table should be read in conjunction with the audited consolidated financial statements that are incorporated by reference into this prospectus supplement.

The combined company’s cash and cash equivalents and capitalization will vary from the pro forma as adjusted amounts set forth below depending on several factors, including the timing of the consummation of the respective transactions and other factors. Furthermore, the unaudited pro forma condensed combined financial statements do not give effect to the transactions described under “Summary—Recent Developments” (other than under “Proposed Acquisition of Salix”), as these developments occurred after December 31, 2014 and are not directly attributable to the Acquisition.

This table should be read in conjunction with “Use of Proceeds,” “Valeant Pharmaceuticals International, Inc. and Salix Pharmaceuticals, Ltd. Unaudited Pro Forma Condensed Combined Financial Statements” and our audited consolidated financial statements that are incorporated by reference in this prospectus supplement. See “Available Information and Incorporation by Reference.”

	As of December 31, 2014
	Actual	As adjusted(1)	Pro forma as adjusted(1)(2)
	(in millions)
Cash and cash equivalents	$322.6	$403.0	$901.1

Long-Term Debt
Credit Facilities
Revolving Credit Facility(3)	$165.0	$225.0	$225.0
Series A-1 Tranche A Term Loan Facility(4)	139.6	139.6	139.6
Series A-2 Tranche A Term Loan Facility(4)	135.7	135.7	135.7
Series A-3 Tranche A Term Loan Facility(4)	1,637.9	1,887.9	1,887.9
Series A-4 Tranche A Term Loan Facility(4)	—	—	986.3
Series D-2 Tranche B Term Loan Facility(4)	1,089.7	1,089.7	1,089.7
Series C-2 Tranche B Term Loan Facility(4)	838.3	838.3	838.3
Series E-1 Tranche B Term Loan Facility(4)	2,544.9	2,544.9	2,544.9
Series F Tranche B Term Loan Facility(4)	—	—	4,082.6
Senior Notes:
6.875% Senior Notes due 2018(4)	497.7	—	—
6.75% Senior Notes due 2018(4)	1,585.8	1,585.8	1,585.8
7.00% Senior Notes due 2020(4)	687.5	687.5	687.5
6.375% Senior Notes due 2020(4)	2,225.6	2,225.6	2,225.6
6.75% Senior Notes due 2021	650.0	650.0	650.0
7.50% Senior Notes due 2021(4)	1,608.4	1,608.4	1,608.4
5.625% Senior Notes due 2021(4)	892.6	892.6	892.6
7.25% Senior Notes due 2022(4)	543.2	543.2	543.2
5.50% Senior Notes due 2023(4)	—	991.5	991.5

	As of December 31, 2014
	Actual	As adjusted(1)	Pro forma as adjusted(1)(2)
	(in millions)
5.375% Senior Notes due 2020(4)	—	—	1,977.5
5.875% Senior Notes due 2023(4)	—	—	3,213.4
4.50% Senior Notes due 2023(4)(5)	—	—	1,575.1
6.125% Senior Notes due 2025(4)	—	—	3,213.4
Other(6)	22.1	22.1	22.1
Total Debt	15,264.0	16,067.8	31,116.1
Shareholders’ Equity
Common shares, no par value, unlimited shares authorized, 334,402,964 issued and outstanding at December 31, 2014, 341,747,339 shares pro forma as adjusted.	8,349.2	8,349.2	9,782.9
Additional paid-in capital	243.9	243.9	243.9
Accumulated deficit	(2,365.0)	(2,377.9)	(2,750.9)
Accumulated other comprehensive loss	(915.9)	(915.9)	(915.9)
Non-controlling interest	122.3	122.3	122.3

Total Equity	5,434.5	5,421.6	6,482.3

Total Capitalization	$20,698.5	$21,489.4	$37,598.4

(1)	For information on the as adjusted transactions, see “Summary—Recent Developments.”
(2)	For information on the pro forma adjustments, see “Valeant Pharmaceuticals International, Inc. and Salix Pharmaceuticals, Ltd. Unaudited Pro Forma Condensed Combined Financial Statements.”
(3)	As of March 16, 2015, we had drawn $225.0 million under the Revolving Credit Facility.
(4)	Net of unamortized debt discounts.
(5)	Euro notes are shown in U.S. dollars at a March 12, 2015 end of day exchange rate of $1.0620 per €1.00.
(6)	Includes amounts reflected in “Accrued and other current liabilities” on the Company’s balance sheet as of December 31, 2014.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. AND SALIX PHARMACEUTICALS, LTD.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statement of loss for the year ended December 31, 2014 has been prepared by Valeant Pharmaceuticals International, Inc. (“Valeant”) and gives effect to the acquisition of Salix Pharmaceuticals, Ltd. (“Salix”) by Valeant, including the related debt and equity to be issued by Valeant to finance the acquisition, as if such transactions had occurred on January 1, 2014.

The unaudited pro forma condensed combined balance sheet as of December 31, 2014 combines the historical consolidated balance sheets of Valeant and Salix, giving effect to the acquisition of Salix, including the debt and equity to be issued by Valeant to finance the acquisition, as if such transactions had occurred on December 31, 2014.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statement of loss, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•

separate audited consolidated financial statements of Valeant as of and for the year ended December 31, 2014 and the related notes, included in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2014; and

•

separate audited consolidated financial statements of Salix as of and for the year ended December 31, 2014 and the related notes, incorporated herein by reference to Valeant’s Current Report on Form 8-K, filed on March 16, 2015.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition of Salix or the related financing transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Valeant and Salix during the period presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under United States generally accepted accounting principles (“U.S. GAAP”). The accounting for the acquisition of Salix is dependent upon certain valuations that are provisional and are subject to change. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Valeant’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition of Salix, the costs to integrate the operations of Valeant and Salix or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Subsequent to December 31, 2014, Valeant has completed the following transactions:

•	the redemption of the remaining $499.6 million aggregate principal amount of its 6.875% senior notes due 2018;

•	the issuance of $1.0 billion aggregate principal amount of 5.50% senior unsecured notes due 2023;

•

the execution of joinder agreements to allow for an increase in commitment under the revolving credit facility to $1.5 billion and the issuance of $250.0 million in incremental term loans under the Series A-3 Tranche A Term Loan Facility under Valeant’s Third Amended and Restated Credit and Guaranty Agreement, as amended (the “Credit Agreement”);

•	the acquisition of a portfolio of hospital products from Marathon Pharmaceuticals, LLC; and

•	the acquisition of the assets of Dendreon Corporation, including the worldwide rights to the Provenge ® product.

These transactions are not directly attributable to the acquisition of Salix by Valeant and, as such, the unaudited pro forma condensed combined financial statements do not give effect to these transactions.

Furthermore, Valeant’s historical consolidated statement of income for the year ended December 31, 2014 included (1) a net gain of $323.9 million within other income resulting from the divestiture of its facial aesthetic fillers and toxins product rights and (2) a net gain of $286.7 million within gain on investments, net from the sale by PS Fund 1, LLC of shares of Allergan Inc. (“Allergan”) common stock allocable to Valeant, and the termination of its agreement with Pershing Square Capital Management L.P. as a result of Valeant’s withdrawal of the exchange offer to acquire all of the outstanding shares of Allergan. The unaudited pro forma condensed combined financial statements have not been adjusted to exclude the effect of these transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF LOSS

For the year ended December 31, 2014

	Valeant	Salix	Pro forma adjustments (Note 6)			Valeant/Salix combined Pro forma
	I	II	III			I + II + III
	(All dollar amounts expressed in millions of U.S. dollars, except per share data)
Revenues
Product sales	$8,103.6	$1,133.5	$—			$9,237.1
Other revenues	159.9	—	—			159.9

	8,263.5	1,133.5	—			9,397.0

Expenses
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	2,196.2	337.8	(22.5)	(b	)	2,511.5
Cost of other revenues	58.4	—	—			58.4
Selling, general and administrative	2,026.3	660.1	(150.4)	(a	)	2,536.0
Research and development	246.0	170.3	(69.5)	(a	)	346.8
Amortization and impairments of finite-lived intangible assets	1,550.7	216.1	535.9	(a	),(c)	2,302.7
Restructuring, integration and other costs	381.7	—	5.0	(a	)	386.7
In-process research and development impairments and other charges	41.0	—	64.5	(a	)	105.5
Acquisition-related costs	6.3	—	148.5	(a	),(g)	154.8
Acquisition-related contingent consideration	(14.1)	77.0	—			62.9
Other income	(268.7)	—	—			(268.7)
Intangible impairment charges	—	162.3	(162.3)	(a	)	—

	6,223.8	1,623.6	349.2			8,196.6

Operating income (loss)	2,039.7	(490.1)	(349.2)			1,200.4
Interest income	5.0	—	1.0	(a	)	6.0
Interest expense	(971.0)	(170.8)	(627.9)	(d	)	(1,769.7)
Loss on extinguishment of debt	(129.6)	—	—			(129.6)
Foreign exchange and other	(144.1)	—	(3.7)	(a	)	(147.8)
Gain on investments, net	292.6	—	—			292.6
Interest and other expense	—	(2.7)	2.7	(a	)	—

Income (loss) before provision for (recovery of) income taxes	1,092.6	(663.6)	(977.1)			(548.1)
Provision for (recovery of) income taxes	180.4	(248.7)	(259.4)	(e	)	(327.7)

Net income (loss)	$912.2	$(414.9)	$(717.7)			$(220.4)

Net loss attributable to non controlling interest	(1.3)	—	—			(1.3)
Net income (loss) attributable to Valeant	$913.5	$(414.9)	$(717.7)			$(219.1)

Basic income (loss) per share	$2.72					$(0.64)

Diluted income (loss) per share	$2.67					$(0.64)

Weighted-average number of common shares outstanding (in millions)
Basic	335.4		7.3	(t	)	342.7
Diluted	341.5		7.3	(t	)	342.7

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Salix Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of December 31, 2014

	Valeant	Salix	Pro forma adjustments (Note 6)		Valeant/Salix combined Pro forma
	I	II	III		I + II + III
	(All dollar amounts expressed in millions of U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$322.6	$499.3	$(32.9)	(r)	$789.0
Trade receivables, net	2,075.8	42.5	(42.5)	(a)	2,075.8
Inventories, net	950.6	175.2	102.6	(f)	1,228.4
Prepaid expenses and other current assets	641.9	81.3	(10.5)	(h)	712.7
Assets held for sale	8.9	—	—		8.9
Deferred tax assets, net	193.3	207.7	77.2	(e)	478.2

Total current assets	4,193.1	1,006.0	93.9		5,293.0
Property, plant and equipment, net	1,310.5	34.9	—		1,345.4
Intangible assets, net	11,255.9	1,633.1	11,357.4	(i)	24,246.4
Goodwill	9,346.4	1,349.1	5,535.9	(j)	16,231.4
Deferred tax assets, net	54.0	—	—	(e)	54.0
Other long-term assets, net	193.1	94.3	(46.0)	(k)	241.4

Total assets	$26,353.0	$4,117.4	$16,941.2		$47,411.6

Liabilities
Current liabilities:
Accounts payable	$398.0	$45.6	$—		$443.6
Accrued and other current liabilities	2,179.4	179.2	226.9	(a),(l)	2,585.5
Acquisition-related contingent consideration	141.8	—	—		141.8
Current portion of long-term debt	0.9	—	—	(a),(m)	0.9
Deferred tax liabilities, net	10.7	—	—	(e)	10.7
Current portion of convertible senior notes	—	921.1	(921.1)	(a)	—
Current portion of Term Loan B credit facility	—	60.0	(60.0)	(a)	—
Reserve for product returns, rebates, chargebacks, and patient-focused promotional programs	—	269.4	(269.4)	(a)	—

Total current liabilities	2,730.8	1,475.3	(1,023.6)		3,182.5
Acquisition-related contingent consideration	167.0	151.3	—		318.3
Long-term debt	15,253.7	—	15,006.4	(a),(m)	30,260.1
Pension and other benefit liabilities	239.8	—	—		239.8
Liabilities for uncertain tax positions	102.6	—	15.9	(a)	118.5
Deferred tax liabilities, net	2,227.5	284.5	4,088.7	(e)	6,600.7
Other long-term liabilities	197.1	15.3	(15.9)	(a),(n)	196.5
Lease incentive obligation	—	9.1	(9.1)	(a)	—
Term Loan B credit facility	—	1,080.0	(1,080.0)	(a)	—
2021 senior notes	—	750.0	(750.0)	(a)	—

Total liabilities	20,918.5	3,765.5	16,232.4		40,916.4

Unamortized debt discount due on conversion of senior notes	—	113.6	(113.6)	(m)	—

Equity
Common shares	8,349.2	0.1	1,433.6	(o)	9,782.9
Additional paid-in capital	243.9	595.1	(595.1)	(p)	243.9
Accumulated deficit	(2,365.0)	(355.5)	(17.5)	(s)	(2,738.0)
Accumulated other comprehensive loss	(915.9)	(1.4)	1.4	(q)	(915.9)

Total shareholders’ equity	5,312.2	238.3	822.4		6,372.9
Noncontrolling interest	122.3	—	—		122.3

Total equity	5,434.5	238.3	822.4		6,495.2

Total liabilities and equity	$26,353.0	$4,117.4	$16,941.2		$47,411.6

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Salix Acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On February 20, 2015, Valeant and Salix entered into an agreement and plan of merger (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Salix will become a wholly-owned subsidiary of Valeant (the “Salix Acquisition”). The Merger Agreement provided for the acquisition of all outstanding shares of Salix common stock for $158.00 per share in cash through a tender offer and merger following completion of the tender offer. On March 16, 2015, Valeant and Salix entered into an amendment to the Merger Agreement which increases the offer price of $173.00 per share in cash through April 7, 2015. If all of the conditions to the tender offer have not been satisfied or waived by April 8, 2015, the offer price will drop back to $158.00 per share in cash.

In accordance with the Merger Agreement, at the effective time of the Salix Acquisition (the “Effective Time”), each share of Salix common stock, issued and outstanding immediately prior to the Effective Time, other than any dissenting shares which will receive the payment amount provided by statute, will be converted into the right to receive the amount paid in the tender offer, without interest (“Per Share Merger Consideration”).

Each Salix stock option, unexpired and unexercised, that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such stock option, as applicable. Each share of Salix restricted stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the Per Share Merger Consideration.

The Salix Acquisition will be financed with debt and approximately $1.45 billion of new equity. The net proceeds from the debt and equity issuances will be utilized to fund (i) the Salix Acquisition, (ii) the repayment of all outstanding loans and termination of commitments under Salix’s (and its subsidiaries’) existing credit facilities, (iii) the redemption of Salix’s 6.00% Senior Notes due 2021, (iv) the payment of cash consideration upon the conversion of Salix’s 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015 and (v) certain transaction expenses.

Valeant has entered into an amended and restated commitment letter (the “Commitment Letter”), dated as of March 8, 2015, with a syndicate of banks, led by Deutsche Bank AG New York Branch (“Deutsche Bank”), HSBC Bank USA, National Association (“HSBC”) and their respective affiliates. Pursuant to the Commitment Letter, such banks have committed to provide (i) incremental term loans pursuant to Valeant’s Credit Agreement of up to $5.55 billion, consisting of an incremental tranche A term loan facility of $1.0 billion and an incremental tranche B term loan facility of $4.55 billion, and (ii) senior unsecured increasing rate bridge loans under a new senior unsecured bridge facility of up to $9.6 billion (USD equivalent). The bridge loan commitments will be reduced to the extent of the gross proceeds received by Valeant from an offering of senior notes.

On March 13, 2015, Valeant announced that VRX Escrow Corp., a newly formed wholly owned Canadian subsidiary of Valeant, has priced its offering of the U.S. dollar equivalent of approximately $10.1 billion aggregate principal amount of senior unsecured notes to be issued in four series denominated in U.S. dollars and euro, including $2.0 billion aggregate principal amount of 5.375% senior unsecured notes due 2020, $3.25 billion aggregate principal amount of 5.875% senior unsecured notes due 2023, €1.5 billion aggregate principal amount of 4.50% senior unsecured notes due 2023, and $3.25 billion aggregate principal amount of 6.125% senior unsecured notes due 2025.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

The notes offering is expected to close on or about March 27, 2015 and consequently, the bridge loan commitments are expected to be fully reduced and not utilized. The aggregate principal amount of the notes offering is higher than the initial amount of $9.6 billion; as a result, the aggregate principal amount of the incremental tranche B term loan facility will be reduced by $400 million and, consequently, the aggregate principal amount of the incremental term loans will be $5.15 billion.

The Salix Acquisition is subject to customary closing conditions, including the tender of a majority of the outstanding Salix Shares on a fully-diluted basis and the expiration or termination of the applicable waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Valeant received early termination of the HSR waiting period on March 13, 2015.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Valeant being the legal and accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement , and was based on the historical financial statements of Valeant and Salix.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Salix Acquisition, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the Salix Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Salix.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Valeant and Salix in connection with the Salix Acquisition are estimated to be approximately $195.0 million (including the commitment fee to be incurred by Valeant relating to the bridge loan facility). The estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2014 as a reduction to cash and cash equivalents and an increase to accumulated deficit. To the extent that any transaction costs incurred by Salix are not paid prior to the closing of the Salix Acquisition and will be paid by Valeant on or after the date of acquisition, such amount would be treated as additional purchase price or an assumed liability and will increase goodwill correspondingly. For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that the estimated transaction costs to be incurred by Salix will be paid prior to the closing of the Salix Acquisition.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition of Salix, the costs to integrate the operations of Valeant and Salix or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

3.	Accounting Policies

Upon consummation of the Salix Acquisition, Valeant will review, in detail, Salix’s accounting policies. As a result of that review, Valeant may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

statements. Valeant is not aware of any differences that would have a material impact on the combined financial statements, other than the differences as described in Note 6(a) and 6(b).

As a result, the unaudited pro forma condensed combined financial statements do not assume any significant differences in accounting policies.

4.	Fair Value of Consideration to be Transferred in Connection with the Salix Acquisition

The following is a preliminary estimate of the purchase price for the Salix Acquisition:

(In millions except per share data)	Conversion Calculation	Estimated Fair Value
Number of shares of Salix common stock outstanding as of February 27, 2015	64.2
Multiplied by Per Share Merger Consideration(a)	$173.00	$11,115.0

Number of outstanding stock options expected to be cancelled and exchanged for cash(b)	0.1	16.3
Number of outstanding restricted stock expected to be cancelled and exchanged for cash(b)	1.4	235.6

		11,366.9
Less: Estimated cash consideration to be paid for Salix’s restricted stock that would be accelerated at the closing of the Salix Acquisition(b)		(197.0)
Add: Payment of Salix’s Term Loan B Credit Facility(c)		1,140.0
Add: Payment of Salix’s 6.00% Senior Notes due 2021(c)		834.5

Total		$13,144.4

(a)	Pursuant to the Merger Agreement, at the Effective Time of the Salix Acquisition, each share of Salix common stock issued and outstanding immediately prior to the Effective Time, other than any dissenting shares, will be converted into the right to receive the Per Share Merger Consideration, without interest. Assumes a share price of $173.00.
(b)	Each Salix stock option, unexpired and unexercised, that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such stock option, as applicable. Each share of Salix restricted stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the Per Share Merger Consideration.

In accordance with ASC 805, the estimated purchase consideration to be paid to holders of Salix stock options and restricted stock attributable to pre-combination services has been included as a component of purchase price. The estimated purchase consideration in respect of stock options and restricted shares is determined based on information as of February 27, 2015, which is the most recent information made available to Valeant at this time. The calculation of purchase consideration will be updated based on the outstanding stock options and restricted stock as of the date of the Salix Acquisition.

Cash consideration to be paid for outstanding restricted stock that will be accelerated, by Valeant, in connection with the Salix Acquisition will be accounted for as post-combination expense and, consequently, has been excluded from estimated purchase price. For purposes of the unaudited pro forma condensed combined financial statements, cash consideration to be paid for outstanding restricted stock, attributable to post-combination service, has been recorded as a reduction to cash and cash equivalents and an increase to accumulated deficit.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

In addition, the estimated cash consideration to be given in exchange for outstanding Salix stock options and restricted stock approximates the fair value of those options and restricted stock. Accordingly, no portion of the cash consideration to be paid for stock options and restricted stock attributable to pre-combination services has been reflected as compensation expense for purposes of the unaudited pro forma condensed combined financial statements. As of the date of the Salix Acquisition, Valeant will recalculate the fair values of the outstanding Salix stock options and restricted stock in accordance with ASC 718, Compensation—Stock Compensation, to determine the amount, if any, to be recorded as post-acquisition compensation expense.

(c)	The repayment of Salix’s Term Loan B Credit Facility has been reflected as part of the purchase consideration as the debt will be repaid concurrently with the consummation of the Salix Acquisition and will not be assumed by Valeant as part of the acquisition. Similarly, the redemption of Salix’s 6.00% Senior Notes due 2021 has been reflected as part of the purchase consideration as the indenture governing the 6.00% Senior Notes due 2021 will be satisfied and discharged concurrently with the consummation of the Salix Acquisition and will not be assumed by Valeant as part of the acquisition.

5.	Assets to be Acquired and Liabilities to be Assumed in Connection with the Salix Acquisition

Assuming an acquisition date of December 31, 2014, the following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Valeant in connection with the Salix Acquisition, reconciled to the estimated purchase price:

(In millions)
Cash and cash equivalents	$499.3
Inventories(a)	277.8
Other current assets(b)	1,382.2
Property, plant and equipment(c)	34.9
Intangible assets(d)	12,990.5
Other assets	38.9
Accounts payable	(45.6)
Other current liabilities(e)	(1,519.1)
Long-term debt(f)	(3,125.6)
Other liabilities	(166.6)
Deferred tax liabilities, net(g)	(4,107.3)

Total identifiable net assets acquired	6,259.4

Goodwill(h)	6,885.0

Estimated purchase price	$13,144.4

(a)	A preliminary fair value estimate of $277.8 million has been assigned to inventories to be acquired. The pro forma fair value adjustment to inventories to be acquired is based on Salix’s inventories as of December 31, 2014, adjusted as follows based on Valeant management’s estimates using the following methods:

i.	Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

ii.	Work in process at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods; and

iii.	Raw materials at current replacement costs.

(b)	Includes an estimated fair value of $1,268.9 million to record the capped call transactions and convertible bond hedge transactions that were entered into by Salix in connection with its 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015.
(c)	A preliminary fair value estimate of $34.9 million has been assigned to property and equipment to be acquired. Valeant has assumed Salix’s historical net book value approximates fair value for these assets for purposes of these unaudited pro forma condensed combined financial statements. The assumptions used to determine the fair value of Salix’s property and equipment may change as Valeant conducts, with the assistance of a third party appraiser, a valuation of Salix’s property and equipment following the completion of the acquisition. The fair value of property and equipment was estimated based on a review of the assets’ remaining useful lives, current replacement costs, and disposal costs.
(d)	A preliminary fair value estimate of $12,990.5 million has been assigned to intangible assets acquired, primarily consisting of product rights (inclusive of trademarks and technology/patents), corporate brand, and in-process research and development (“IPR&D”). Amortization related to the fair value of the finite-lived intangible assets has been reflected as a pro forma adjustment to the unaudited pro forma condensed combined statement of loss.

The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

(In millions)	Estimated Fair Value	Average Estimated Useful
Product rights	$6,636.6	12
Corporate brand	305.8	10
In-process research and development(i)	6,048.1	N/A

Total	$12,990.5

(i)	Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the Salix Acquisition, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence, and the impact on earnings can be significant. If an IPR&D project were not successfully developed, an impairment charge may result, and such charge could be material.

A key variable in determining the fair value of IPR&D includes the application of probability factors related to the likelihood of success of the respective products reaching each remaining stage of clinical and regulatory development, including market commercialization. The fair value of IPR&D is supported by industry and academic research papers that calculate probabilities of success by phase of development and by Valeant’s management view on regulatory risks for its IPR&D. Changes in these probability factors may have a significant impact on the asset values.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

IPR&D related to the Salix Acquisition is primarily comprised of product candidates in the approval stage, Phase 3 and Phase 2 of clinical trials. The most significant IPR&D project relates to a rifaximin compound for use for the treatment of irritable bowel syndrome with diarrhea (“IBS-D”). The U.S. Food and Drug Administration (“FDA”) has accepted the supplemental New Drug Application for rifaximin IBS-D and a PDUFA action date of May 27, 2015 has been set. In addition to the IBS-D indication, the rifaximin compound is also under development to treat Crohn’s disease and to prevent complications in early chronic decompensated liver disease. A further compound, methylnaltrexone bromide, is in Phase 3 clinical trials and will be used as an oral treatment for opioid-induced constipation in patients with chronic non-cancer pain.

An upward or downward adjustment of 10% of the preliminary probability of FDA approval of each of the IPR&D assets will result in a fair value increase or decrease of the total IPR&D assets of approximately $1.1 billion. Such change would increase or decrease the deferred tax liability by approximately $0.4 billion and decrease or increase goodwill by approximately $0.7 billion. Valeant believes that an upward or downward adjustment of as much as approximately 20% of the preliminary fair value estimate of the total intangible assets, or approximately $2.6 billion, is reasonably possible. A fair value increase or decrease of this magnitude would increase or decrease the deferred tax liability by approximately $0.9 billion and decrease or increase goodwill by approximately $1.7 billion. Such change would result in an increase or decrease of approximately $87.0 million in annual amortization expense.

(e)	Includes an estimated fair value of $1,070.5 million to record the warrant transactions that were entered into by Salix in connection with its 1.5% Convertible Senior Notes due 2019.

(f)	Reflects the fair value of Salix’s debt as of the acquisition date as follows:

(In millions)
1.5% Convertible Senior Notes due 2019	$1,839.4
2.75% Convertible Senior Notes due 2015	1,286.2

Total	$3,125.6

(g)	Represents the net deferred income tax liabilities based on the statutory tax rates of the relevant jurisdictions. The effect of deferred taxes was estimated as follows:

(In millions)
Deferred income tax impact due to:
Estimated fair value adjustment for inventory	$(37.0)
Estimated fair value adjustment for other assets	20.0
Estimated fair value adjustment for intangible assets	(4,088.7)
Estimated fair value adjustment related to debt	75.2

Estimated adjustments to deferred income taxes	(4,030.5)
Salix’s historical deferred tax liabilities, net	(76.8)

Estimated deferred income tax liabilities, net	$(4,107.3)

Consists of:
Deferred income tax assets—current	$265.9
Deferred income tax liabilities—non-current	(4,373.2)

Estimated deferred income tax liabilities, net	$(4,107.3)

For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the balance of unrecognized tax benefits, which is based on

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

Valeant’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the statutory tax rates used for the purposes of preparing these pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(h)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not deductible for tax purposes.

6.	Pro Forma Adjustments in Connection with the Salix Acquisition

This note should be read in conjunction with Note 1. Description of Transaction ; Note 2. Basis of Presentation ; Note 4. Fair Value of Consideration to be Transferred in Connection with the Salix Acquisition; and Note 5. Assets to be Acquired and Liabilities to be Assumed in Connection with the Salix Acquisition . The following summarizes the pro forma adjustments in connection with the Salix Acquisition to give effect to the acquisition as if it had occurred on January 1, 2014 for purposes of the pro forma condensed combined statement of loss and on December 31, 2014 for purposes of the pro forma condensed combined balance sheet:

(a)	Certain reclassifications have been made to the historical financial statements of Salix to conform to the financial statement presentation adopted by Valeant, which include the following:

Adjustments made to Salix’s historical consolidated statement of loss for the year ended December 31, 2014:

1)	Reclassification of transaction costs of $150.4 million from selling, general and administrative expense to acquisition-related costs;

2)	Reclassification of milestone payments of $64.5 million related to Salix’s IPR&D intangible assets from research and development to in-process research and development impairments and other charges and reclassification of a termination payment of $5.0 million from research and development to restructuring, integration and other costs;

3)	Reclassification of intangible impairment charges of $162.3 million to amortization and impairments of finite-lived intangible assets; and

4)	Reclassification of interest income of $1.0 million from interest and other expense to interest income and reclassification of other expense of $3.7 million from interest and other expense to foreign exchange and other.

Adjustments made to Salix’s historical consolidated balance sheet as of December 31, 2014:

1)	Reclassification of reserve for product returns, rebates and patient-focused promotional programs of $206.4 million to accrued and other current liabilities and reclassification of reserve for chargebacks of $63.0 million to trade receivables, net, which resulted in a further reclassification of Salix’s trade receivables, net to accrued and other current liabilities;

2)	Reclassification of the current portion of the Term Loan B credit facility and convertible senior notes of $981.1 million, in aggregate, to current portion of long-term debt;

3)	Reclassification of the Term Loan B credit facility and 2021 senior notes of $1,830.0 million, in aggregate, to long-term debt;

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

4)	Reclassification of other long-term liabilities of $15.9 million to liabilities for uncertain tax positions; and

5)	Reclassification of lease incentive obligation of $9.1 million to other long-term liabilities.

(b)	To reduce cost of goods sold by $22.5 million for milestone payments relating to approved products that were incurred by Salix for the year ended December 31, 2014. Salix’s accounting policy is to recognize such milestone payment immediately in the statement of loss in the period when it is incurred whereas Valeant’s policy is to recognize such payment as part of the carrying value of the related finite-lived intangible asset and recognize amortization expense over the useful life of the intangible asset. For purposes of these unaudited pro forma condensed combined financial statements, the corresponding adjustments to intangible assets and amortization expense have been omitted as any such conforming adjustments to be made to Salix’s historical intangible assets and amortization expense would have been eliminated by the application of acquisition accounting (Note 6(c) and (i)).

(c)	To adjust amortization of intangible assets as follows:

(In millions)	Year Ended December 31, 2014
Reclass Salix’s historical intangible impairment charges to conform to the financial statement presentation adopted by Valeant (Note 6(a))	$162.3
Eliminate Salix’s historical intangible asset amortization expense	(216.1)
Estimated amortization expense of acquired finite-lived intangibles:
Product rights (estimated to be $6,636.6 over a weighted average useful life of 12 years)	559.1
Corporate brand (estimated to be $305.8 over a weighted average useful life of 10 years)	30.6

Total(a)	$535.9

(a)	For purposes of the unaudited pro forma condensed combined financial statements, the intangible impairment charges of $162.3 million recognized by Salix in its historical consolidated statement of loss for the year ended December 31, 2014 have not been eliminated.

(d)	To record the following debt-related adjustments:

(In millions)	Year Ended December 31, 2014
Eliminate Salix’s historical interest expense related to debt to be repaid upon the completion of the Salix Acquisition(a)	$170.8
Record interest expense on debt expected to be issued in connection with the Salix Acquisition(b)	(758.2)
Record amortization of debt discount in connection with debt expected to be issued by Valeant in connection with the Salix Acquisition(c)	(27.4)
Record amortization of additional debt discount and deferred financing fees in connection with amendment of Valeant’s existing Credit Agreement(d)	(13.1)

Total	$(627.9)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(a)	To eliminate Salix’s historical interest expense as the associated debt would be repaid in connection with the Salix Acquisition.
(b)	As described in Note 1, Valeant has secured commitments from a syndicate of banks, led by Deutsche Bank and HSBC, to fund (i) the Salix Acquisition, (ii) the repayment of all outstanding loans and termination of commitments under Salix’s (and its subsidiaries’) existing credit facilities, (iii) the redemption of Salix’s 6.00% Senior Notes due 2021, (iv) the payment of cash consideration upon the conversion of Salix’s 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015 and (v) certain transaction expenses.

It is anticipated that Valeant will obtain approximately $15.2 billion in debt financing (as described in further details below). Consequently, the commitments under the senior unsecured bridge loan facility are expected to be fully reduced and the senior unsecured bridge loan facility is not expected to be utilized. For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that the $15.2 billion debt financing will consist of (i) incremental term loan facilities of approximately $5.15 billion under Valeant’s existing senior secured credit facilities (the “Incremental Term Loan Facility”) and (ii) the issuance of senior unsecured notes with an aggregate principal balance of approximately $10.1 billion:

(i)	The Incremental Term Loan Facility

For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that the Incremental Term Loan Facility (which comprises a term loan A facility of $1,000.0 million (“Term Loan A Facility”) and a term loan B facility of $4,150.0 million (“Term Loan B Facility”)), will bear interest at a rate per annum equal to, at the election of Valeant, (a) with respect to the Term Loan A Facility, (i) base rate plus a range between 0.75% and 1.25% or (ii) LIBO rate plus a range between 1.75% and 2.25%, in each case, depending on Valeant’s leverage ratio and (b) with respect to the Term Loan B Facility, (i) the base rate plus a range between 2.00% and 2.25% or (ii) LIBO rate plus a range between 3.00% and 3.25%, depending on Valeant’s leverage ratio and subject to a 1.75% base rate floor and 0.75% LIBO rate floor, and having terms that are consistent with the Valeant’s current term loan facility.

The Term Loan A Facility is expected to have a maturity of 5 years and the Term Loan B Facility is expected to have a maturity of 7 years. The Incremental Term Loan Facility will be drawn upon the consummation of the Salix Acquisition (other than a portion of the Incremental Term Loan Facility which will be available on a delayed-draw basis). The Term Loan A Facility will be payable in equal quarterly amounts of (i) 5% per annum in the first year following the closing date, (ii) 10% per annum in the second year following the closing date and (iii) 20% per annum in each of the third, fourth and fifth years following the closing date, with the remaining balance due at the maturity. The Term Loan B Facility will be payable in equal quarterly amounts of 1% per annum with the remaining balance due upon maturity. It is anticipated that Valeant will incur approximately $81.2 million of debt issue discount, primarily consisting of original issue discount and financing fees to be paid to the lenders, in connection with the Incremental Term Loan Facility, which will be amortized over the term of the loans. For purposes of the unaudited pro forma condensed combined financial statements, an interest rate of 2.41% and 4.00% has been assumed for the Term Loan A Facility and the Term Loan B Facility, respectively, and the effective interest rate for the Incremental Term Loan is estimated to be 2.69% and 4.23% for the Term Loan A Facility and the Term Loan B Facility, respectively. The Incremental Term Loan Facility will be a floating rate loan and

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

provides an element of both rate and pricing market flex which could cause the rate estimates applied in these unaudited pro forma condensed combined financial statements to vary from those used above.

For purposes of the unaudited pro forma condensed combined financial statements, a 0.125 percent change in the margin of the Incremental Term Loan Facility assumed above could result in an increase or decrease in interest expense of $6.4 million for the year ended December 31, 2014.

(ii)	The senior unsecured notes

For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that Valeant has completed its notes offering of the U.S. dollar equivalent of approximately $10.1 billion aggregate principal amount of senior unsecured notes, priced on March 13, 2015, in the following four series denominated in U.S. dollars and euro:

5.375% Senior Notes due 2020 (“2020 Notes”)

The 2020 Notes, in the aggregate principal amount of $2,000.0 million, accrue interest at the rate of 5.375% per annum payable semi-annually in arrears. The 2020 Notes have a maturity of 5 years. Approximately $22.5 million of financing fees, payable to lenders, are expected to be incurred by Valeant in connection with the 2020 Notes and will be recognized as debt issue discount, which will be amortized over the term of the notes. The effective rate of interest for the 2020 Notes is estimated to be 5.64%.

5.875% Senior Notes due 2023 (“2023 Notes”)

The 2023 Notes, in the aggregate principal amount of $3,250.0 million, accrue interest at the rate of 5.875% per annum payable semi-annually in arrears. The 2023 Notes have a maturity of 8 years. Approximately $36.5 million of financing fees, payable to lenders, are expected to be incurred by Valeant in connection with the 2023 Notes and will be recognized as debt issue discount, which will be amortized over the term of the notes. The effective rate of interest for the 2020 Notes is estimated to be 6.05%.

4.50% Senior Notes due 2023 (“Euro Notes”)

The Euro Notes, in the aggregate principal amount of €1,500.0 million, accrue interest at the rate of 4.50% per annum payable semi-annually. The Euro Notes have a maturity of 8 years. Approximately €16.9  million of financing fees, payable to lenders, are expected to be incurred by Valeant in connection with the Euro Notes and will be recognized as debt issue discount, which will be amortized over the term of the notes. The effective rate of interest for the 2020 Notes is estimated to be 4.67%. For purposes of the unaudited pro forma condensed combined financial statements, the Euro Notes and the related debt issue discount have been translated at a rate of USD 1.0620 to EUR 1.00, which is the foreign exchange rate as of March 12, 2015.

A one percent change in Euro against U.S. dollar would increase or decrease the U.S. dollar equivalent of the Euro Notes by $15.9 million.

6.125% Senior Notes due 2025 (“2025 Notes”)

The 2025 Notes, in the aggregate principal amount of $3,250.0 million, accrue interest at the rate of 6.125% per annum payable semi-annually in arrears. The 2025 Notes have a maturity of 10 years. Approximately $36.5 million of financing fees, payable to lenders, are expected to be incurred by Valeant in connection with the 2025 Notes and will be recognized as debt

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

issue discount, which will be amortized over the term of the notes. The effective rate of interest for the 2020 Notes is estimated to be 6.28%.

As the senior unsecured notes bear interest at a fixed rate, a 0.125 percent change in interest rate would not have an impact on the interest expense for the year ended December 31, 2014.

(c)	To record amortization of estimated debt discount, primarily consisting of original issue discount and financing fees, to be incurred by Valeant in connection with the issuance of approximately $15.2 billion debt financing for the Salix Acquisition.
(d)	To record amortization of additional debt discount and deferred financing fees of $51.3 million to be incurred by Valeant as a result of the amendment to its existing Credit Agreement, as described above. The amendment is expected to be accounted for as modification in accordance with ASC 470-20, Modifications and Extinguishments, and the fee to be incurred by Valeant would be treated as additional debt discount for the borrowings issued and deferred financing fees for the revolving credit facility under its existing Credit Agreement and would be amortized over the remaining term of those borrowings. Of the $51.3 million expected to be incurred by Valeant, $9.4 million is expected to be attributable to the revolving credit facility.

(e)	To record an estimate of the deferred income tax impacts of the Salix Acquisition on the balance sheet and statements of loss, primarily related to the additional interest expense on incremental debt to finance the Salix Acquisition and estimated fair value adjustments for identifiable intangible assets, and inventory (see Notes 6(b), (c), (d) and (f)). The tax effect related to additional interest expense on incremental debt to be incurred by Valeant and amortization of intangible assets has been determined based on Valeant’s statutory tax rate of 26.5%. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing these unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(f)	To adjust acquired inventory to an estimate of fair value. The combined company’s cost of goods sold will reflect the increased valuation of Salix’s inventory as the acquired inventory is sold, which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results, and as such, it is not included in the unaudited pro forma condensed combined statements of loss.

(g)	To reclass acquisition-related costs to conform to the financial statement presentation adopted by Valeant (see Note 6(a)) and to eliminate transaction costs of $1.9 million incurred by Salix in connection with the Salix Acquisition.

(h)	To adjust prepaid expenses and other current assets as follows:

(In millions)
To record Salix’s capped call transactions and convertible bond hedge transactions at fair value	$1,268.9
Eliminate Salix’s historical deferred financing costs related to its convertible senior notes	(10.5)
Settlement of Salix’s capped call transactions and convertible bond hedge transactions(a)	(1,268.9)

Total	$(10.5)

(a)	Salix’s capped call transactions and convertible bond hedge transactions are expected to be settled in connection with the Salix Acquisition pursuant to the respective agreements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(i)	To adjust identifiable intangible assets to an estimate of fair value as follows:

(In millions)
Eliminate Salix’s historical intangible assets	$(1,633.1)
Fair value of acquired identifiable intangible assets	12,990.5

Total	$11,357.4

(j)	To adjust goodwill to an estimate of acquisition-date goodwill as follows:

(In millions)
Eliminate Salix’s historical goodwill	$(1,349.1)
Estimated transaction goodwill	6,885.0

Total	$5,535.9

(k)	To adjust other long-term assets, net as follows:

(In millions)
Eliminate Salix’s historical deferred financing costs	$(55.4)
To record fee expected to be paid by Valeant, attributable to the revolving credit facility, in connection with the amendment of its Credit Agreement (Note 6(d))	9.4

Total	$(46.0)

(l)	To adjust accrued and other current liabilities as follows:

(In millions)
To reclassify Salix’s historical reserve for product returns, rebates, and patient-focused promotional programs to conform to the financial statement presentation adopted by Valeant (Note 6(a))	$206.4
To reclassify Salix’s historical trade receivables, net of reserve for chargebacks (Note 6(a))	20.5
To record Salix’s warrant transactions at fair value	1,070.5
Settlement of Salix’s warrant transactions(a)	(1,070.5)

Total	$226.9

(a)	Salix’s warrant transactions are expected to be settled in connection with the Salix Acquisition pursuant to the respective agreements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(m)	To adjust long-term debt as follows:

(In millions)
Reclass Salix’s debt to conform to the financial statement presentation adopted by Valeant (Note 6(a))	$2,811.1
Adjust Salix’s existing debt to estimated fair value	2,204.5
Repayment of Salix’s Term Loan B Credit Facility(a)	(1,140.0)
Repayment of Salix’s 6.00% Senior Notes due 2021(a)	(750.0)
Repayment of Salix’s 1.5% Convertible Senior Notes due 2019	(1,839.4)
Repayment of Salix’s 2.75% Convertible Senior Notes due 2015	(1,286.2)
Record debt expected to be incurred by Valeant in connection with the Salix Acquisition(b)	15,243.0
Record debt discount related to the debt expected to be issued by Valeant(b)	(194.7)
Record additional debt discount to be incurred by Valeant in connection with the amendment of its existing Credit Agreement(c)	(41.9)

Total	$15,006.4

(a)	The repayment of Salix’s Term Loan B Credit Facility has been reflected as part of the purchase consideration as the debt will be repaid concurrently with the consummation of the Salix Acquisition and will not be assumed by Valeant as part of the acquisition. Similarly, the redemption of Salix’s 6.00% Senior Notes due 2021 has been reflected as part of the purchase consideration as the indenture governing the 6.00% Senior Notes due 2021 will be satisfied and discharged concurrently with the consummation of the Salix Acquisition and will not be assumed by Valeant as part of the acquisition (Note 4).
(b)	Valeant expects to incur approximately $15.2 billion of debt and approximately $194.7 million of debt discount, primarily consisting of original issue discount and financing fees, in connection with the Salix Acquisition (Note 6(d)). For purposes of the unaudited pro forma condensed combined financial statements, the Euro Notes and the related debt issue discount have been translated at a rate of USD 1.0620 to EUR 1.00, which is the foreign exchange rate as of March 12, 2015.
(c)	Valeant expects to incur $51.3 million for the amendment of its existing Credit Agreement, as described in Note 6(d). Of the $51.3 million expected to be incurred by Valeant, $9.4 million is expected to be attributable to the revolving credit facility, which is recorded in other assets (Note 6(k)).

(n)	To adjust other long-term liabilities as follows:

(In millions)
Reclass Salix’s historical liabilities for uncertain tax positions to conform to financial statement presentation adopted by Valeant (Note 6(a))	$(15.9)
Reclass Salix’s historical lease incentive obligation to conform to financial statement presentation adopted by Valeant (Note 6(a))	9.1
Eliminate Salix’s lease incentive obligation to reflect a fair value of $nil	(9.1)

Total	$(15.9)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(o)	To adjust common shares as follows:

(In millions)
Eliminate Salix’s common shares	$(0.1)
Estimated net proceeds from issuance of shares(a)	1,433.7

Total	$1,433.6

(a)	In connection with the Salix Acquisition, Valeant expects to issue new equity in an amount of approximately $1.45 billion. For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that Valeant will incur approximately $16.3 million issuance costs, which has been reflected as reduction to the proceeds from the equity issuance. Based on the closing price of Valeant’s common stock as of March 13, 2015 of $197.43, it is estimated that 7,344,375 shares of Valeant’s common stock will be issued.

(p)	To eliminate Salix’s additional paid-in capital.

(q)	To eliminate Salix’s accumulated other comprehensive loss.

(r)	To adjust cash and cash equivalents as follows:

(In millions)
Cash consideration for the Salix Acquisition (Note 4)	$(13,144.4)
Cash consideration for Salix’s unvested restricted stock, which would be accelerated as a result of the Salix Acquisition (Note 4)	(197.0)
Net proceeds from equity issuance (Note 6(o))	1,433.7
Net proceeds from debt issuance(a)	15,048.3
Additional debt discount and deferred financing fees to be incurred by Valeant in connection with the amendment to its existing Credit Agreement(b)	(51.3)
Repayment of Salix’s 1.5% Convertible Senior Notes due 2019(c)	(1,839.4)
Repayment of Salix’s 2.75% Convertible Senior Notes due 2015(c)	(1,286.2)
Settlement of Salix capped call transactions and convertible bond hedge transactions(c)	1,268.9
Settlement of Salix warrant transactions(c)	(1,070.5)
Payment for estimated acquisition-related costs(d)	(195.0)

Total	$(32.9)

(a)	Valeant expects to incur U.S. dollar equivalent of approximately $15.2 billion of debt and approximately $194.7 million of debt discount, primarily consisting of original issue discount and financing fees, in connection with the Salix Acquisition (Note 6(d)). For purposes of the unaudited pro forma condensed combined financial statements, the Euro Notes and the related debt issue discount have been translated at a rate of USD 1.0620 to EUR 1.00, which is the foreign exchange rate as of March 12, 2015.
(b)	Valeant expects to incur $51.3 million for the amendment of its existing Credit Agreement, as described in Note 6(d).
(c)

For purposes of these unaudited pro forma condensed combined financial statements, Salix’s debt, capped call transactions, convertible bond hedge transactions and warrant transactions are assumed to be settled on December 31, 2014. Valeant expects to repay Salix’s convertible senior notes and settle the capped call transactions, convertible bond hedge transactions and warrant

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

transactions in connection with the Salix Acquisition and the net payment is estimated to be approximately $2.9 billion.
(d)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant and Salix will incur approximately $195.0 million of acquisition-related costs.

(s)	To adjust accumulated deficit as follows:

(In millions)
Eliminate Salix’s accumulated deficit	$355.5
Expense related to Salix restricted stock that would be accelerated in connection with the Salix Acquisition	(197.0)
Estimated acquisition-related costs expected to be incurred by Valeant in connection with the Salix Acquisition, net of tax of $19.0 million(a)	(176.0)

Total	$(17.5)

(a)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant and Salix will incur approximately $195.0 million of acquisition related costs (including the commitment fee to be incurred by Valeant relating to the bridge loan facility) (see Note 2). The estimated acquisition-related costs have not been reflected in the unaudited pro forma combined statement of loss as they do not have a continuing effect on the financial results of the combined company.

(t)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the shares expected to be issued by Valeant in connection with the Salix Acquisition.

(In millions except for per share data)
Number of shares expected to be issued in connection with the Salix Acquisition:
Estimated gross proceeds from share issuance (Note 6(o))	$1,450.0	(A)
Valeant’s stock price as of March 13, 2015	$197.43	(B)

Total	7.3	(A)/(B)

An increase or decrease of 1% in Valeant stock price would decrease or increase the number of shares to be issued by approximately 0.1 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease in the pro forma basic and diluted loss per share, respectively.

DIVIDEND POLICY

No dividends were declared or paid in 2014, 2013 or 2012.

While our board of directors will review our dividend policy from time to time, we currently do not intend to pay any cash dividends in the foreseeable future on our Common Shares. In addition, our existing debt instruments restrict or prevent us from paying dividends on our Common Shares. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our Common Shares.

MARKET FOR COMMON SHARES

Our Common Shares are traded and quoted on the NYSE and the TSX under the symbol “VRX.”

The following table sets forth the high and low per share sales prices for our Common Shares on the NYSE and TSX for the periods indicated.

	NYSE (US$)		TSX (Cdn$)
Year	High	Low	High	Low
2015:
First Quarter (through March 17, 2015)	$206.84	$141.64	$263.91	$167.05
2014:
First Quarter	$153.10	$112.26	$170.45	$119.66
Second Quarter	$139.00	$115.14	$152.52	$126.02
Third Quarter	$131.87	$106.00	$147.23	$116.01
Fourth Quarter	$149.90	$111.41	$174.08	$125.50
2013:
First Quarter	$75.10	$59.34	$76.58	$58.53
Second Quarter	$96.25	$69.87	$99.49	$70.99
Third Quarter	$106.98	$86.89	$109.93	$92.41
Fourth Quarter	$118.25	$102.60	$125.71	$107.30

On March 17, 2015, the last reported sale price of our Common Shares was $200.73 per share on the NYSE and Cdn$256.28 per share on the TSX.

UNDERWRITING

Deutsche Bank Securities Inc. is acting as representative of each of the underwriters named below. The Company and the underwriters have entered into an underwriting agreement with respect to the Offered Shares. Subject to certain conditions, each of the underwriters have agreed, severally and not jointly, to purchase the number of Firm Shares indicated opposite its name in the following table.

Underwriter	Number of Firm Shares
Deutsche Bank Securities Inc.	5,464,871
HSBC Securities (USA) Inc.	554,503
Mitsubishi UFJ Securities (USA), Inc.	304,578
DNB Markets, Inc.	225,447
Barclays Capital Inc.	213,131
Morgan Stanley & Co. LLC	213,131
RBC Capital Markets, LLC	213,131
SunTrust Robinson Humphrey, Inc.	97,640
Total	7,286,432

The underwriters are committed, severally and not jointly, to take and pay for all of the Offered Shares, if any are taken, other than the Common Shares covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have an option to buy up to $217.5 million of Additional Shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any Additional Shares are purchased pursuant to this option, the underwriters will severally, but not jointly, purchase Additional Shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase $217.5 million of Additional Shares.

Paid by the Company

	No exercise	Full exercise
Per Share	$2.23875	$2.23875
Total	$16,312,499.64	$18,759,372.80

Offered Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Offered Shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.34325 per share from the initial public offering price. After the initial offering of the Offered Shares, the underwriters may change the offering price and the other selling terms. The offering of the Offered Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

It is expected that delivery of the Offered Shares will be made against payment therefor on or about March 27, 2015, which is the eighth business day following the date hereof (such settlement cycle being referred to as “T+8”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Offered Shares prior to the delivery thereof will be required, prior to the delivery of the Offered Shares hereunder, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Offered Shares who wish to trade the Offered Shares prior to their date of delivery should consult their own advisors.

The Company and other parties have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Deutsche Bank Securities Inc., as representative of the underwriters. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriters may purchase and sell Common Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because shares sold by such underwriter or for such underwriter’s account have been repurchased by the other underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Common Shares and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Common Shares. As a result, the price of the Common Shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE or TSX, in the over-the-counter market or otherwise.

The Common Shares have not been and will not be qualified for sale to the public by prospectus under Canadian Securities Laws and may not be offered or sold in any province or territory of Canada or to a resident of Canada. Any offer and sale of the Common Shares in the United States or any jurisdiction outside of Canada will be made on a basis which is exempt from the prospectus requirements of Canadian securities laws. Specifically, each purchaser of Common Shares must qualify as an “accredited investor” within the meaning of NI 45-106 and otherwise eligible to acquire the Common Shares pursuant to an exemption from the prospectus requirements of Canadian Securities Laws. The underwriters have agreed with the Company that: (i) they will not confirm the sale of any Common Shares to any purchaser unless it has received an executed purchaser’s letter, a copy of which shall be provided to the Company at the closing of the offering; (ii) the Common Shares shall not be offered, sold or otherwise distributed in any province or territory of Canada or to a resident of any other province or territory of Canada; (iii) they will not prepare the market in any province or territory of Canada or create a demand in any province or territory of Canada for the Common Shares or otherwise solicit offers for, or offer to sell, the Common Shares in any province or territory of Canada; and (iv) at the closing of the offering, Deutsche Bank Securities Inc., as representative of the underwriters, will provide a certificate certifying that to the best of its knowledge, no Common Shares have been distributed to persons located or resident in any province or territory of Canada. See “Requirements of the Offering”.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Offered Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Offered Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Offered Shares to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 150 natural, or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Company for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Offered Shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Offered Shares to the public” in relation to any Offered Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)

(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Offered Shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Offered Shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) by the Company;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Offered Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Shares in, from or otherwise involving the United Kingdom.

The Offered Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Offered Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Offered Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Offered Shares may not be circulated or distributed, nor may the Offered Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Offered Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Offered Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.90 million.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, a variety of these services for the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and instruments of the Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for the Company, and its affiliates for which they received or will receive customary fees and expenses and are lenders under the Company’s existing credit facilities. Each of Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. or certain of their respective affiliates have been retained by the Company and its affiliates as financial advisors in connection with the Acquisition and, as such, may receive customary fees and expenses. In addition, affiliates of the underwriters have provided commitments to us in respect of the Incremental Term Loans and are expected to act as lenders and/or agents under the Incremental Term Loans and will receive customary fees and expenses in connection therewith. Also, affiliates of certain of the underwriters are lenders and/or agents under the Credit Agreement. In addition, affiliates of the underwriters have made commitments to us with respect to a bridge facility to finance a portion of the Acquisition under certain circumstances in the event this offering and the offering of the Acquisition Senior Notes are not consummated, for which the underwriters and or their affiliates will be paid customary fees. See “Summary—Recent Developments—Proposed Acquisition of Salix”. These bridge commitments will be reduced by an amount equal to the aggregate gross proceeds of the offering of the Acquisition Senior Notes. In addition, the underwriters are also acting as joint lead arrangers and initial purchasers in connection with the Company’s offering of the Acquisition Senior Notes and an affiliate of Deutsche Bank Securities Inc. is acting as escrow agent in connection with the Acquisition Senior Notes offering.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of our Common Shares to a U.S. Holder (as defined below), but does not purport to be a complete analysis of all potential tax effects to a U.S. Holder. This discussion is based upon current U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a U.S. Holder in light of such holder’s particular circumstances or to U.S. Holders subject to special rules (including holders who acquired shares pursuant to the exercise of an employee stock option or right or otherwise as compensation). In addition, this discussion is limited to U.S. Holders who hold our Common Shares as capital assets for U.S. federal income tax purposes.

In General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Shares that for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if either (1) a United States court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person under applicable Treasury regulations.

If a partnership or other pass-through entity treated as a partnership for U.S. federal income tax purposes holds our Common Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding our Common Shares should consult its tax advisor with regard to the U.S. federal income tax treatment of the purchase, ownership and disposition of our Common Shares.

Each prospective purchaser of our Common Shares should consult its tax advisor concerning the tax consequences of an investment in our Common Shares in light of its particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of state, local, non-U.S. or other tax laws.

Taxation of Distributions

Subject to the discussion under “–Passive Foreign Investment Company Status” below, the gross amount of a distribution made by us with respect to our Common Shares (including any amounts withheld in respect of Canadian withholding taxes), will be a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such amount (including taxes withheld) will be included in a U.S. Holder’s gross income as ordinary income on the day actually or constructively received. Such dividends will not be eligible for the dividends received deduction allowed to corporations. Because we do not intend to maintain calculations of our earnings and profits on the basis of U.S. federal income tax principles, U.S. Holders should expect that any distribution paid will generally be reported to them as a “dividend” for U.S. federal income tax purposes.

Subject to the discussion under “—Passive Foreign Investment Company Status” below, dividends received by individuals and other non-corporate U.S. Holders of our Common Shares that are traded on the NYSE will be subject to tax at preferential rates applicable to long-term capital gains provided that such holders hold the Common Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. U.S. Holders should consult their tax advisors regarding the application of the relevant rules to their particular circumstances.

The amount of any dividend paid in a foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, U.S. holders generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. However, a U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. The gain or loss will be equal to the difference, if any, between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the foreign currency into U.S. dollars. Generally, any such gain or loss will be treated as ordinary income or loss and will generally be treated as United States source income. U.S. Holders are encouraged to consult their tax advisors regarding the treatment of foreign currency gain or loss on any foreign currency received that is converted into U.S. dollars on a date subsequent to the date of receipt.

A dividend distribution will generally be treated as foreign source “passive” income for U.S. foreign tax credit purposes. A U.S. Holder may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). The rules governing the calculation and timing of foreign tax credits and the deduction of foreign taxes are complex and depend upon a U.S. Holder’s particular circumstances. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Sale or Other Disposition of Common Shares

Subject to the discussion under “—Passive Foreign Investment Company Status” below, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon a sale or other disposition of its Common Shares in an amount equal to the difference, if any, between the amount realized from such sale or disposition and the U.S. Holder’s adjusted tax basis in such Common Shares. Such gain or loss will be capital gain or loss and will be long term capital gain or loss if our Common Shares have been held for more than one year. Long term capital gain recognized by individuals and other non-corporate U.S. Holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If a Canadian tax is imposed on the sale or other disposition of our Common Shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds before deduction of the Canadian tax. Because a U.S. Holder’s gain from the sale or other disposition of Common Shares will generally be United States source gain, a U.S. Holder may be unable to claim a credit against its U.S. federal tax liability for any Canadian tax on gains. In lieu of claiming a foreign tax credit, a U.S. Holder may elect to deduct foreign taxes, including the Canadian tax, if any, in computing taxable income, subject to generally applicable limitations under U.S. federal income tax law (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). The rules governing the calculation and timing of foreign tax credits and the deduction of foreign taxes are complex and depend upon a U.S. Holder’s particular circumstances. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of Common Shares. Each U.S. Holder that is an individual, estate or trust is encouraged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the Common Shares.

Passive Foreign Investment Company Status

Certain adverse tax consequences could apply to a U.S. Holder if we are treated as a passive foreign investment company, or PFIC, for any taxable year during which the U.S. Holder holds our Common Shares. A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Based on current income, assets and activities, we believe that we are not currently a PFIC, and that we are not likely to become a PFIC in the near future. However, the determination of whether we are or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of our income and assets and the market value of our Common Shares and our assets from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. Further, the IRS, does not issue rulings with respect to PFIC status, and there can be no assurance that the IRS, or a court, will agree with our determination. Certain elections (including a mark-to-market election) may be available to U.S. Holders that may mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to an investment in our Common Shares.

Foreign Asset Reporting

Certain U.S. Holders may be required to submit to the IRS certain information with respect to their beneficial ownership of our Common Shares, if such Common Shares are not held on their behalf by a financial institution. Penalties may be imposed on a U.S. Holder if such U.S. Holder is required to submit such information to the IRS and fails to do so.

Information Reporting and Backup Withholding

Dividend payments with respect to our Common Shares and proceeds from the sale, exchange or redemption of our Common Shares, may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

CERTAIN CANADIAN INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires as beneficial owner Common Shares pursuant to this offering and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada under the Tax Act or any applicable income tax convention; (2) does not use or hold the Common Shares in a business carried on in Canada; (3) deals at arm’s length with the Company; (4) is not affiliated with the Company; (5) holds the Common Shares as capital property; (6) has not entered into, with respect to its Common Shares, a “derivative forward agreement” as defined in the Tax Act (a “Holder”); and (7) is not an “authorized foreign bank” or a “registered non-resident insurer”, as defined in the Act (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere. Generally, the Common Shares will be capital property to a Holder provided the Holder does not acquire or hold those Common Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act, and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of Common Shares should consult their own tax advisors having regard to their own particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the Canadian / U.S. dollar exchange rate.

Dividends

Dividends paid or credited on the Common Shares or deemed to be paid or credited on the Shares to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention. For example, under the Canada-U.S. Income Tax Convention (1980) as amended (the “Convention”), where dividends on the Common Shares are considered to be paid to or derived by a Non-Resident Holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits in accordance with, the provisions of the Convention, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of Common Shares, unless the Common Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, the Common Shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that the Common Shares are listed at that time on a designated stock exchange (which includes the TSX), unless at any particular time during the 60-month period that ends at that time (1) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal with at arm’s length, or the Non-Resident Holder together with all such persons, has owned 25% or more of the issued shares of any class or series of the capital stock of the Company and (2) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property. Non-Resident Holders whose Common Shares may constitute taxable Canadian property should consult their own tax advisors.

LEGAL MATTERS

Certain legal matters in connection with the Offered Shares will be passed upon for us by Osler, Hoskin & Harcourt LLP, Toronto, Ontario and Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia with respect to matters of Canadian law and Sullivan & Cromwell LLP, Los Angeles, California with respect to matters of U.S. law, and on behalf of the underwriters by Stikeman Elliott LLP with respect to matters of Canadian law and by Cahill Gordon & Reindel LLP with respect to matters of U.S. law.

EXPERTS

The consolidated financial statements, the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Salix Pharmaceuticals, Ltd. and its subsidiaries as of December 31, 2014 and 2013, and the consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014, and the related schedule, and the effectiveness of Salix Pharmaceuticals, Ltd.’s internal control over financial reporting as of December 31, 2014, incorporated in this Prospectus Supplement by reference to the Current Report on form 8-K filed by the Company on March 16, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Salix Pharmaceuticals, Ltd. did not maintain effective internal control over financial reporting as of December 31, 2014, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Common Shares

Valeant Pharmaceuticals International, Inc. (the “Company”) may offer to sell, from time to time, an indeterminate amount of common shares (the “shares”). The shares may be offered separately or together, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

This prospectus describes some of the general terms that may apply to the shares and the general manner in which they may be offered. Each time the Company sells shares, a prospectus supplement will be provided that will contain specific information about the terms of any shares offered and the specific manner in which the shares will be offered. The prospectus supplement will also contain information, where appropriate, about certain United States federal income tax consequences relating to, and any listing on a securities exchange of, the shares covered by the prospectus supplement. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our shares. This prospectus may not be used to sell shares unless accompanied by a prospectus supplement.

The Company may offer the shares directly to investors, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the shares, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution.”

Our common shares are traded on the New York Stock Exchange (the “NYSE”) and on the Toronto Stock Exchange (the “TSX”) under the symbol “VRX.” On June 7, 2013, the last reported sale price of our common shares was $85.59 per share on the NYSE and Cdn$87.21 per share on the TSX.

Investing in our common shares involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf process, we may from time to time sell an indeterminate principal amount of shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the shares offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and the prospectus supplement, before making an investment decision. For a more complete description of our business, see the “Business” section of our Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference herein. Unless the context otherwise requires, the “Company,” “we,” “us,” and “our” refer, collectively, to Valeant Pharmaceuticals International, Inc. and its subsidiaries.

The Company

We are a multinational, specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical and over-the-counter (“OTC”) products and medical devices. Our specialty pharmaceutical and OTC products are marketed under brand names and are sold in the United States (“U.S.”), Canada, Australia and New Zealand, where we focus most of our efforts on products in the dermatology and neurology therapeutic classes. We also have branded generic, branded and OTC operations in Central and Eastern Europe, Latin America, South East Asia and South Africa.

Our product portfolio is significantly diversified, with approximately 1,200 different products across different therapeutic classes and geographic areas. For the last three months ended March 31, 2013, our largest product represented less than 7% of revenue, and our second largest product represented less than 5% of revenue. We focus our operations on business segments characterized by above average growth rates and long duration assets that we believe have the potential for solid growth and strong operating margins.

As a result of our acquisition strategy and continued growth, impacted most recently by the December 2012 Medicis acquisition, we realigned our segment structure. Historically, we reported in four segments—U.S. Dermatology, U.S. Neurology and Other, Canada and Australia, and Emerging Markets. Effective in the first quarter of 2013, we now have two reportable segments: (i) Developed Markets, and (ii) Emerging Markets.

The following provides an overview of our segments:

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Developed Markets consists of (i) sales in the U.S. of pharmaceutical and OTC products, and alliance and contract service revenues, in the areas of dermatology, aesthetics (including medical devices), dentistry, ophthalmology and podiatry, (ii) sales in the U.S. of pharmaceutical products indicated for the treatment of neurological and other diseases, as well as alliance revenue from the licensing of various products the Company developed or acquired, and (iii) sales of pharmaceutical and OTC products sold in Canada, Australia and New Zealand.

Our principal products are in dermatology and include Solodyn® for the treatment of acne and the aesthetic products Restalyne® (dermal filler) and Dysport® (injectable neurotoxin). Other key products in the developed markets segment include Wellbutrin® for major depressive disorder, CeraVe® (an OTC skin care line), Visudyne® and Macugen® for macular degeneration and other ophthalmic conditions, and Arestin® for the treatment of gum disease.

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Emerging Markets consists of branded generic pharmaceutical products, as well as OTC products and agency/in-licensing arrangements with other research-based pharmaceutical companies (where we distribute and market branded, patented products under long-term, renewable contracts). Products are sold in over 20 countries in Central and Eastern Europe (primarily Russia, Poland and Serbia), in Latin America (Mexico, Brazil and exports out of Mexico to other Latin American markets), and in South East Asia and South Africa.

Our Central and Eastern European branded generics business now covers a broad range of treatments, including antibiotics, treatments for cardiovascular and neurological diseases, dermatological products and diabetic therapies among many others, as well as a broad range of various OTC products. Our portfolio in Mexico and Brazil includes therapies for vitamin deficiency, antibacterial products, and dermatological products. Our South East Asia and South Africa products include OTC products for cough and cold, and other prescription medicines.

Business Strategy

Our strategy is to focus on core geographies and therapeutic classes, to manage pipeline assets either internally or through strategic partnerships with other pharmaceutical companies and to deploy cash with an appropriate mix of selective acquisitions, debt repayments and repurchases, and share buybacks. As part of our business strategy, we expect to pursue acquisitions from time to time with other companies as opportunities may arise, some of which may be material and/or transformative transactions. Other than in connection with our acquisition of B&L (described below), we are not currently a party to any significant acquisitions, but we may enter into such transactions in the future. We believe this strategy will allow us to improve both the growth rate and profitability of the Company and to enhance shareholder value.

Our low-risk research and development (“R&D”) model is a key element of our business strategy. It allows us to progress development programs to drive future commercial growth, while minimizing our research and development expense. This is achieved primarily in four ways:

•	focusing our efforts on niche therapeutic areas such as dermatology, aesthetics, podiatry, ophthalmology and life-cycle management programs for currently marketed products;

•	acquiring dossiers and registrations for branded generic products, which require limited manufacturing start-up and development activities;

•	selling internal development capabilities to third parties, thereby allowing higher utilization and infrastructure cost absorption; and

•	structuring partnerships and collaborations so that our partners share development costs.

In addition to our low-risk R&D model, we also engage in significant dermatology R&D efforts investigating new compounds, as well as pursuing lifecycle management and line extension R&D.

Recent Developments

Bausch & Lomb Merger

On May 24, 2013, the Company, Valeant Pharmaceuticals International, a Delaware corporation and wholly owned subsidiary of the Company (“VPI”), Stratos Merger Corp., a Delaware corporation and wholly owned subsidiary of VPI (“Merger Sub”), and Bausch & Lomb Holdings Incorporated, a Delaware corporation (“B&L”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for Merger Sub to merge with and into B&L (the “Merger”), with B&L surviving as a wholly owned subsidiary of VPI. As a result of the Merger, the separate corporate existence of Merger Sub will cease and B&L will continue as the surviving corporation.

B&L is a leading global eye health company focused on protecting, enhancing and restoring people’s eyesight. Over its 160-year history, B&L has become one of the most widely recognized and respected eye health brands in the world. B&L globally develops, manufactures and markets one of the most comprehensive product portfolios in the eye care industry and delivers a broad, complementary portfolio of products to eye care professionals, patients and consumers.

Through three business units—pharmaceuticals, vision care and surgical—B&L offers products such as branded and generic prescription ophthalmic pharmaceuticals, OTC ophthalmic medications, ophthalmic nutritional products, contact lenses and lens care solutions, as well as products that are used in cataract, vitreoretinal, refractive and other ophthalmic surgical procedures. B&L markets a diversified product portfolio of more than 300 products in over 100 countries through its sales organization of over 3,700 sales personnel. For the year ended December 29, 2012, B&L generated net sales of $3.0 billion.

This transaction adds a leading global eye health company with an iconic brand, another strong specialty platform, an attractive late stage pipeline and an expanded footprint across high-growth emerging markets. The eye health market is positioned to benefit from key global market trends including an aging population, increased incidence of diabetes and rising wealth in emerging markets. We believe this transaction will enhance our expected future cash flows and provide an attractive return to our shareholders.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, at the effective time of the Merger (the “Effective Time”), each share of B&L common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, other than any dissenting shares and any shares held by B&L, VPI, Merger Sub or any of their respective subsidiaries, will be converted into the right to receive its pro rata share (the “Per Share Merger Consideration”), without interest, of an aggregate purchase price equal to $8.7 billion minus B&L’s existing indebtedness for borrowed money (which will be paid off by the Company in accordance with the terms of the Merger Agreement) and related fees and costs, minus certain of B&L’s transaction expenses, minus certain payments with respect to certain canceled B&L performance-based options (which will not be outstanding immediately prior to the Effective Time), plus the aggregate exercise price applicable to B&L’s outstanding options immediately prior to the Effective Time, and plus certain cash amounts, all as further described in the Merger Agreement. The Merger will be financed with debt and approximately $1.5 billion to $2.0 billion of new equity. See “Where You Can Find Additional Information.”

Each B&L restricted share and stock option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the Per Share Merger Consideration in the case of restricted shares or, in the case of stock options, the excess, if any, of the Per Share Merger Consideration over the exercise price of such stock option.

The Company has guaranteed the obligations of VPI and Merger Sub under the Merger Agreement.

Consummation of the Merger is subject to customary conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as the obtaining of certain foreign antitrust approvals, and (ii) the absence of a material adverse effect on B&L, as defined in the Merger Agreement.

On May 25, 2013, holders representing more than 90% of the outstanding shares of B&L common stock delivered to the Company a written consent adopting the Merger Agreement.

The Merger Agreement contains representations and warranties and covenants customary for a transaction of this nature. In addition, B&L has agreed to terminate any existing discussions with respect to third party acquisition proposals, refrain from facilitating any such proposals and withdraw the registration statement on Form S-1 that it had previously filed with the SEC in contemplation of an initial public offering. The Merger Agreement contains certain termination rights for VPI and B&L, including upon (i) the failure to consummate the Merger by the six month anniversary of the date of the Merger Agreement, (ii) the existence of certain legal restraints prohibiting the consummation of the Merger or (iii) a material, uncured breach by the other party of the Merger Agreement.

Amendment of Our Senior Secured Credit Facilities

On June 6, 2013, we entered into an amendment of our Senior Secured Credit Facilities to implement certain revisions in connection with the Merger (“Amendment No. 5”). Amendment No. 5 allows for, among other things, a portion of the financing for the Merger to be incurred as incremental term loans under the Senior Secured Credit Facilities and the ability to incur financing for the Merger into escrow in advance, and pending the consummation, of the Merger.

Commitment Letter

The Company and VPI entered into a commitment letter (as amended and restated as of June 4, 2013, the “Commitment Letter”), with Goldman Sachs Lending Partners LLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Royal Bank of Canada, Morgan Stanley Senior Funding, Inc., DNB Bank USA and SunTrust Bank (such financial institutions, the “Commitment Parties”), and certain affiliates of the Commitment Parties, pursuant to which the Commitment Parties committed to provide up to $9.275 billion of unsecured bridge loans for the purposes of funding (i) the transactions contemplated by the Merger Agreement, (ii) B&L’s obligation to repay all outstanding loans under its existing credit facilities, (iii) B&L’s tender offer for or defeasance or irrevocable call for redemption and deposit of cash to effect such defeasance or redemption of B&L’s 9.875% Senior Notes due 2015 and (iv) certain transaction expenses. In connection with the effectiveness of Amendment No. 5, $4.30 billion of the commitments of the Commitment Parties under the Commitment Letter were reallocated from unsecured bridge loans to a commitment in respect of incremental term loans under our Senior Secured Credit Facilities. The financing commitments of the Commitment Parties are subject to various terms and conditions set forth in the Commitment Letter. See “Where You Can Find Additional Information.”

Zovirax®

On April 4, 2013, the first generic version of our Zovirax ointment was launched by a competitor. In response to this announcement, we entered into an agreement with Watson Laboratories, Inc. (“Watson”), a division of Actavis, Inc., to be the exclusive marketer and distributor of an authorized generic of our Zovirax® ointment product. In addition, we granted Watson the exclusive right to co-promote Zovirax® cream to obstetricians and gynecologists in the U.S. (the “Zovirax® agreement”). In addition, on April 4, 2013, Watson granted us the exclusive right to co-promote Actavis Specialty Brands’ Cordran® Tape product in the U.S. Under the terms of the exclusive Zovirax® agreement, we will supply Watson with a generic version of our Zovirax® ointment product and Watson will market and distribute the product in the U.S. Watson will utilize its existing specialty brands sales and marketing structure to promote the product and will receive a co-promotion fee from sales generated by prescriptions written by its targeted physician group. Under the terms of the Cordran® Tape agreement, we will utilize our existing dermatology sales and marketing structure to promote the product, and will receive a co-promotion fee on sales and receive a share of the profit when an authorized generic of Cordran® Tape is launched.

Acquisition of Obagi Medical Products, Inc.

On April 25, 2013, we completed our acquisition of all of the outstanding shares of Obagi Medical Products, Inc. (“Obagi”) at a price of $24 per share in cash. The aggregate purchase price paid by us in connection with this acquisition was approximately $440 million. Obagi is a specialty pharmaceutical company that develops, markets, and sells topical aesthetic and therapeutic skin-health systems with a product portfolio that includes dermatology brands including Obagi Nu-Derm®, Condition & Enhance®, Obagi-C® Rx, ELASTIDerm® and Obagi CLENZIDerm®.

Sale of Metronidazole 1.3%

On April 30, 2013, we agreed to sell the worldwide rights in our Metronidazole 1.3% Vaginal Gel antibiotic development product, a topical antibiotic for the treatment of bacterial vaginosis, to Watson for approximately $55 million, which includes upfront and certain milestone payments and minimum royalties for the first three years of commercialization. In addition, royalties are payable to the Company on the sales of Metronidazole 1.3% by Watson. In the event of generic competition on Metronidazole 1.3%, should Actavis Specialty Brands choose to launch an authorized generic product, the gross profits of the sales of the authorized generic will be shared with us. We acquired Metronidazole 1.3% development product as part of the acquisition of Medicis in December 2012, and the carrying amount of the related in process research and development, asset is $66.6 million as of March 31, 2013, based on the provisional fair value as of the acquisition date.

RISK FACTORS

Investment in our common shares involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in our Annual Reports on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q that are filed with the SEC and the Canadian Securities Administrators, or CSA, which are incorporated herein by reference. Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. For more information, see “Where You Can Find More Information.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (or forward-looking information within the meaning of the CSA’s National Instrument 51-102 Continuous Disclosure Obligations) with respect to, among other things, the expected benefits of our acquisitions (including the Merger) and other transactions, such as cost savings, operating synergies and growth potential of the Company; business plans and prospects, prospective products or product approvals, future performance or results of current and anticipated products; the impact of healthcare reform; exposure to foreign currency exchange rate changes and interest rate changes; the outcome of contingencies, such as certain litigation and regulatory proceedings; general market conditions; and our expectation regarding our financial performance, including revenues, expenses, gross margins, liquidity and income taxes (collectively, “forward-looking statements”).

Forward-looking statements can generally be identified by the use of words such as “believe”, “anticipate”, “expect”, “intend”, “estimate”, “plan”, “continue”, “will”, “may”, “could”, “would”, “target”, “potential” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Such forward-looking statements are found at various places throughout this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus supplement and all such statements are qualified by these cautionary statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following:

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our ability to compete against companies that are larger and have greater financial, technical and human resources than we do, as well as other competitive factors, such as technological advances achieved, patents obtained and new products introduced by our competitors;

•	the introduction of generic competitors of our brand products;

•	the introduction of products that compete against our products that do not have patent or data exclusivity rights, which products represent a significant portion of our revenues;

•	the challenges and difficulties associated with managing the rapid growth of our Company and a large, complex business;

•	our ability to identify, acquire, close and integrate acquisition targets successfully and on a timely basis;

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factors relating to the integration of the companies, businesses and products acquired by the Company (including the integration relating to our recent acquisitions of Medicis and Obagi and anticipated acquisition of B&L), such as the time and resources required to integrate such companies, businesses and products, the difficulties associated with such integrations, and the achievement of the anticipated benefits from such integrations;

•	our ability to secure and maintain third-party research, development, manufacturing, marketing or distribution arrangements;

•	our eligibility for benefits under tax treaties and the continued availability of low effective tax rates for the business profits of certain of our subsidiaries;

•	our substantial debt and debt service obligations and their impact on our financial condition and results of operations;

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our future cash flow, our ability to service and repay our existing debt and our ability to raise additional funds, if needed, in light of our current and projected levels of operations, acquisition activity and general economic conditions;

•	interest rate risks associated with our floating debt borrowings;

•	the risks associated with the international scope of our operations, including our presence in emerging markets and the challenges we face when entering new geographic markets;

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adverse global economic conditions and credit market and foreign currency exchange uncertainty in Central and Eastern Europe, Latin America, Southeast Asia, South Africa, and other countries in which we do business;

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economic factors over which the Company has no control, including changes in inflation, interest rates, foreign currency rates, and the potential effect of such factors on revenues, expenses and resulting margins;

•	our ability to retain, motivate and recruit executives and other key employees;

•	the outcome of legal proceedings, investigations and regulatory proceedings;

•	the risk that our products could cause, or be alleged to cause, personal injury, leading to potential lawsuits and/or withdrawals of products from the market;

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the difficulty in predicting the expense, timing and outcome within our legal and regulatory environment, including, but not limited to, the U.S. Food and Drug Administration, Health Canada and European, Asian, Brazilian and Australian regulatory approvals, legal, and regulatory proceedings and settlements thereof, the protection afforded by our patents and other intellectual and proprietary property, successful generic challenges to our products and infringement or alleged infringement of the intellectual property of others;

•	the results of continuing safety and efficacy studies by industry and government agencies;

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the availability and extent to which our products are reimbursed by government authorities and other third party payors, as well as the impact of obtaining or maintaining such reimbursement on the price of our products;

•	the inclusion of our products on formularies or our ability to achieve favorable formulary status, as well as the impact on the price of our products in connection therewith;

•	the impact of price control restrictions on our products, including the risk of mandated price reductions;

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the success of preclinical and clinical trials for our drug development pipeline or delays in clinical trials that adversely impact the timely commercialization of our pipeline products, as well as factors impacting the commercial success of our currently marketed products, which could lead to material impairment charges;

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the results of management reviews of our research and development portfolio, conducted periodically and in connection with certain acquisitions, the decisions from which could result in terminations of specific projects which, in turn, could lead to material impairment charges;

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the uncertainties associated with the acquisition and launch of new products, including, but not limited to, the acceptance and demand for new pharmaceutical products, and the impact of competitive products and pricing;

•	our ability to obtain components, raw materials or finished products supplied by third parties and other manufacturing and supply difficulties and delays;

•	the disruption of delivery of our products and the routine flow of manufactured goods;

•	the seasonality of sales of certain of our products;

•	declines in the pricing and sales volume of certain of our products that are distributed by third parties, over which we have no or limited control;

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compliance with, or the failure to comply with, health care “fraud and abuse” laws and other extensive regulation of our marketing, promotional and pricing practices, worldwide anti-bribery laws (including the U.S. Foreign Corrupt Practices Act), worldwide environmental laws and regulation and privacy and security regulations;

•	the impacts of the Patient Protection and Affordable Care Act and other legislative and regulatory healthcare reforms in the countries in which we operate; and

•	other risks detailed from time to time in our filings with the SEC and the CSA, as well as our ability to anticipate and manage the risks associated with the foregoing.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. See “Risk Factors.”

Investors are cautioned that any forward-looking statement speaks only as of the date of this prospectus or, if such statement is included in a document incorporated by reference into this prospectus, as of the date of such other document. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law. We caution further that, as it is not possible to predict or identify all relevant factors that may impact forward-looking statements, the foregoing list should not be considered a complete statement of all potential risks and uncertainties.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or documents incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

We file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public

Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Valeant Pharmaceuticals International, Inc. The address of the SEC website is http://www.sec.gov.

Important Information Incorporated By Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•	Annual Report on Form 10-K for the year ended December 31, 2012.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

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Current Reports on Form 8-K, filed on February 25, 2013, May 14, 2013, May 16, 2013, May 21, 2013, May 30, 2013, May 31, 2013 and June 10, 2013 (other than documents or portions of these documents deemed to be furnished rather than filed).

•	Definitive Proxy Statement on Schedule 14A, filed on April 11, 2013, as supplemented on May 10, 2013 and May 16, 2013.

In addition, the Company incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before completion of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as proxy statements. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, is furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada H7L 4A8

Attn: Investor Relations

Telephone: (949) 461 6002

You may also access all of the documents above and incorporated by reference into this prospectus free of charge at our website www.valeant.com. The reference to our website does not constitute incorporation by reference of the information contained on such website.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the shares for general corporate purposes, which may include providing working capital or funding capital expenditures and future acquisitions, including the B&L acquisition described under “Recent Developments—Bausch & Lomb Merger.”

DESCRIPTION OF CAPITAL STOCK

Unless indicated differently in a prospectus supplement, this section describes the terms of our common stock. The following description is only a summary and is qualified in its entirety by reference to applicable law, our restated articles of incorporation and our by-laws. Copies of our restated articles of incorporation and by-laws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The Company is authorized to issue an unlimited number of common shares and an unlimited number of Class A Special Shares (the “Class A Special Shares”). As of March 31, 2013 there were 304,115,156 common shares outstanding and no Class A Special Shares outstanding.

Common Shares

Dividends

The holders of common shares are entitled to receive dividends declared thereon by the Company’s board of directors, subject to the prior rights of the holders of the Class A Special Shares of the Company and any other shares ranking senior to the common shares with respect to priority in the payment of dividends. While our board of directors will review our dividend policy from time to time, we currently do not intend to pay any cash dividends in the foreseeable future on our common shares or Class A Special Shares.

Voting

The holders of common shares are entitled to receive notice of and to attend all shareholders’ meetings and will be entitled to one vote for each common share held, except meetings at which only holders of another specified class or series of shares of the Company are entitled to vote separately as a class or series.

Liquidation, Dissolution and Winding Up

In the event of dissolution, liquidation or winding-up of the Company, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, and subject to the prior rights of the Class A Special Shares and any other shares ranking senior to the common shares with respect to priority in such matters, the holders of the common shares are entitled to receive the remaining property and assets of the Company.

Other Rights

The holders of the common shares do not have any pre-emptive, subscription or redemption rights.

Class A Special Shares

Issuable in Series

The Class A Special Shares may from time to time be issued in one or more series, and our board of directors may determine for any such series, the number of shares to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Class A Special Shares.

Dividends, Liquidation, Dissolution and Winding Up

The Class A Special Shares will, with respect to payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution, winding up of the Company, or any other return of capital or distribution of assets among its shareholders for the purpose of winding up its affairs, rank on a parity with the special shares of every other class or series and are entitled to preference over the common shares and any other shares ranking junior to the Class A Special Shares.

Conversion into Common Shares

The Class A Special Shares of any series may be made convertible into common shares.

Voting Rights

Unless our board of directors otherwise determines, the holders of the Class A Special Shares are not entitled to vote at a meeting of shareholders.

PLAN OF DISTRIBUTION

We may sell shares offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers;

•	through a combination of any of these methods.

A distribution of the shares offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the shares covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

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enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

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enter into option or other types of transactions that require us to deliver common shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares under this prospectus; or

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loan or pledge the shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell shares covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use shares borrowed from us or others to settle such sales and may use shares received from us to close out any related short positions. We may also loan or pledge shares covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of shares will state the terms of the offering, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the shares and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the shares described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered shares may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered shares may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered shares for their own account. The underwriters may resell the offered shares in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the shares to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of shares, the obligations of the underwriters to purchase the offered shares will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the shares offered if any of the shares are purchased, unless otherwise specified in connection with any particular offering of shares. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered shares. Unless otherwise specified in connection with any particular offering of shares, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered shares to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered shares upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered shares. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Dealers

We may sell the offered shares to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such shares to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered shares directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered shares on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Stabilization and Other Transactions

Our common shares are listed on the NYSE and the TSX. The underwriters may purchase and sell common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of shares will be significantly less than this amount.

LEGAL MATTERS

Certain legal matters in connection with the shares offered hereby will be passed upon for us by Osler, Hoskin & Harcourt LLP, Toronto, Ontario with respect to matters of Canadian law and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York with respect to matters of U.S. law. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2012 and for the year ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2012 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Medicis Pharmaceutical Corporation, OraPharma Topco Holdings, Inc., Probiotica Laboratorios Ltda. and certain assets acquired from Gerot Lannach and Johnson & Johnson Consumer Companies Inc. the Company acquired as of December 31, 2012, of PricewaterhouseCoopers LLP (US), independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the financial statement schedule of the Company as of and for the year ended December 31, 2012, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by PricewaterhouseCoopers LLP (Canada), independent registered public accounting firm, as stated in their report appearing in that Form 10-K and incorporated by reference herein in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the Company for the year ended December 31, 2010, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing therein. The report is incorporated herein by reference in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The Company’s auditors, PricewaterhouseCoopers LLP (US) for the year ended December 31, 2012 and PricewaterhouseCoopers LLP (Canada) for the year ended December 31, 2011, have complied with the SEC’s rules on auditor independence. The Company’s other previous auditors, Ernst & Young LLP (Canada), Chartered Accountants, were independent in accordance with the SEC’s rules on auditor independence up to March 10, 2011.

The audited consolidated financial statements of Bausch & Lomb Holdings Incorporated as of and for the two years ended December 29, 2012 and December 31, 2011, incorporated by reference in the Current Report on Form 8-K filed on June 10, 2013, except as they relate to Technolas Perfect Vision GmbH, have been audited by PricewaterhouseCoopers LLP (US), independent registered public accounting firm. Such consolidated financial statements, except as they relate to Technolas Perfect Vision GmbH, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Technolas Perfect Vision GmbH, not separately presented nor incorporated by reference in this prospectus, have been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent accountants, whose report thereon is also incorporated by reference herein. The audited consolidated financial statements of Bausch & Lomb Holdings Incorporated, to the extent they relate to Technolas Perfect Vision GmbH, have been so incorporated in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Medicis Pharmaceutical Corporation as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, incorporated by reference in the Current Report on Form 8-K filed on December 14, 2012 as amended by the Current Report Form 8-K/A filed on February 25, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Valeant Pharmaceuticals International, Inc.

$1,449,999,968

Common Shares

Deutsche Bank Securities

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